Exhibit 99

EXPLANATORY NOTE

Best Buy Co., Inc. ("Best Buy" or the "registrant") is recasting certain financial information included in Best Buy's Transition Report on Form 10-K for the transition period from March 4, 2012 to February 2, 2013 (the "Form 10-K"), which was filed with the U.S. Securities and Exchange Commission ("SEC") on March 27, 2013. The relevant financial information in the Form 10-K is being recast to reflect the results of Best Buy Europe (as defined below) as discontinued operations as a result of Best Buy's entry on April 29, 2013 into an Implementation Agreement providing for the sale to Carphone Warehouse Group plc (“CPW”) of Best Buy's 50% interest in New BBED Limited (“Best Buy Europe”), Best Buy's venture with CPW, as previously reported in Best Buy's Current Report on Form 8-K filed with the SEC on April 30, 2013.

Best Buy has revised the following portions of the Form 10-K to reflect the presentation of Best Buy Europe as discontinued operations:

•	Item 6. Selected Financial Data

•	Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A")

•	Item 7A. Quantitative and Qualitative Disclosures About Market Risk

•	Item 8. Financial Statements and Supplementary Data

All other information in the Form 10-K remains unchanged. The information contained herein does not modify or update the disclosures contained in the Form 10-K in any way, nor does it reflect any subsequent information or events, other than as required to reflect the results of Best Buy Europe as discontinued operations as described above. Without limitation to the foregoing, this information does not purport to update the MD&A for any information, uncertainties, risks, events or trends occurring, or known to management. Therefore, the information contained herein should be read in conjunction with the Form 10-K, and the registrant's filings with the SEC subsequent to the filing of the Form 10-K, including its Quarterly Report on Form 10-Q for the quarter ended May 4, 2013, as filed with the SEC on June 7, 2013. References herein to the Form 10-K or parts thereof refer to the Form 10-K, except to the extent portions of such Form 10-K have been recast herein, in which case, they refer to the applicable recast portion herein. The information contained herein is not an amendment to, or a restatement of the Form 10-K.

CAUTIONARY STATEMENTS PURSUANT TO THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), provide a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about their companies. With the exception of historical information, the matters discussed herein are forward-looking statements and may be identified by the use of words such as “anticipate,” “believe,” “assume,” “estimate,” “expect,” “intend,” “outlook,” “plan,” “project,” and other words and terms of similar meaning. Such statements reflect our current view with respect to future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. These statements are subject to certain risks and uncertainties that could cause our future results to differ materially from the anticipated results expressed in such forward-looking statements. Readers should review Item 1A, Risk Factors, of our Form 10-K, for a description of important factors that could cause our actual results to differ materially from those contemplated by the forward-looking statements made herein. In addition, among the factors that could cause our actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, changes in consumer preferences, credit market constraints, acquisitions and development of new businesses, divestitures and dispositions generally, uncertainties regarding the expected benefits from and effects of the sale of our 50% interest in Best Buy Europe, risks associated with the ability of CPW to obtain shareholder approval of such sale and the parties' ability to satisfy other conditions and terms of such sale, and to execute such sale in the estimated time frame, if at all, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, natural or man-made disasters, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, our ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on our overall profitability, failure to achieve anticipated benefits of announced transactions, integration challenges relating to new ventures and unanticipated costs associated with previously announced or future restructuring activities.

Item 6. Selected Financial Data.

The following table presents our selected financial data. The table should be read in conjunction with Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, and Item 8, Financial Statements and Supplementary Data, of this Transition Report on Form 10-K.

Five-Year Financial Highlights

$ in millions, except per share amounts

	11-Month	12-Month
Fiscal Year	2013(1)(2)	2012(1)(3)	2011(4)	2010(5)	2009(6)(7)
Consolidated Statements of Earnings Data
Revenue	$39,948	$45,476	$44,432	$43,799	$41,611
Operating income (loss)	(116)	2,200	2,280	2,274	1,991
Net earnings (loss) from continuing operations	(466)	1,424	1,465	1,409	1,119
Gain (loss) from discontinued operations	46	(1,402)	(99)	(15)	(86)
Net earnings (loss) including noncontrolling interests	(420)	22	1,366	1,394	1,033
Net earnings (loss) attributable to Best Buy Co., Inc. shareholders	(441)	(1,231)	1,277	1,317	1,003
Per Share Data
Net earnings (loss) from continuing operations	$(1.38)	$3.81	$3.53	$3.31	$2.64
Net gain (loss) from discontinued operations	0.08	(7.08)	(0.45)	(0.21)	(0.25)
Net earnings (loss)	(1.30)	(3.27)	3.08	3.10	2.39
Cash dividends declared and paid	0.66	0.62	0.58	0.56	0.54
Common stock price:
High	27.95	33.22	48.83	45.55	48.03
Low	11.20	21.79	30.90	23.97	16.42
Operating Statistics
Comparable store sales gain (decline)(8)	(1.7)%	(1.5)%	(2.3)%	0.6%	(1.3)%
Gross profit rate	23.4%	24.2%	24.6%	23.7%	24.0%
Selling, general and administrative expenses rate	20.6%	19.3%	19.2%	18.4%	19.0%
Operating income (loss) rate	(0.3)%	4.8%	5.1%	5.2%	4.8%
Year-End Data
Current ratio(9)	1.1	1.2	1.2	1.2	1.0
Total assets	$16,787	$16,005	$17,849	$18,302	$15,826
Debt, including current portion	2,296	2,208	1,709	1,802	1,963
Total equity(10)	3,715	4,366	7,292	6,964	5,156
Number of stores
Domestic	1,503	1,447	1,317	1,190	1,107
International	487	468	399	375	365
Total	1,990	1,915	1,716	1,565	1,472
Retail square footage (000s)
Domestic	42,232	43,785	43,660	42,480	40,924
International	13,553	14,353	12,385	11,857	11,570
Total	55,785	58,138	56,045	54,337	52,494

(1)	Fiscal 2013 (11-month) included 48 weeks and fiscal 2012 included 53 weeks. All other periods presented included 52 weeks.

(2)
Included within our Operating income (loss) and Net earnings (loss) from continuing operations for fiscal 2013 (11-month) is $415 million ($268 million net of taxes) of restructuring charges from continuing operations recorded in fiscal 2013 (11-month) related to measures we took to restructure our business. Also included in Net earnings (loss) from continuing operations for fiscal 2013 (11-month) is $821 million (net of taxes) of goodwill impairment charges primarily related to Best Buy Canada and Five Star. Included in Gain (loss) from discontinued operations is $23 million (net of taxes)

of restructuring charges primarily related to Best Buy Europe. Net earnings (loss) attributable to Best Buy Co., Inc. shareholders for fiscal 2013 (11-month) includes restructuring charges (net of tax and noncontrolling interest) from continuing operations and the net of tax goodwill impairment.

(3)
Included within our Operating income (loss) and Net earnings (loss) from continuing operations for fiscal 2012 is $48 million ($30 million net of taxes) of restructuring charges from continuing operations recorded in fiscal 2012 related to measures we took to restructure our business. Included in Gain (loss) from discontinued operations is $194 million (net of taxes) of restructuring charges recorded in fiscal 2012 related to measures we took to restructure our business. Also included in Gain (loss) from discontinued operations for fiscal 2012 is $1.2 billion (net of taxes) of goodwill impairment charges related to Best Buy Europe. Net earnings (loss) attributable to Best Buy Co., Inc. shareholders for fiscal 2012 includes restructuring charges (net of tax and noncontrolling interest) from both continuing and discontinued operations and the net of tax goodwill impairment, and excludes $1.3 billion in noncontrolling interest related to the agreement to buy out Carphone Warehouse Group plc's interest in the profit share-based management fee paid to Best Buy Europe pursuant to the 2007 Best Buy Mobile agreement (which represents earnings attributable to the noncontrolling interest).

(4)
Included within our Operating income (loss) and Net earnings (loss) from continuing operations for fiscal 2011 is $147 million ($93 million net of taxes) of restructuring charges recorded in the fiscal fourth quarter related to measures we took to restructure our businesses. These charges resulted in a decrease in our operating income rate of 0.3% of revenue for the fiscal year. Included in Gain (loss) from discontinued operations is $54 million (net of taxes) of restructuring charges recorded in the fiscal fourth quarter related to measures we took to restructure our business. Net earnings (loss) attributable to Best Buy Co., Inc. shareholders for fiscal 2011 includes the net of tax impact of restructuring charges from both continuing and discontinued operations.

(5)
Included within our Operating income (loss) and Net earnings (loss) from continuing operations for fiscal 2010 is $26 million ($16 million net of tax) of restructuring charges related to measure we took to restructure our business. These charges resulted in a decrease in our operating income rate of 0.1% of revenue for the fiscal year. Included in Gain (loss) from discontinued operations is $18 (net of taxes) of restructuring charges related to measure we took to restructure our business. Net earnings (loss) attributable to Best Buy Co., Inc. shareholders for fiscal 2010 is $25 million net of taxes and noncontrolling interest of restructuring charges from both continuing and discontinued operations.

(6)
Included within our Operating income (loss) and Net earnings (loss) from continuing operations for fiscal 2009 is $78 million ($48 million net of tax) of restructuring charges related to measures we took to restructure our businesses. Included within Gain (loss) from discontinued operations is goodwill and tradename impairment charges of $64 million (net of tax) related to our former Speakeasy business. Net earnings (loss) attributable to Best Buy Co., Inc. shareholders for fiscal 2009 includes the net of tax impact of restructuring charges from continuing operations and the goodwill and tradename impairment from discontinued operations.

(7)
Included within our Net earnings (loss) from continuing operations and Net earnings (loss) attributable to Best Buy Co., Inc. shareholders for fiscal 2009 is $111 million ($96 million net of tax) of investment impairment charges related to our investment in the common stock of CPW.

(8)
Comparable store sales is a commonly used metric in the retail industry, which compares revenue for a particular period with the corresponding period in the prior year, excluding the impact of sales from new stores opened. Our comparable store sales is comprised of revenue from stores operating for at least 14 full months, as well as revenue related to call centers, websites and online sales, and our other comparable sales channels. Revenue we earn from sales of merchandise to wholesalers or dealers is not included within our comparable store sales calculation. Relocated stores, as well as remodeled, expanded, and downsized stores closed more than 14 days, are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of comparable store sales excludes the impact of the extra week of revenue in the fourth quarter of fiscal 2012, as well as revenue from discontinued operations. The portion of our calculation of the comparable store sales percentage change attributable to our International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, our method of calculating comparable store sales may not be the same as other retailers' methods.

(9)	The current ratio is calculated by dividing total current assets by total current liabilities.

(10)
As a result of the adoption of new accounting guidance related to the treatment of noncontrolling interests in consolidated financial statements, we recharacterized minority interests previously reported on our Consolidated Balance Sheets as noncontrolling interests and classified them as a component of shareholders' equity. As a result, we have reclassified total shareholders' equity for fiscal year 2009 to include noncontrolling interests of $513 million.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") is intended to provide a reader of our financial statements with a narrative from the perspective of our management on our financial condition, results of operations, liquidity and certain other factors that may affect our future results. Unless otherwise noted, transactions and other factors significantly impacting our financial condition, results of operations and liquidity are discussed in order of magnitude. Our MD&A is presented in seven sections:

•	Overview

•	Business Strategy and Core Philosophies

•	Results of Operations

•	Liquidity and Capital Resources

•	Off-Balance-Sheet Arrangements and Contractual Obligations

•	Critical Accounting Estimates

•	New Accounting Standards

Our MD&A should be read in conjunction with the Consolidated Financial Statements and related Notes included in Item 8, Financial Statements and Supplementary Data, of this Transition Report on Form 10-K.

On November 2, 2011, our Board of Directors approved a change in our fiscal year-end from the Saturday nearest the end of February to the Saturday nearest the end of January, effective beginning with our fiscal year 2013. As a result of this change, our fiscal year 2013 transition period was 11 months and ended on February 2, 2013, and we began consolidating the results of our Europe, China and Mexico operations on a one-month lag, compared to a two-month lag in fiscal year 2012, to continue aligning our fiscal reporting periods with statutory filing requirements in certain foreign jurisdictions. As a result of our change in fiscal year-end and resulting change in our lag period, the month of January 2012 was not captured in our consolidated fiscal 2013 (11-month) results for those entities reported on a one-month lag. Refer to Note 2, Fiscal Year-end Change, of the Notes to Consolidated Financial Statements, included in Item 8, Financial Statements and Supplementary Data, of this Transition Report on Form 10-K for further information.

In this MD&A, when financial results for fiscal 2013 are compared to financial results for fiscal 2012, the results for the 11-month transition period are compared to the results of the comparable 11-month recast period from fiscal 2012. When financial results for fiscal 2012 are compared to financial results for fiscal 2011, the results are presented on the basis of our previous fiscal year-end on a 12-month basis. Fiscal 2013 (11-month) and fiscal 2012 (11-month recast) included 48 weeks, fiscal 2012 included 53 weeks, and fiscal 2011 included 52 weeks. The following tables show the fiscal months included within the various comparison periods in our MD&A:

Fiscal 2013 (11-month) Results Compared With Fiscal 2012 (11-month recast)(1)
2013 (11-month)	2012 (11-month recast)
March 2012 - January 2013	March 2011 - January 2012

(1)	For entities reported on a lag, the fiscal months included in fiscal 2013 (11-month) and fiscal 2012 (11-month recast) were February through December.

Fiscal 2012 Results Compared With Fiscal 2011 (1)
2012	2011
March 2011 - February 2012	March 2010 - February 2011

(1)	For entities reported on a lag, the fiscal months included in fiscal 2012 and fiscal 2011 were January through December.

Overview

We are a multi-national, e-commerce and physical retailer of consumer electronics, including mobile phones, tablets and computers, large and small appliances, televisions, digital imaging, entertainment products and related accessories. We also offer consumers technology services – including support, repair, troubleshooting and installation – under the Geek Squad brand.

Best Buy operates as two reportable segments: Domestic and International. The Domestic segment is comprised of all operations within the U.S. and its territories. The International segment is comprised of all operations outside the U.S. and its territories.

Our business, like that of many retailers, is seasonal. Historically, we have realized more of our revenue and earnings in the fiscal fourth quarter, which includes the majority of the holiday shopping season in the U.S., Europe, Canada and Mexico. While consumers view some of the products and services we offer as essential, others are viewed as discretionary purchases. Consequently, our financial results are susceptible to changes in consumer confidence and other macroeconomic factors, including unemployment, consumer credit availability, and the condition of the housing market. Consumer confidence and macroeconomic trends continue to be uncertain, making customer traffic and spending patterns difficult to predict. Additionally, there are other factors that directly impact our performance, such as product life-cycles (including the introduction and pace of adoption of new technology) and the competitive retail environment. As a result of these factors, predicting our future revenue and net earnings is difficult. However, we remain confident that our differentiated value proposition continues to be valued by the consumer. Our value proposition is to offer: (1) the latest devices and services, all in one place; (2) knowledgeable, impartial advice; (3) competitive prices; (4) the consumer's ability to shop Best Buy wherever and whenever they like; and (5) technical and warranty support for the life of the product.

Revenue growth, along with disciplined capital allocation and expense control, remain key priorities for us as we navigate through the current environment and work to grow our return on invested capital.

Throughout this MD&A, we refer to comparable store sales. Comparable store sales is a commonly used metric in the retail industry, which compares revenue for a particular period with the corresponding period in the prior year, excluding the impact of sales from new stores opened. Our comparable store sales is comprised of revenue from stores operating for at least 14 full months, as well as revenue related to call centers, websites and online sales, and our other comparable sales channels. Revenue we earn from sales of merchandise to wholesalers or dealers is not included within our comparable store sales calculation. Relocated stores, as well as remodeled, expanded, and downsized stores closed more than 14 days, are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of comparable store sales excludes the impact of the extra week of revenue in the fourth quarter of fiscal 2012, as well as revenue from discontinued operations. The portion of our calculation of the comparable store sales percentage change attributable to our International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, our method of calculating comparable store sales may not be the same as other retailers' methods.

In our discussions of the operating results of our consolidated business and our International segment, we sometimes refer to the impact of changes in foreign currency exchange rates or the impact of foreign currency exchange rate fluctuations, which are references to the differences between the foreign currency exchange rates we use to convert the International segment’s operating results from local currencies into U.S. dollars for reporting purposes. The impact of foreign currency exchange rate fluctuations is typically calculated as the difference between current period activity translated using the current period’s currency exchange rates and the comparable prior-year period’s currency exchange rates. We use this method to calculate the impact of changes in foreign currency exchange rates for all countries where the functional currency is not the U.S. dollar.

In our discussions of the operating results below, we sometimes refer to the impact of net new stores on our results of operations. The key factors that dictate the impact that the net new stores have on our operating results include: (i) store opening and closing decisions; (ii) the size and format of new stores, as we operate stores ranging from approximately 1,000 square feet to approximately 50,000 square feet; (iii) the length of time the stores were open during the period; and (iv) the overall success of new store launches.

Business Strategy and Core Philosophies

In November 2012, we announced our priorities to strengthen our operating and financial performance. As part of this announcement, we provided a diagnosis of our strengths and weaknesses and two main areas of focus: (1) stabilizing and improving our comparable store sales, and (2) increasing profitability across both of our segments. In addition, we unveiled our Renew Blue strategy with the goal of making Best Buy the preferred authority and destination for technology products and services. The pillars supporting our Renew Blue strategy are as follows:

•	Reinvigorate and rejuvenate the customer experience

•	Attract and inspire leaders and employees

•	Work with vendor partners to innovate and drive value

•	Increase return on invested capital

•	Continue our leadership role in positively impacting our world

In this context, we believe fiscal 2014 will be a year of transition for Best Buy. We intend to build on the momentum from the fourth quarter of fiscal 2013 (11-month), and our focus in fiscal 2014 will include the following six priorities:

1.	Accelerating online growth;

2.	Enhancing the multi-channel customer experience;

3.	Increasing revenue and gross profit per square foot through enhanced store space optimization and merchandising;

4.	Driving down cost of goods sold through supply chain efficiencies;

5.	Continuing to gradually optimize the U.S. real estate portfolio; and

6.	Reducing selling, general and administrative ("SG&A") costs.

Accelerate online growth. To accelerate online growth, we intend to improve online traffic and conversion by: (1) building a unified view of the customer across our various platforms that dynamically generates online recommendations for product and shopping information based on customers' needs and preferences; (2) implementing a new search platform that helps customers find products more easily with increased relevance; (3) creating product pages that have an integrated and consistent browsing experience across all devices; (4) enabling seamless access to Reward Zone points management and redemption capabilities; (5) creating an easy process for customers to add additional products and services, such as extended warranties and Geek Squad support; and (6) increasing our product assortment and enhancing product information. We expect to have made substantial progress against these initiatives by the fiscal 2014 holiday season.

Enhance the multi-channel customer experience. We recently introduced a new metric to track customer service levels known as “net promoter score” or NPS. NPS will measure not only the satisfaction of customers that buy from our stores or websites, but also those who do not.

We will also use NPS to help ensure we are upholding Best Buy's customer promises, which include offering the customer: (1) the latest devices and services, all in one place; (2) impartial and knowledgeable advice; (3) competitive prices; (4) the ability to shop when and where they want; and (5) support for the life of their products. We have defined key performance indicators that measure our progress on a monthly basis. Since we first announced Renew Blue, we have seen an improvement in our NPS, as well as increased customer satisfaction pertaining to our sales associates, service and price perception. Looking ahead, we remain focused on driving customer satisfaction through: (1) better in-stock performance across our various channels; (2) improved price perception through our low price guarantee; (3) higher personalization in our online offers; and (4) the re-allocation of store labor hours to customer-facing activities.

Increase revenue and gross profit per square foot through enhanced store space optimization and merchandising. In fiscal 2014, we plan to reduce space allocated to declining or low-margin categories, such as music and movies, and replace it with higher growth categories, such as mobile phones, appliances and accessories. To support these expanded categories, we plan to: (1) deepen product assortments; (2) increase store employee training; and (3) reprioritize marketing investments.

Drive down cost of goods sold through supply chain efficiencies. In conjunction with our initiatives to improve the effectiveness of our online channel described above, we also plan to expand our online fulfillment capabilities into all of our existing distribution centers and improve our allocations of inventory in order to ensure that product availability is optimized. Additionally, we will be consolidating multi-unit customer orders into one shipment, when possible, and refining order management to fill orders from optimal locations. All of these initiatives are meant to improve service levels to the customer and reduce shipping costs.

Another priority for supply chain will be to reduce expense by driving transportation efficiencies. To achieve this, we are significantly improving information sharing, collaboration and route planning with our carrier partners to send fuller trucks and reduce empty miles. Finally, we are reviewing all product movement to identify opportunities to alter product flows and transportation methods to further reduce expense.

Continue to gradually optimize our U.S. real estate portfolio. Occupancy cost reductions continue to be a key focus, and we made significant progress in fiscal 2013 (11-month) in both the area of store closings and renegotiated leases. In fiscal 2013 (11-month), we closed 47 large-format stores and expect to close an additional 5 to 10 large-format stores in fiscal 2014. Additionally, we are adopting more stringent standards for returns on capital investments, including the performance levels we require from prototype store formats before we commit to larger scale roll-outs. This includes all formats, including our Richfield prototype stores, our Magnolia and Pacific Sales stores-within-a-store, and our Best Buy Mobile stand-alone stores. However, we are planning to move forward with new stores in a small number of selected and opportunistic markets, including 12 new Best Buy Mobile stores, 10 Magnolia Design Center (stores-within-a-store), and 18 to 25 Pacific Kitchen and Home (stores-within-a-store).

Reduce SG&A costs. Over time, we believe there is an opportunity to remove $400 million in costs in the U.S., Canada and Mexico. Beginning in February 2013, we executed Phase One of our Renew Blue cost reduction plan with an estimated $150 million in annualized savings. These savings are being driven by: (1) the discontinuation of non-core activities; (2) the elimination of management layers; and (3) various efficiency improvements intended to reduce costs and improve decision making.

In addition to the $150 million of Phase One actions, we expect additional costs to be eliminated in fiscal 2014, as we continue to systematically and aggressively challenge all elements of our SG&A cost structure in pursuit of a lower cost base.

On April 29, 2013, we entered into an Implementation Agreement (the "Implementation Agreement") with CPW providing for the sale of our 50% interest in Best Buy Europe, our venture with CPW. Pursuant to the Implementation Agreement, we will exit Best Buy Europe and CPW will assume 100% ownership. The total purchase price provided for in the Implementation Agreement is £500 million, which is payable by CPW as: (1) £370 million in cash at closing; (2) £80 million by issuance of ordinary shares of CPW at closing, which are subject to certain restrictions and conditions described in the Implementation Agreement; (3) £25 million, plus 2.5% interest per year, in cash on the first anniversary of closing; and (4) £25 million, plus 2.5% interest per year, in cash on the first anniversary of closing. We have agreed to pay CPW £29 million in cash at closing to terminate existing agreements between us and CPW.

The closing of the sale is subject to the approval of CPW shareholders, which is expected to take place at the meeting of CPW's shareholders being held on June 24, 2013, and certain European regulators. We expect the transaction to close in the second quarter of fiscal 2014.

Results of Operations

In order to align our fiscal reporting periods and comply with statutory filing requirements in certain foreign jurisdictions, we consolidate the financial results of our Europe, China and Mexico operations on a lag. Consistent with such consolidation, the financial and non-financial information presented in our MD&A relative to these operations is also presented on a lag. When fiscal 2013 (11-month) results are compared to fiscal 2012 (11-month recast) results, lag entities are reported on a one-month lag as a result of our fiscal year-end change. When fiscal 2012 results are compared to fiscal 2011 results, lag entities are reported on a two-month lag based on our previous fiscal calendar year-end. Our policy is to accelerate the recording of events occurring in the lag period that significantly affect our consolidated financial statements. There were no significant intervening events which would have materially affected our financial condition, results of operations, liquidity or other factors had they been recorded during fiscal 2013 (11-month).

Discontinued Operations Presentation

The results of our large-format Best Buy branded stores in China and Turkey, Best Buy Europe, Napster and Speakeasy are presented as discontinued operations in our Consolidated Statements of Earnings. Unless otherwise stated, financial results discussed herein refer to continuing operations.

Fiscal 2013 (11-month) Summary

•
Fiscal 2013 (11-month) included a net loss from continuing operations of $468 million, compared to net earnings of $1.2 billion in fiscal 2012 (11-month recast). The net loss in fiscal 2013 (11-month) includes the impacts of $822 million of goodwill impairments and $415 million of restructuring charges, while fiscal 2012 (11-month recast) includes the impact of $43 million of restructuring charges. Loss per diluted share from continuing operations was $1.38 in fiscal 2013 (11-month), compared to earnings per diluted share of $3.19 in fiscal 2012 (11-month recast).

•
Revenue was $39.9 billion in fiscal 2013 (11-month). The decrease from fiscal 2012 (11-month recast) was driven primarily by a comparable store sales decline of 1.7% and the closure of 47 large-format stores in our Domestic segment.

•	Our gross profit rate decreased by 0.6% of revenue to 23.4% of revenue. The decrease was primarily due to increased promotional activity in the International segment and the Domestic segment.

•
We recorded $415 million of restructuring charges related to several restructuring actions we undertook in fiscal 2013 (11-month), including our Renew Blue cost reduction initiatives and U.S. large-format store closures and other operational changes.

•
We generated $1.5 billion in operating cash flow from total operations in fiscal 2013 (11-month) and ended with $1.8 billion of cash and cash equivalents, compared to $1.2 billion at the end of fiscal 2012. Capital expenditures from total operations remained relatively consistent with prior years at $705 million in fiscal 2013 (11-month).

•	During fiscal 2013 (11-month), we made four dividend payments totaling $0.66 per share, or $224 million in the aggregate.

Consolidated Results

The following table presents selected consolidated financial data for each of the past three fiscal years and fiscal 2012 (11-month recast) ($ in millions, except per share amounts):

	11-Month		12-Month
Consolidated Performance Summary	2013	2012	2012	2011
		(recast)
Revenue	$39,948	$41,319	$45,476	$44,432
Revenue gain (decline) %	(3.3)%	n/a	2.3%	1.4%
Comparable store sales % decline	(1.7)%	(1.6)%	(1.5)%	(2.3)%
Gross profit	$9,346	$9,912	$10,991	$10,932
Gross profit as a % of revenue(1)	23.4%	24.0%	24.2%	24.6%
SG&A	$8,226	$7,990	$8,762	$8,514
SG&A as a % of revenue(1)	20.6%	19.3%	19.3%	19.2%
Restructuring charges	$414	$24	$29	$138
Goodwill impairments	$822	$—	$—	$—
Operating income (loss)	$(116)	$1,898	$2,200	$2,280
Operating income (loss) as a % of revenue	(0.3)%	4.6%	4.8%	5.1%
Net earnings (loss) from continuing operations(2)	$(468)	$1,214	$1,421	$1,463
Gain (loss) from discontinued operations(3)	$27	$(2,639)	$(2,652)	$(186)
Net earnings (loss) attributable to Best Buy Co., Inc. shareholders	$(441)	$(1,425)	$(1,231)	$1,277
Diluted earnings (loss) per share from continuing operations	$(1.38)	$3.19	$3.81	$3.53
Diluted earnings (loss) per share	$(1.30)	$(3.72)	$(3.27)	$3.08

(1)
Because retailers vary in how they record costs of operating their supply chain between cost of goods sold and SG&A, our gross profit rate and SG&A rate may not be comparable to other retailers' corresponding rates. For additional information regarding costs classified in cost of goods sold and SG&A, refer to Note 1, Summary of Significant Accounting Policies, of the Notes to Consolidated Financial Statements, included in Item 8, Financial Statements and Supplementary Data, of this Transition Report on Form 10-K.

(2)	Includes both Net earnings (loss) from continuing operations and Net earnings from continuing operations attributable to noncontrolling interests.

(3)	Includes both Gain (loss) from discontinued operations and Net earnings from discontinued operations attributable to noncontrolling interests.

Fiscal 2013 (11-month) Results Compared With Fiscal 2012 (11-month recast)

For purposes of this section, fiscal 2013 (11-month) represents the 11-month transition period ended February 2, 2013 and fiscal 2012 (11-month recast) represents the comparable 11-month period ended January 28, 2012.

In fiscal 2013 (11-month), we experienced comparable store sales declines in gaming, computers, televisions and digital imaging. These declines were partially offset by gains in mobile phones and tablets. The decline in gross profit rate reflects mix shifts and a price competitive environment. The increase in SG&A largely reflected increased field incentive compensation and executive retention and transition costs.

The components of the 3.3% revenue decrease in fiscal 2013 (11-month) were as follows:

Comparable store sales impact	(3.3)%
Net store changes	(0.3)%
Non-comparable store sales channels(1)	0.2%
Impact of foreign currency exchange rate fluctuations	0.1%
Total revenue decrease	(3.3)%

(1)
Non-comparable store sales channels primarily reflects the impact from revenue we earn from sales of merchandise to wholesalers and dealers, as well as other non-comparable sales not included within our comparable store sales calculation.

Our gross profit rate decreased 0.6% of revenue in fiscal 2013 (11-month). Our Domestic and International segments contributed a rate decrease of 0.5% of revenue and 0.1% of revenue, respectively. For further discussion of each segment's gross profit rate changes, see Segment Performance Summary, below.

The SG&A rate increased 1.3% of revenue in fiscal 2013 (11-month). Our Domestic and International segments contributed a rate increase of 0.9% of revenue and 0.4% of revenue, respectively. For further discussion of each segment's SG&A rate changes, see Segment Performance Summary, below.

We recorded restructuring charges of $415 million in fiscal 2013 (11-month), which included $1 million of inventory write-downs recorded in cost of goods sold. Our Domestic segment recorded $328 million of restructuring charges, including $1 million of inventory write-downs, in fiscal 2013 (11-month), and our International segment recorded $87 million of restructuring charges in fiscal 2013 (11-month). These restructuring charges resulted in a decrease in our operating income in fiscal 2013 (11-month) of 1.0% of revenue. We recorded $43 million of restructuring charges in fiscal 2012 (11-month recast), which included $19 million of inventory write-downs recorded in cost of goods sold. Our Domestic and International segments recorded $38 million and $5 million of restructuring charges, respectively, in fiscal 2012 (11-month recast). The restructuring charges recorded in fiscal 2012 (11-month recast) resulted in a decrease in our operating income rate of 0.1% of revenue. For further discussion of each segment’s restructuring charges, see Segment Performance Summary, below.

Our operating income decreased $2.0 billion, or 106.1%, and our operating loss as a percent of revenue decreased to 0.3% of revenue in fiscal 2013 (11-month), compared to operating income of 4.6% of revenue in fiscal 2012 (11-month recast). The decrease in our operating income was due to an increase goodwill impairments, a decrease in gross profit as a result of a decrease in revenue and a decline in the gross profit rate, an increase in restructuring charges and an increase in SG&A.

Fiscal 2012 Results Compared With Fiscal 2011

For purposes of this section, fiscal 2012 represents the 12 months ended March 3, 2012 and fiscal 2011 represents the 12 months ended February 26, 2011.

The macroeconomic pressures on consumer spending and the consumer electronics industry trends we experienced in fiscal 2011 largely continued through fiscal 2012. We continued to face declining demand in key product categories, particularly televisions, notebook computers, gaming and music. These factors have impacted many of the geographic markets in which we operate. However, we have seen growth in several key product categories. For example, increased consumer demand for tablets, e-Readers, and associated accessories and services led to revenue growth of these products in all of our global markets. Further, our focus on gaining market share in appliances in the Domestic segment produced comparable stores sales gains in fiscal 2012.

The components of the 2.3% revenue increase in fiscal 2012 were as follows:

Net new stores	1.7%
Extra week of revenue(1)	1.6%
Impact of foreign currency exchange rate fluctuations	0.5%
Comparable store sales impact	(1.5)%
Total revenue increase	2.3%

(1)	Represents the incremental revenue associated with stores in our Domestic segment and Canada in fiscal 2012, which had 53 weeks of activity, compared to 52 weeks in fiscal 2011.

Our gross profit rate decreased 0.4% of revenue in fiscal 2012. A gross profit rate decline in our Domestic segment accounted for a decrease of 0.6% of revenue, which was partially offset by a 0.2% of revenue increase in our International segment. For further discussion of each segment's gross profit rate changes, see Segment Performance Summary, below.

The 0.1% increase in our SG&A rate in fiscal 2012 was due to a 0.1% of revenue increase attributable to the increase in our International segment's SG&A rate. For further discussion of each segment's SG&A rate changes, see Segment Performance Summary, below.

We recorded restructuring charges of $48 million in fiscal 2012, which included $19 million of inventory write-downs recorded in cost of goods sold. Our Domestic segment recorded $43 million of restructuring charges in fiscal 2012, and our International segment recorded $5 million of restructuring charges in fiscal 2012. These restructuring charges resulted in a decrease in our operating income in fiscal 2012 of 0.1% of revenue. For further discussion of each segment’s restructuring charges, see Segment Performance Summary, below.

Our operating income decreased $80 million, or 3.5%, and our operating income rate decreased to 4.8% of revenue in fiscal 2012, compared to 5.1% of revenue in fiscal 2011. The 0.3% of revenue operating income rate decrease was driven primarily by a decrease in our gross profit rate, partially offset by decreased restructuring charges. Our operating income in fiscal 2012 included $48 million of restructuring charges, compared to $147 million of restructuring charges in fiscal 2011.

Segment Performance Summary

Domestic

The following table presents selected financial data for our Domestic segment for each of the past three fiscal years and fiscal 2012 (11-month recast) ($ in millions):

	11-Month		12-Month
Domestic Segment Performance Summary	2013	2012	2012	2011
		(recast)
Revenue	$33,343	$34,110	$37,615	$37,070
Revenue gain (decline) %	(2.2)%	n/a	1.5%	(0.2)%
Comparable store sales decline %	(1.7)%	(1.6)%	(1.6)%	(3.0)%
Gross profit	$7,837	$8,231	$9,186	$9,314
Gross profit as a % of revenue	23.5%	24.1%	24.4%	25.1%
SG&A	$6,773	$6,558	$7,198	$7,073
SG&A as a % of revenue	20.3%	19.2%	19.1%	19.1%
Restructuring charges	$327	$19	$24	$31
Goodwill impairments	$3	$—	$—	$—
Operating income	$734	$1,654	$1,964	$2,210
Operating income as a % of revenue	2.2%	4.8%	5.2%	6.0%

The following table reconciles our Domestic segment stores open at the end of each of the last three fiscal years:

	Fiscal 2011	Fiscal 2012			Fiscal 2013 (11-Month)
	Total Stores at End of Fiscal Year	Stores Opened	Stores Closed	Total Stores at End of Fiscal Year	Stores Opened	Stores Closed	Total Stores at End of Fiscal Year
Best Buy	1,099	7	(3)	1,103	—	(47)	1,056
Best Buy Mobile stand-alone	177	128	—	305	105	(1)	409
Pacific Sales	35	—	(1)	34	—	—	34
Magnolia Audio Video	6	—	(1)	5	—	(1)	4
Total Domestic segment stores	1,317	135	(5)	1,447	105	(49)	1,503

Fiscal 2013 (11-month) Results Compared With Fiscal 2012 (11-month recast)

For purposes of this section, fiscal 2013 (11-month) represents the 11-month transition period ended February 2, 2013 and fiscal 2012 (11-month recast) represents the comparable 11-month period ended January 28, 2012.

In the first three quarters of fiscal 2013 (11-month), we experienced continued declines in comparable store sales and gross margins. Management took action to reverse these negative trends, including increased training for our retail employees and a price-match policy for online and retail store competitors during the U.S. holiday season. During the fourth quarter, we achieved comparable store sales growth and stable gross margins.

In fiscal 2013 (11-month), we experienced sales growth in mobile phones and tablets due to continued demand for these products as new technology is introduced. We also experienced sales growth in appliances, primarily from the introduction of additional Pacific Kitchen and Home store-within-a-store locations. However, these increases were more than offset by decreases in other product categories, such as gaming, computers, digital imaging and televisions. Certain of these products (in particular, compact cameras and camcorders and gaming) have faced declining demand due in part to the inclusion of their key features in new products, such as smartphones and tablets. In addition, the net impact from the closure of 47 large-format stores in fiscal 2013 (11-month) contributed to the overall revenue decline.

The components of the 2.2% revenue decrease in the Domestic segment in fiscal 2013 (11-month) were as follows:

Comparable store sales impact	(1.6)%
Net store changes	(0.9)%
Non-comparable store sales channels(1)	0.3%
Total revenue decrease	(2.2)%

(1)	Non-comparable store sales channels reflects the impact from revenue we earn from sales channels not yet included within our comparable store sales calculation.

The impact of net store changes on our revenue is a result of store opening and closing activity during the past 11 months, as well as stores opened in the prior year that are not included in comparable store sales due to the timing of their opening. The decrease in large-format Best Buy branded stores contributed to the majority of the total decrease in revenue associated with net store changes in fiscal 2013 (11-month) compared to the comparable prior-year period. The addition of small-format Best Buy Mobile stand-alone stores partially offset the decrease, as the proportion contributed to revenue is smaller due to their smaller square footage and limited category focus compared to our large-format stores.

The following table presents the Domestic segment's revenue mix percentages and comparable store sales percentage changes by revenue category in fiscal 2013 (11-month) and 2012 (11-month recast):

	Revenue Mix Summary		Comparable Store Sales Summary
	11 Months Ended		11 Months Ended
	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
Consumer Electronics	33%	36%	(7.5)%	(5.7)%
Computing and Mobile Phones	44%	40%	7.5%	6.4%
Entertainment	10%	12%	(21.4)%	(16.0)%
Appliances	6%	5%	10.1%	10.6%
Services	6%	6%	0.8%	(0.1)%
Other	1%	1%	n/a	n/a
Total	100%	100%	(1.7)%	(1.6)%

The following is a description of the notable comparable store sales changes in our Domestic segment by revenue category:

•
Consumer Electronics: The 7.5% comparable store sales decline was primarily driven by a decrease in the sales of digital imaging products, particularly compact cameras and camcorders, partially due to convergence with smartphones. In addition, we experienced a decrease in television revenue due primarily to a decrease in average selling price from an increased sales mix of small and mid-sized televisions. These declines were partially offset by the increased sales of e-Readers.

•
Computing and Mobile Phones: The 7.5% comparable store sales gain resulted primarily from increased sales of mobile phones due to an increased mix of higher-priced smartphones and new product launches, as well as increased sales of tablets driven by new product launches, consumer demand and continued expansion of available platforms. The strong performance from mobile phones and tablets was partially offset by a decline in sales of notebook and desktop computers.

•
Entertainment: The 21.4% comparable stores sales decline was mainly the result of a decline in gaming due to aging gaming platforms, fewer new software releases and the migration of casual gamers to other platforms, such as tablets and smartphones.

•
Appliances: The 10.1% comparable store sales gain was due to the implementation of operational improvements, including the addition of more Pacific Kitchen and Home store-within-a-store concepts, promotional effectiveness and improved performance in small appliances.

•
Services: The 0.8% comparable store sales gain was primarily due to the benefit from a periodic profit sharing payment that was earned based on the long-term performance of the our externally managed extended service plan portfolio, partially offset by a decrease in the sales of notebook computers, which contributed to fewer service products sales opportunities.

Our Domestic segment experienced a decrease in gross profit of $394 million, or 4.8%, in fiscal 2013 (11-month) compared to fiscal 2012 (11-month recast), driven by lower revenue and a decline in the gross profit rate. The 0.6% of revenue decrease in the gross profit rate resulted primarily from the following factors:

•	increased promotional activity, notably in computing, home theater, MP3 players and movies; and

•	an increased mix of smartphones with higher average selling prices but a lower margin rate;

•	partially offset by an improvement in sales mix due to decreased sales of computing and gaming products.

Our Domestic segment's SG&A grew $215 million, or 3.3%, in fiscal 2013 (11-month) compared to fiscal 2012 (11-month recast). The increase in SG&A was driven by an increase in field incentive compensation and executive retention and transition costs, costs related to the addition of 104 net new Best Buy Mobile stand-alone stores and the addition of the mindSHIFT business, and increased investments in advertising and other costs to drive online sales. This increase was partially offset by lower expenses as a result of large-format store closures. The SG&A rate increased by 1.1% of revenue as a result of the deleveraging impact of the revenue decline, as well as from the aforementioned factors.

Our Domestic segment recorded $328 million of restructuring charges in fiscal 2013 (11-month), which included $1 million of inventory write-downs included in cost of goods sold. The restructuring charges related to our Renew Blue and first quarter fiscal 2013 U.S. restructuring activities and consisted primarily of facility closure costs, employee termination benefits and asset impairments. These restructuring charges resulted in a decrease in our operating income in fiscal 2013 (11-month) of 1.0% of revenue. Our Domestic segment recorded restructuring charges of $38 million, including $19 million of inventory write-downs included in cost of goods sold, in fiscal 2012 (11-month recast). The restructuring charges consisted of facility closure costs and property and equipment impairments related to our fiscal 2012 restructuring activities, as well as inventory write-downs and facility closure costs related primarily to our fiscal 2011 restructuring activities. Refer to Note 7, Restructuring Charges, of the Notes to Consolidated Financial Statements, included in Item 8, Financial Statements and Supplementary Data, of this Transition Report on Form 10-K for further information about the restructuring activities.

The $920 million decrease in our Domestic segment's operating income for fiscal 2013 (11-month) was principally the result of a decrease in revenue as a result of large-format store closures and a comparable stores sales decline, as well as an increase in restructuring charges.

Fiscal 2012 Results Compared With Fiscal 2011

For purposes of this section, fiscal 2012 represents the 12 months ended March 3, 2012 and fiscal 2011 represents the 12 months ended February 26, 2011.

In fiscal 2012, the results of our Domestic segment were impacted by both macroeconomic factors and also specific consumer electronics industry challenges. The U.S. continued to face an unsteady recovery from the economic turbulence that began in late 2008, which has led to a constrained, and thus more price and value conscious consumer. The changes in consumer behaviors, coupled with product life-cycle declines in televisions, gaming and notebook computers, resulted in a comparable store sales decline in fiscal 2012. We have, however, benefited from product innovation and strong consumer interest in products such as tablets, e-Readers and mobile phones, which all experienced sales growth in fiscal 2012. In addition, our focus on growing our market share in appliances led to sales growth throughout fiscal 2012.

In light of continued strong competition in the consumer electronics industry and greater price transparency for customers, we increased our promotional activity, especially during the holiday season, to drive market share gains and customer traffic. While we believe these actions were effective in driving our overall results, they also contributed to a gross profit rate decline.

The components of the 1.5% revenue increase in the Domestic segment in fiscal 2012 were as follows:

Extra week of revenue(1)	1.8%
Net new stores	1.3%
Comparable store sales impact	(1.6)%
Total revenue increase	1.5%

(1)	Represents the incremental revenue associated with stores in our Domestic segment in fiscal 2012, which had 53 weeks of activity, compared to 52 weeks in fiscal 2011.
The impact of net new stores on our revenue is a result of net store changes during the past 12 months, as well as stores opened in the prior fiscal year that are not included in comparable store sales due to the timing of their opening. The addition of large-format Best Buy branded stores contributed the majority of the total change in revenue associated with net new stores. The addition of small-format Best Buy Mobile stand-alone stores contributed a smaller portion of the revenue increase due to the following factors: (1) their smaller square footage; (2) their limited category focus compared to our large-format stores; and (3) the majority of fiscal 2012 openings taking place in the second half of the fiscal year.

The following table presents the Domestic segment's revenue mix percentages and comparable store sales percentage changes by revenue category in fiscal 2012 and 2011:

	Revenue Mix Summary		Comparable Store Sales Summary
	12 Months Ended		12 Months Ended
	March 3, 2012	February 26, 2011	March 3, 2012	February 26, 2011
Consumer Electronics	36%	37%	(5.4)%	(6.3)%
Computing and Mobile Phones	40%	37%	6.0%	3.6%
Entertainment	12%	14%	(16.3)%	(13.3)%
Appliances	5%	5%	10.6%	7.0%
Services	6%	6%	(0.6)%	0.5%
Other	1%	1%	n/a	n/a
Total	100%	100%	(1.6)%	(3.0)%

The following is a description of the notable comparable store sales changes in our Domestic segment by revenue category:

•
Consumer Electronics: The 5.4% comparable store sales decline was driven primarily by decreases in the sales of digital imaging products and televisions. The decrease in digital imaging products resulted from a combination of supply chain constraints due to natural disasters in Asia in both the early and later portions of the fiscal year, as well as overall industry softness. The decrease in television sales was mainly due to a decline in average selling price. The declines were partially offset by strong sales of e-Readers due to high customer interest, new product launches and our broad assortment of such products.

•
Computing and Mobile Phones: The 6.0% comparable store sales gain resulted primarily from increased sales of tablets, as consumer demand remained strong, and mobile phones due to new product launches in the second half of the year. The strong performance from tablets and mobile phones was partially offset by a decline in sales of notebook computers.

•
Entertainment: The 16.3% comparable stores sales decline was mainly the result of a decline in gaming due to overall industry softness, particularly in the fourth quarter. In addition, we continued to experience declines in the sales of movies and music.

•	Appliances: The 10.6% comparable store sales gain was primarily due to increased sales resulting from effective promotional activity.

•
Services: The 0.6% comparable store sales decline was primarily due to a decrease in computer services as a result of a shift in focus from one-time repair services to ongoing technical support service contracts, partially offset by increases in the sales of repair services (primarily related to mobile phones) and warranties.

Our Domestic segment experienced a decrease in gross profit of $128 million, or 1.4%, in fiscal 2012 compared to fiscal 2011, due to a decline in the gross profit rate. The 0.7% of revenue decrease in the gross profit rate resulted primarily from the following factors:

•	increased promotional activity, notably in televisions, movies and gaming;

•	an increased sales mix of promotional items;

•	a shift from one-time computer repair services to ongoing support contracts; and

•	an increased sales mix of lower-margin mobile computing products;

•	partially offset by increased sales of higher-margin service products for mobile phones.

Our Domestic segment's SG&A grew $125 million, or 1.8%, in fiscal 2012 compared to fiscal 2011. The increase in SG&A was driven by an extra week of operations in fiscal 2012, which had 53 weeks compared to 52 weeks in fiscal 2011. Excluding the impact of the extra week, our Domestic segment's SG&A was essentially flat, as increased costs driven by the opening of new stores and increased advertising were offset by decreases in compensation costs and reduced spending on third-party services. The Domestic segment's SG&A rate remained flat in fiscal 2012 compared to fiscal 2011.

Our Domestic segment recorded $43 million of restructuring charges in fiscal 2012, which included $19 million of inventory write-downs included in cost of goods sold. The restructuring charges consisted of property and equipment impairments related to changes in our mobile broadband offerings, as well as inventory write-downs and facility closure costs related primarily to activities we undertook to improve supply chain and operational efficiencies in our Domestic segment. These restructuring charges resulted in a decrease in our operating income in fiscal 2012 of 0.1% of revenue. Our Domestic segment recorded restructuring charges of $40 million, including $9 million of inventory write-downs included in cost of goods sold, in fiscal 2011. The restructuring charges resulted from activities to improve supply chain and operational efficiencies and included charges for employee termination benefits, property and equipment impairments and inventory write-downs.

The $246 million decrease in our Domestic segment's operating income for fiscal 2012 was principally the result of a decrease in gross profit due to a decline in the gross profit rate and higher SG&A spending, partially offset by an increase in revenue.

International

The following table presents selected financial data for our International segment for each of the past three fiscal years and fiscal 2012 (11-month recast) ($ in millions):

	11-Month		12-Month
International Segment Performance Summary	2013	2012	2012	2011
		(recast)
Revenue	$6,605	$7,209	$7,861	$7,362
Revenue gain (decline) %	(8.4)%	n/a	6.8%	10.5%
Comparable store sales % gain (decline)	(11.4)%	(1.5)%	(1.1)%	1.8%
Gross profit	$1,509	$1,681	$1,805	$1,618
Gross profit as a % of revenue	22.8%	23.3%	23.0%	22.0%
SG&A	$1,453	$1,432	$1,564	$1,441
SG&A as a % of revenue	22.0%	19.9%	19.9%	19.6%
Restructuring charges	$87	$5	$5	$107
Goodwill impairments	$819	$—	$—	$—
Operating income (loss)	$(850)	$244	$236	$70
Operating income (loss) as a % of revenue	(12.9)%	3.4%	3.0%	1.0%

The following table reconciles our International segment stores open at the end of each of the last three fiscal years:

	Fiscal 2011	Fiscal 2012			Fiscal 2013 (11-Month)(1)
	Total Stores at End of Fiscal Year	Stores Opened	Stores Closed	Total Stores at End of Fiscal Year	Stores Opened	Stores Closed	Total Stores at End of Fiscal Year
Canada
Future Shop	146	5	(2)	149	—	(9)	140
Best Buy	71	6	—	77	2	(7)	72
Best Buy Mobile stand-alone	10	20	—	30	19	—	49
China
Five Star	166	41	(3)	204	12	(5)	211
Mexico
Best Buy	6	2	—	8	6	—	14
Express	—	—	—	—	1	—	1
Total International segment stores	399	74	(5)	468	40	(21)	487

(1)	Fiscal 2013 includes store opening and closing activity for the month of January for China and Mexico.

Fiscal 2013 (11-month) Results Compared With Fiscal 2012 (11-month recast)

For purposes of this section, fiscal 2013 (11-month) represents the 11-month transition period ended February 2, 2013 and fiscal 2012 (11-month recast) represents the comparable 11-month period ended January 28, 2012.

We experienced a comparable store sales decline in our International segment. In Canada, comparable store sales declines were the result of overall industry softness leading to declines in televisions, computers and gaming, which were partially offset by increased sales of mobile phones and tablets. In China, increased competition from online competitors pressured prices across most product categories, while the end of certain government stimulus programs in December 2011 continued to have a negative impact on appliances. The combination of lower sales in Canada and China, as well as a decrease in the gross profit rate due to greater promotional activity, resulted in lower gross profit and operating income in our International segment.

The components of the International segment's 8.4% revenue decrease in fiscal 2013 (11-month) were as follows:

Comparable store sales impact	(11.0)%
Non-comparable store sales channels(1)	(0.5)%
Net store changes	2.7%
Impact of foreign currency exchange rate fluctuations	0.4%
Total revenue decrease	(8.4)%

(1)
Non-comparable store sales channels primarily reflects the impact from revenue we earn from sales of merchandise to wholesalers and dealers, as well as other non-comparable sales not included within our comparable store sales calculation.

The addition of 20 large-format stores throughout the International segment during the past 11 months (Five Star, Best Buy Mexico and Best Buy Canada) contributed to the majority of the change in revenue associated with net new stores. The impact of the closure of 21 large-format stores in the International segment (Future Shop, Best Buy Canada and Five Star) had minimal impact on revenue, as the majority of the closures occurred late in the fourth quarter. The addition of 20 small-format stores, including 19 new small-format Best Buy Mobile stand-alone stores in Canada, had a significantly smaller impact on the overall revenue change given their smaller square footage compared to our large-format stores.

The following table presents the International segment's revenue mix percentages and comparable store sales percentage changes by revenue category in fiscal 2013 (11-month) and 2012 (11-month recast):

	Revenue Mix Summary		Comparable Store Sales Summary
	11 Months Ended		11 Months Ended
	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
Consumer Electronics	31%	34%	(16.5)%	(7.0)%
Computing and Mobile Phones	39%	36%	(4.1)%	6.4%
Entertainment	8%	8%	(17.4)%	(13.4)%
Appliances	17%	17%	(15.1)%	2.9%
Services	5%	5%	(10.0)%	(6.4)%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	(11.4)%	(1.5)%

The following is a description of the notable comparable store sales changes in our International segment by revenue category:

•
Consumer Electronics: The 16.5% comparable store sales decline was driven primarily by decreases in the sales of televisions, MP3 players and digital imaging products, primarily in Canada, as a result of industry softness and device convergence similar to that experienced within our Domestic segment.

•
Computing and Mobile Phones: The 4.1% comparable store sales decline was caused primarily from a decline in sales of notebook and desktop computers. These declines were partially offset by an increase in sales of mobile phones and tablets in Canada.

•	Entertainment: The 17.4% comparable store sales decline was primarily from decreases in gaming in Canada as a result of factors similar to those experienced in our Domestic segment.

•
Appliances: The 15.1% comparable store sales decline was primarily due to a decrease in sales of appliances in our Five Star operations due to a slowdown in the housing market and the end of certain government stimulus programs in China in December 2011.

•	Services: The 10.0% comparable store sales decline was primarily due to a decrease in services in Canada.

Our International segment experienced a gross profit decline of $172 million, or 10.2%, in fiscal 2013 (11-month), driven primarily by revenue declines in Canada and China and a gross profit rate decline in Canada. The 0.5% of revenue decrease in the gross profit rate was due to special vendor-driven promotions in fiscal 2012 that were not repeated in fiscal 2013, especially on televisions in Canada.

Our International segment's SG&A increased $21 million, or 1.5%, in fiscal 2013 (11-month). The increase in SG&A was driven by increased store asset impairments, partially offset by lower spending in Canada. The deleveraging impact of negative comparable store sales in Five Star and Canada contributed to the SG&A rate increase.

Our International segment recorded $87 million and $5 million of restructuring charges in fiscal 2013 (11-month) and 2012 (11-month recast), respectively. The restructuring charges in fiscal 2013 (11-month) related to our Renew Blue restructuring activities and consisted of facility closure costs, employee termination benefits and property and equipment impairments. The fiscal 2012 (11-month recast) charges related to our fiscal 2012 restructuring and consisted of property and equipment impairments. The restructuring charges resulted in a decrease in our operating income in fiscal 2013 (11-month) of 1.3% of revenue. Refer to Note 7, Restructuring Charges, of the Notes to Consolidated Financial Statements, included in Item 8, Financial Statements and Supplementary Data, of this Transition Report on Form 10-K for further information about the restructuring activities.

During the fourth quarter of fiscal 2013 (11-month), we recorded a $819 million goodwill impairment charge related to our Best Buy Canada and Five Star reporting units. The impairments followed significant deterioration in operating performance in the latter part of fiscal 2013 (11-month), with results falling significantly below management forecasts. As a result of this decline in performance, during the fourth quarter of fiscal 2013 (11-month), management updated long-range forecasts for the two reporting units. This analysis led to the conclusion that the goodwill had no value, and therefore full impairments were recorded. Refer to Note 1, Summary of Significant Accounting Policies, of the Notes to Consolidated Financial Statements, included in Item 8, Financial Statements and Supplementary Data, of this Transition Report on Form 10-K for further information about the goodwill impairment.

The International segment's operating loss in fiscal 2013 (11-month) compared to operating income in fiscal 2012 (11-month recast) was primarily due to the goodwill impairment. In addition, the decrease in revenue, combined with the decline in the gross profit rate and the increase in restructuring charges contributed to the decrease compared to the prior-year period.

Fiscal 2012 Results Compared With Fiscal 2011

For purposes of this section, fiscal 2012 represents the 12 months ended March 3, 2012 and fiscal 2011 represents the 12 months ended February 26, 2011.

During fiscal 2012, we significantly restructured our International segment. We completed the exit of our large-format Best Buy branded stores in China and Turkey, which we had announced in the fourth quarter of fiscal 2011. We also completed the Mobile buy-out in fiscal 2012, which will allow us to fully benefit from growing connections opportunities in the U.S. and Canada. In fiscal 2013, we plan to focus internationally on our existing markets of Canada, China and Mexico. Notable store opening plans in fiscal 2013 include approximately 50 new Five Star stores in the growing market in China.

The International segment comparable store sales decline in fiscal 2012 was led primarily by continued market softness in gaming and televisions in Canada. However, we experienced some positive results, including comparable store sales gains in tablets throughout the segment, as well as gains in mobile phones in Canada and our Five Star operations. In addition, Five Star appliance sales benefited from continued government stimulus programs, which effectively ended in December 2011. While we believe the stimulus programs were a significant driver of appliance sales, it is not possible to quantify the impact that the expiration of the programs may have on our future results. The increase in operating income was driven by revenue and gross margin improvements, particularly within key product categories in Canada, and the decrease in restructuring charges in fiscal 2012 compared to fiscal 2011.

The components of the International segment's 6.8% revenue increase in fiscal 2012 were as follows:

Net new stores	4.0%
Impact of foreign currency exchange rate fluctuations	2.9%
Extra week of revenue(1)	1.0%
Comparable store sales impact	(1.0)%
Non-comparable sales channels(2)	(0.1)%
Total revenue increase	6.8%

(1)	Reflects the incremental revenue associated with stores in Canada in fiscal 2012, which had 53 weeks of activity, compared to 52 weeks in fiscal 2011.

(2)
Non-comparable sales channels primarily reflects the impact from revenue we earn from sales of merchandise to wholesalers and dealers as well as other non-comparable sales not included within our comparable store sales calculation.

The net addition of 49 large-format stores throughout the International segment during the past 12 months (Five Star, Best Buy Canada, Future Shop and Best Buy Mexico) contributed the majority of the change in revenue associated with net new stores. The addition of 20 new small-format Best Buy Mobile stand-alone stores in Canada had a significantly smaller impact on the overall revenue change given their smaller square footage compared to our large-format stores.

The following table presents the International segment's revenue mix percentages and comparable store sales percentage changes by revenue category in fiscal 2012 and 2011:

	Revenue Mix Summary		Comparable Store Sales Summary
	12 Months Ended		12 Months Ended
	March 3, 2012	February 26, 2011	March 3, 2012	February 26, 2011
Consumer Electronics	34%	35%	(6.9)%	(2.8)%
Computing and Mobile Phones	36%	34%	6.7%	7.5%
Entertainment	8%	10%	(13.3)%	(12.4)%
Appliances	17%	16%	4.5%	15.8%
Services	5%	5%	(6.2)%	(9.5)%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	(1.1)%	1.8%

The following is a description of the notable comparable store sales changes in our International segment by revenue category:

•
Consumer Electronics: The 6.9% comparable store sales decline was driven primarily by decreases in the sales of digital imaging products and televisions as a result of similar factors to those experienced within our Domestic segment.

•
Computing and Mobile Phones: The 6.7% comparable store sales gain resulted from increased sales of mobile computing devices due to strong tablet sales and increased sales of mobile phones. These gains were partially offset by declines in the sales of desktops and monitors, as consumer preference continued to shift toward mobile computing devices.

•
Entertainment: The 13.3% comparable store sales decline resulted primarily from decreases in the sales of gaming in Canada due to overall market softness, similar to trends seen in our Domestic segment.

•
Appliances: The 4.5% comparable store sales gain was primarily due to an increase in the sales of appliances in our Five Star operations, as consumers continued to take advantage of government stimulus programs before they effectively ended in December 2011. Broadly, the stimulus programs provided customers a subsidy or discount when purchasing a new energy-efficient appliance and trading in their old appliance.

•	Services: The 6.2% comparable store sales decline was due to a decrease in the sales of extended warranties and repair services.

Our International segment experienced gross profit growth in fiscal 2012 of $187 million, or 11.6%. The increase in gross profit was primarily due to the favorable impact of foreign currency exchange rate fluctuations and increased gross profit from our stores in Canada and our Five Star operations. The 1.0% of revenue increase in the gross profit rate reflected the following factors:

•	improved margin rates in Canada, especially in televisions and notebook computers; and

•	an improved margin rate in Five Star as a result of improved cost programs with vendors;

•	partially offset by higher sales in our Five Star business, which has a relatively lower gross profit rate.

Our International segment's SG&A increased $123 million, or 8.5%, in fiscal 2012, driven by the impact of foreign currency exchange rate fluctuations. Excluding the impact of foreign currency exchange rate fluctuations, our International segment's SG&A increased $79 million. The increase in SG&A spending and the 0.3% of revenue increase in the SG&A rate were both driven by costs related to new store openings throughout the segment, as well as increased advertising costs and the deleveraging impact of negative comparable store sales in Canada. These increases were partially offset by a decrease in support costs for our International segment due to previous restructuring activities.

Our International segment recorded $5 million and $107 million of restructuring charges in fiscal 2012 and 2011, respectively. The restructuring charges consisted of property and equipment impairments related to information technology ("IT") assets as a result of changes in our international expansion strategy. These restructuring charges resulted in a decrease in our operating income in 2011 of 1.5% of revenue.

The $166 million increase in our International segment's operating income in fiscal 2012 was primarily due to improved operating income in Canada as a result of an increase in revenue and a higher gross profit rate, as well as lower ongoing support costs due to previous restructuring activities.

Additional Consolidated Results

Other Income (Expense)

In fiscal 2012 (11-month recast) and fiscal 2012, we sold our shares of common stock in TalkTalk Telecom Group PLC and Carphone Warehouse Group plc for $112 million and recorded a pre-tax gain of $55 million related to the sale.

In fiscal 2013 (11-month), our investment income and other was $20 million, compared to $23 million in fiscal 2012 (11-month recast). The decrease in fiscal 2013 (11-month) was primarily due to a lower average cash and cash equivalents balance, partially offset by a higher weighted average interest rate on cash balances. Our investment income and other in fiscal 2012 was $22 million, compared to $28 million in fiscal 2011. The decrease in investment income in fiscal 2012 compared to fiscal 2011 was primarily the result of lower returns on our deferred compensation assets.

Interest expense was $100 million in fiscal 2013 (11-month), compared to $101 million in fiscal 2012 (11-month recast). The reduction in interest expense from the repayment of our convertible debt in January 2012, was offset by an increase in interest expense on our $1 billion of long-term debt securities that remained outstanding for all 11 months in fiscal 2013 (11-month), compared to 9 months in fiscal 2012 (11-month recast). Interest expense in fiscal 2012 was $111 million, compared to $61 million in fiscal 2011. The increase in interest expense in fiscal 2012, compared to fiscal 2011, was primarily driven by our issuance of $1 billion of long-term debt securities in the first quarter of fiscal 2012.

Effective Income Tax Rate

Our effective income tax rate ("ETR") was (138.3)% in fiscal 2013 (11-month), compared to 35.1% in fiscal 2012 (11-month recast). Excluding the impact of the goodwill impairments (which are not tax deductible), the ETR would have been 43.2% in fiscal 2013 (11-month). The ETR, excluding goodwill impairments, in fiscal 2013 (11-month) was higher due to decreased tax benefits from foreign operations, which were due primarily to a decrease in foreign earnings and a valuation allowance on U.S. federal foreign tax credits. Our ETR was 34.3% in fiscal 2012, compared to 34.9% in fiscal 2011. The tax impacts of foreign operations and other discrete events had minimal impact on the year-over-year ETR.

Our consolidated effective tax rate is impacted by the statutory income tax rates applicable to each of the jurisdictions in which we operate. As our foreign earnings are generally taxed at lower statutory rates than the 35% U.S. federal statutory rate, changes in the proportion of our consolidated taxable earnings originating in foreign jurisdictions impact our consolidated effective rate. Our foreign earnings have been indefinitely reinvested outside the U.S. and are not subject to current U.S. income tax.

Gain (Loss) from Discontinued Operations

Discontinued operations consists of our large-format Best Buy branded stores in China and Turkey and Best Buy Europe in our International segment, as well as Napster and Speakeasy in our Domestic segment.

The gain from discontinued operations in fiscal 2013 (11-month) compared to a loss from discontinued operations in fiscal 2012 (11-month recast) was primarily due to the non-cash impairment charge of $1.2 billion to write-off the goodwill related to our Best Buy Europe reporting unit in fiscal 2012 (11-month recast) and the U.K. large-format stores and Napster having been largely inactive during the current year period, whereas they were still operating during fiscal 2012 (11-month recast). In addition, we recognized a benefit from positive adjustments to estimated facility closure costs associated with the closure of our Best Buy branded stores in the U.K. in fiscal 2013 (11-month).

The increase in loss from discontinued operations in fiscal 2012 compared to fiscal 2011 was primarily the result of the non-cash impairment charge of $1.2 billion to write-off the goodwill related to our Best Buy Europe reporting unit and increased restructuring charges. Net loss from discontinued operations included $194 million (net of taxes) of restructuring charges in fiscal 2012 compared to $54 million (net of taxes) in fiscal 2011. The fiscal 2012 restructuring charges included inventory write-downs, property and equipment impairments, facility closure costs, employee termination benefits and other costs primarily related to the closure of our 11 large-format Best Buy branded stores in the U.K. The fiscal 2011 restructuring charges included inventory write-downs, property and equipment impairments, employee termination benefits and facility closure costs as a result of our decision to exit the Turkey market and close our Best Buy branded stores in China.

Net Earnings from Discontinued Operations Attributable to Noncontrolling Interests

The decrease in net earnings from discontinued operations attributable to noncontrolling interests in fiscal 2013 (11-month) compared to fiscal 2012 (11-month recast) was due to the Mobile buy-out in the fourth quarter of fiscal 2012 (11-month recast). As a result of the Mobile buy-out, CPW is no longer entitled to a portion of the profit share payments to Best Buy Europe , our subsidiary included in discontinued operations in which CPW holds a 50% noncontrolling interest. In addition, net earnings from discontinued operations attributable to noncontrolling interests also decreased due to a decline in net earnings of Best Buy Europe.

The increase in net earnings from discontinued operations attributable to noncontrolling interests in fiscal 2012 compared to fiscal 2011 was due to the strategic changes in respect of Best Buy Europe announced in November 2011. The strategic changes included the Mobile buy-out, which was completed during the fourth quarter of fiscal 2012. The $1.3 billion payment related to the Mobile buy-out was presented within the Net earnings from discontinued operations attributable to noncontrolling interests line in the Consolidated Statements of Earnings. In the Consolidated Statement of Cash Flows, the payment to Carphone Warehouse is included within the Payment to noncontrolling interest line, as part of cash flows from financing activities.
Refer to Note 3, Profit Share Buy-Out, of the Notes to Consolidated Financial Statements, included in Item 8, Financial Statements and Supplementary Data, of this Transition Report on Form 10-K for further information about the Mobile buy-out.

Impact of Inflation and Changing Prices

Highly competitive market conditions and the general economic environment minimized inflation's impact on the selling prices of our products and services, and on our expenses. In addition, price deflation and the continued commoditization of key technology products limited our ability to increase our gross profit rate.

Liquidity and Capital Resources

Summary

We closely manage our liquidity and capital resources. Key variables we use to manage our liquidity requirements include the level of investment to support our growth strategies, discretionary SG&A spending, capital expenditures, credit facilities and short-term borrowing arrangements and working capital management. Capital expenditures are a component of our cash flow and capital management strategy which, to a large extent, we can adjust in response to economic and other changes in our business environment. We plan to exercise a disciplined approach to capital allocation, while investing in key areas such as online, mobile and the multi-channel customer experience.

We ended fiscal 2013 (11-month) with $1.8 billion of cash and cash equivalents, compared to $1.2 billion at the end of fiscal 2012. The increase in cash and cash equivalents was due primarily to the suspension of the share repurchase program in the second quarter of fiscal 2013 (11-month) and the absence of the $1.3 billion payment for the Mobile buy-out that occurred in fiscal 2012, offset by a decrease in cash provided by operations. Working capital, the excess of current assets over current liabilities, was $1.2 billion at the end of fiscal 2013 (11-month), a decrease from $1.4 billion at the end of fiscal 2012. Operating cash flow decreased $1.6 billion to $1.5 billion in fiscal 2013 (11-month) compared to fiscal 2012 (11-month recast), while capital expenditures remained relatively consistent.

Cash Flows

The following table summarizes our total operations cash flows from operating, investing and financing activities for each of the past three fiscal years and fiscal 2012 (11-month recast) ($ in millions):

	11-Month		12-Month
	2013	2012	2012	2011
		(recast)
Total cash provided by (used in):
Operating activities	$1,454	$3,097	$3,293	$1,190
Investing activities	(538)	(647)	(724)	(569)
Financing activities	(211)	(2,141)	(2,478)	(1,357)
Effect of exchange rate changes on cash	(4)	(6)	5	13
Increase (decrease) in cash and cash equivalents	$701	$303	$96	$(723)

Operating Activities

The decrease in cash provided by operating activities in fiscal 2013 (11-month) compared to fiscal 2012 (11-month recast) was primarily due to lower gross profit in fiscal 2013 (11-month) and larger cash payments for employee termination benefits and facility closure costs. Additionally, in fiscal 2012 (11-month recast) there were larger cash inflows from the normalization of accounts payable, following unusually low balances at the end of fiscal 2011 due to the timing of merchandise receipts in the fourth quarter. These items were partially offset by an aggressive inventory reduction plan and other working capital and cash flow management initiatives implemented towards the end of fiscal 2013 (11-month).

The increase in cash provided by operating activities in fiscal 2012 compared to fiscal 2011 was primarily related to the normalization of accounts payable during fiscal 2012, following unusually low balances at the end of fiscal 2011 due to the timing of merchandise receipts in the fourth quarter, as well as efforts to reduce inventory levels throughout fiscal 2012, which were unusually high at the end of fiscal 2011.

Investing Activities

The decrease in cash used in investing activities in fiscal 2013 (11-month) compared to fiscal 2012 (11-month recast) was primarily due to a reduction in cash used for acquisitions of businesses in fiscal 2013 (11-month), offset partially by a decrease in the cash received from the sale of investments.

The increase in cash used in investing activities in fiscal 2012 compared to fiscal 2011 was primarily due to cash used for our acquisition of mindSHIFT Technologies, Inc. and decreased sales of auction rate securities ("ARS") in fiscal 2012 compared to fiscal 2011.

Financing Activities

The decrease in cash used in financing activities in fiscal 2013 (11-month) compared to fiscal 2012 (11-month recast) was primarily due to the stock repurchase program being suspended in fiscal 2013 (11-month) and the absence of the Mobile buy-out payment which was incurred in fiscal 2012 (11-month recast), partially offset by the inflow of cash from the issuance of the $1.0 billion of long-term debt securities in fiscal 2012 (11-month recast).

The increase in cash used in financing activities in fiscal 2012 compared to fiscal 2011 was primarily the result of $1.3 billion of cash we used for the Mobile buy-out, an increase in cash used to repurchase our common stock and the repurchase of convertible debentures during fiscal 2012, partially offset by the issuance of $1.0 billion of long-term debt securities in the first quarter of fiscal 2012.

Sources of Liquidity

Funds generated by operating activities, available cash and cash equivalents, and our credit facilities are our most significant sources of liquidity. We believe our sources of liquidity will be sufficient to sustain operations and to finance anticipated capital investments and strategic initiatives. However, in the event our liquidity is insufficient, we may be required to limit our spending. There can be no assurance that we will continue to generate cash flows at or above current levels or that we will be able to maintain our ability to borrow under our existing credit facilities or obtain additional financing, if necessary, on favorable terms.

We have a $1.0 billion 364-Day senior unsecured revolving credit facility (the "364-Day Facility Agreement") and a $1.5 billion five-year senior unsecured revolving credit facility (the "Five-Year Facility Agreement") (collectively the "Agreements") with a syndicate of banks. The 364-Day Facility Agreement expires in August 2013 and the Five-Year Facility Agreement expires in October 2016. At March 21, 2013, we had no borrowings outstanding under the Agreements.

We have $852 million available (based on the exchange rates in effect as of the end of fiscal 2013 (11-month)) under unsecured revolving credit facilities related to our International segment operations, of which $596 million was outstanding at February 2, 2013. Of these amounts, $646 million was available under our Europe revolving credit facility related to our Best Buy Europe operations, of which $596 million was outstanding at February 2, 2013. We have entered into an agreement to sell our 50% ownership interest in Best Buy Europe, as described in Note 4, Discontinued Operations. Refer to Note 8, Debt, of the Notes to Consolidated Financial Statements, included in Item 8, Financial Statements and Supplementary Data, of this Transition Report on Form 10-K for further information about our credit facilities.

Our ability to access our facilities is subject to our compliance with the terms and conditions of such facilities, including financial covenants. The financial covenants require us to maintain certain financial ratios. At February 2, 2013, we were in compliance with all such financial covenants. If an event of default were to occur with respect to any of our other debt, it would likely constitute an event of default under our facilities as well.

An interest coverage ratio represents the ratio of pre-tax earnings before fixed charges (interest expense and the interest portion of rent expense) to fixed charges. Our interest coverage ratio was 0.46 and 6.41 in fiscal 2013 (11-month) and 2012, respectively.

Our credit ratings and outlooks at March 21, 2013, are summarized below. On November 21, 2012, Moody's Investors Service, Inc. (“Moody's”) indicated that there was no change to its Baa2 long-term rating and outlook of Developing. Also on November 21, 2012, Standard & Poor's Ratings Services (“Standard & Poor's”) and Fitch Ratings Ltd. (“Fitch”) initiated ratings actions. Standard & Poor's lowered its corporate credit rating from BB+ to BB and also changed its outlook from Credit Watch with negative implications to Negative. Fitch lowered its rating from BB+ to BB- and revised its outlook from Credit Watch Negative to Negative.

Pending a review by Moody's, the outcome of a Developing outlook could result in (1) a reaffirmation of its most recent rating, or (2) a change in rating and/or outlook.

Rating Agency	Rating	Outlook
Fitch	BB-	Negative
Moody's	Baa2	Developing
Standard & Poor's	BB	Negative

Credit rating agencies review their ratings periodically and, therefore, the credit rating assigned to us by each agency may be subject to revision at any time. Accordingly, we are not able to predict whether our current credit ratings will remain as disclosed above. Factors that can affect our credit ratings include changes in our operating performance, the economic environment, conditions in the retail and consumer electronics industries, our financial position, and changes in our business strategy. If further changes in our credit ratings were to occur, they could impact, among other things, our future borrowing costs, access to capital markets, vendor financing terms and future new-store leasing costs.

Auction Rate Securities and Restricted Cash

At February 2, 2013, and March 3, 2012, we had $21 million and $82 million, respectively, invested in ARS recorded at fair value within Equity and other investments (long-term) in our Consolidated Balance Sheets. The majority of our ARS portfolio is AA/Aaa-rated and collateralized by student loans, which are guaranteed 95% to 100% by the U.S. government. Due to the auction failures that began in February 2008, we have been unable to liquidate a portion of our ARS. The investment principal associated with our remaining ARS subject to failed auctions will not be accessible until successful auctions occur, a buyer is found outside of the auction process, the issuers establish a different form of financing to replace these securities or final payments are due according to the contractual maturities of the debt issues, which range from 10 to 29 years. We do not intend to sell our remaining ARS until we can recover the full principal amount through one of the means described above. In addition, we do not believe it is more likely than not we would be required to sell our remaining ARS until we can recover the full principal amount based on our other sources of liquidity.

Our liquidity is also affected by restricted cash balances that are pledged as collateral or restricted to use for vendor payables, general liability insurance, workers' compensation insurance and customer warranty and insurance programs. Restricted cash and cash equivalents, which are included in other current assets, were $363 million and $459 million at February 2, 2013, and March 3, 2012, respectively.

Capital Expenditures

Our capital expenditures typically include investments in new stores, store remodeling, store relocations and expansions, distribution facilities and information technology enhancements. During fiscal 2013 (11-month), we invested $705 million in property and equipment, including opening new stores (primarily small-format), remodeling certain stores, and upgrading our information technology systems and capabilities.

The following table presents our capital expenditures for each of the past three fiscal years and fiscal 2012 (11-month recast) ($ in millions):

	11-Month		12-Month
	2013	2012	2012	2011
		(recast)
New stores	$111	$170	$171	$193
Store-related projects(1)	149	223	231	208
Information technology	394	274	353	327
Other	51	42	11	16
Total capital expenditures(2)	$705	$709	$766	$744

(1)	Includes store remodels and expansions, as well as various merchandising projects.

(2)
Total capital expenditures exclude non-cash capital expenditures of $29 million, $13 million, $18 million and $81 million for fiscal 2013 (11-month), 2012 (11-month recast), 2012, and 2011, respectively. Non-cash capital expenditures are comprised of capitalized leases, as well as additions to property and equipment included in accounts payable.

Refer to Note 15, Contingencies and Commitments, of the Notes to Consolidated Financial Statements, included in Item 8, Financial Statements and Supplementary Data, of this Transition Report on Form 10-K for further information regarding our significant commitments for capital expenditures at February 2, 2013.

Debt and Capital

2013 Notes

In June 2008, we sold $500 million principal amount of notes due July 15, 2013 (the "2013 Notes"). Prior to August 6, 2012, the 2013 Notes bore interest at a fixed rate of 6.75% per year. The interest payable on the 2013 Notes is subject to adjustment if either Moody's or Standard & Poor's downgrades the rating assigned to the 2013 Notes to below investment grade. As a result of credit downgrades by Standard & Poor's on August 6, 2012 and November 21, 2012, the 2013 Notes bore interest at a fixed rate of 7.25% from July 16, 2012 to January 15, 2013, and currently bear interest at a fixed rate of 7.25%. Interest on the 2013 Notes is payable semi-annually on January 15 and July 15 of each year, beginning January 15, 2009. Net proceeds from the sale of the 2013 Notes were $496 million, after an initial issuance discount of $1 million and other transaction costs.

We may redeem some or all of the 2013 Notes at any time, at a price equal to 100% of the principal amount of the 2013 Notes redeemed plus accrued and unpaid interest to the redemption date and an applicable make-whole amount as described in the indenture relating to the 2013 Notes. Furthermore, if a change of control triggering event occurs, we will be required to offer to purchase the remaining unredeemed Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the purchase date.

The 2013 Notes are unsecured and unsubordinated obligations and rank equally with all of our other unsecured and unsubordinated debt. The 2013 Notes contain covenants that, among other things, limit our ability and the ability of our North American subsidiaries to incur debt secured by liens, enter into sale and lease-back transactions and, in the case of such subsidiaries, incur unsecured debt. We will evaluate various sources of liquidity available to us, including cash on hand, existing debt facilities or new sources of debt in order to repay the 2013 Notes when they mature in July 2013.

2016 and 2021 Notes

In March 2011, we issued $350 million principal amount of notes due March 15, 2016 (the “2016 Notes”) and $650 million principal amount of notes due March 15, 2021 (the “2021 Notes” and, together with the 2016 Notes, the “Notes”). The 2016 Notes bear interest at a fixed rate of 3.75% per year, while the 2021 Notes bear interest at a fixed rate of 5.50% per year. Interest on the Notes is payable semi-annually on March 15 and September 15 of each year, beginning September 15, 2011. The Notes were issued at a slight discount to par, which when coupled with underwriting discounts of $6 million, resulted in net proceeds from the sale of the Notes of $990 million.

We may redeem some or all of the Notes at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes redeemed and (ii) the sum of the present values of each remaining scheduled payment of principal and interest on the Notes redeemed discounted to the redemption date on a semiannual basis, plus accrued and unpaid interest on the principal amount of the Notes to the redemption date as described in the indenture (including the supplemental indenture) relating to the Notes. Furthermore, if a change of control triggering event occurs, we will be required to offer to purchase the remaining unredeemed Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the purchase date.

The Notes are unsecured and unsubordinated obligations and rank equally with all of our other unsecured and unsubordinated debt. The Notes contain covenants that, among other things, limit our ability to incur debt secured by liens or to enter into sale and lease-back transactions.

Other

At the end of fiscal 2013 (11-month), we had $122 million outstanding under financing lease obligations.

Share Repurchases and Dividends

From time to time, we repurchase our common stock in the open market pursuant to programs approved by our Board. We may repurchase our common stock for a variety of reasons, such as acquiring shares to offset dilution related to equity-based incentives, including stock options and our employee stock purchase plan, and optimizing our capital structure.

In June 2011, our Board authorized a $5.0 billion share repurchase program. The June 2011 program replaced our prior $5.5 billion share repurchase program authorized in June 2007. There is no expiration date governing the period over which we can repurchase shares under the June 2011 program. We have currently suspended our share repurchase program.

In fiscal 2013 (11-month), we repurchased and retired 6.3 million shares at a cost of $122 million. We repurchased and retired 54.6 million shares at a cost of $1.5 billion in fiscal 2012. In fiscal 2011, we repurchased and retired 32.6 million shares at a cost of $1.2 billion. At the end of fiscal 2013 (11-month), $4.0 billion of the $5.0 billion share repurchase program authorized by our Board in June 2011 was available for future share repurchases. Repurchased shares have been retired and constitute authorized but unissued shares.

In fiscal 2004, our Board initiated the payment of a regular quarterly cash dividend on our common stock. A quarterly cash dividend has been paid in each subsequent quarter. Effective with the quarterly cash dividend paid in the third quarter of fiscal 2009, we increased our quarterly cash dividend per share by 8% to $0.14 per share, and maintained our cash dividend at that rate for the balance of fiscal 2009 and throughout fiscal 2010. We increased our quarterly cash dividend per share by 7% to $0.15 per share effective with the quarterly cash dividend paid in the third quarter of fiscal 2011. Effective with the quarterly cash dividend paid in the third quarter of fiscal 2012, we increased our quarterly cash dividend per share by 7% to $0.16 per share. Effective with the quarterly cash dividend paid in the third quarter of fiscal 2013 (11-month), we increased our quarterly cash dividend per share by 6% to $0.17 per share. The payment of cash dividends is subject to customary legal and contractual restrictions. During fiscal 2013 (11-month), we made four cash dividend payments totaling $0.66 per share, or $224 million in the aggregate.

Other Financial Measures

Our debt to earnings ratio was (6.3) as of February 2, 2013, compared to 1.2 as of March 3, 2012, due primarily to a net loss in the 12 months ended February 2, 2013, compared to net earnings in the 12 months ended March 3, 2012. Our adjusted debt to earnings before goodwill impairment, interest, income taxes, depreciation, amortization and rent ("EBITDAR") ratio, which includes capitalized operating lease obligations in its calculation, was 2.9 and 2.4 as of February 2, 2013 and March 3, 2012, respectively, due primarily to decreases in net earnings and income tax expense in the 12 months ended February 2, 2013.

Our adjusted debt to EBITDAR ratio is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the most directly comparable ratio determined in accordance GAAP. We have included this information in our MD&A as we view the adjusted debt to EBITDAR ratio as an important indicator of our creditworthiness. Furthermore, we believe that our adjusted debt to EBITDAR ratio is important for understanding our financial position and provides meaningful additional information about our ability to service our long-term debt and other fixed obligations and to fund our future growth. We also believe our adjusted debt to EBITDAR ratio is relevant because it enables investors to compare our indebtedness to that of retailers who own, rather than lease, their stores. Our decision to own or lease real estate is based on an assessment of our financial liquidity, our capital structure, our desire to own or to lease the location, the owner’s desire to own or to lease the location, and the alternative that results in the highest return to our shareholders.

Our adjusted debt to EBITDAR ratio is calculated as follows:

Adjusted debt to EBITDAR =	Adjusted debt
EBITDAR

The most directly comparable GAAP financial measure to our adjusted debt to EBITDAR ratio is our debt to net earnings ratio, which excludes capitalized operating lease obligations from debt in the numerator of the calculation and does not adjust net earnings in the denominator of the calculation.

The following table presents a reconciliation of our debt to net earnings ratio to our adjusted debt to EBITDAR ratio ($ in millions):

	2013(1)	2012(1)
Debt (including current portion)(2)	$1,694	$1,720
Capitalized operating lease obligations (8 times rental expense)(3)	7,684	7,712
Adjusted debt	$9,378	$9,432

Net earnings (loss) from continuing operations including noncontrolling interests(4)	$(269)	$1,424
Goodwill impairment	822	—
Interest expense, net	91	33
Income tax expense	350	743
Depreciation and amortization expense(5)	1,246	820
Rental expense	961	964
EBITDAR	$3,201	$3,984

Debt to net earnings ratio	(6.3)	1.2
Adjusted debt to EBITDAR ratio	2.9	2.4

(1)
Debt is reflected as of the balance sheet dates for each of the respective fiscal periods, while rental expense and the other components of EBITDAR represent activity for the 12 months ended February 2, 2013 and March 3, 2012.

(2)
Excludes debt related to our Best Buy Europe operations. We have entered into an agreement to sell our 50% ownership interest in Best Buy Europe, as described in Note 4, Discontinued Operations, in the Notes to Consolidated Financial Statements, included in Item 8, Financial Statements and Supplementary Data, of this Transition Report on Form 10-K.

(3)
The multiple of eight times annual rental expense in the calculation of our capitalized operating lease obligations is the multiple used for the retail sector by one of the nationally recognized credit rating agencies that rate our creditworthiness, and we consider it to be an appropriate multiple for our lease portfolio.

(4)
We utilize net earnings including noncontrolling interests within our calculation; as such, net earnings and related cash flows attributable to noncontrolling interests are available to service our debt and operating lease commitments.

(5)	Depreciation and amortization expense includes impairments of fixed assets, investments and intangible assets (including impairments associated with our fiscal restructuring activities).

Off-Balance-Sheet Arrangements and Contractual Obligations

Other than operating leases, we do not have any off-balance-sheet financing. A summary of our operating lease obligations by fiscal year is included in the "Contractual Obligations" table below. Additional information regarding our operating leases is available in Item 2, Properties, and Note 11, Leases, of the Notes to Consolidated Financial Statements, included in Item 8, Financial Statements and Supplementary Data, of this Transition Report on Form 10-K.

The following table presents information regarding our contractual obligations by fiscal year ($ in millions):

		Payments Due by Period(1)
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Short-term debt obligations	$—	$—	$—	$—	$—
Long-term debt obligations	1,499	500	—	350	649
Capital lease obligations	80	24	36	5	15
Financing lease obligations	121	23	44	30	24
Interest payments	430	80	117	82	151
Operating lease obligations(2)	5,911	1,050	1,873	1,356	1,632
Purchase obligations(3)	1,625	1,012	391	222	—
Unrecognized tax benefits(4)	346
Deferred compensation(5)	58
Total	$10,070	$2,689	$2,461	$2,045	$2,471

Note: For additional information refer to Note 8, Debt; Note 11, Leases; Note 13, Income Taxes and Note 15, Contingencies and Commitments, in the Notes to Consolidated Financial Statements, included in Item 8, Financial Statements and Supplementary Data, of this Transition Report on Form 10-K.

(1)
Contractual obligations exclude the following total amounts related to our Best Buy Europe operations: $596 million of short-term debt; $16 million of interest payments; $1.1 billion of operating lease obligations; $2.0 billion of purchase obligations and $37 million of unrecognized tax benefits. We have entered into an agreement to sell our 50% ownership interest in Best Buy Europe, as described in Note 4, Discontinued Operations. in the Notes to Consolidated Financial Statements, included in Item 8, Financial Statements and Supplementary Data, of this Transition Report on Form 10-K.

(2)
Operating lease obligations do not include payments to landlords covering real estate taxes and common area maintenance. These charges, if included, would increase total operating lease obligations by $1.6 billion at February 2, 2013.

(3)
Purchase obligations include agreements to purchase goods or services that are enforceable, are legally binding and specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations do not include agreements that are cancelable without penalty. Additionally, although they are not legally binding agreements, we included open purchase orders in the table above. Substantially all open purchase orders are fulfilled within 30 days.

(4)
Unrecognized tax benefits relate to uncertain tax positions recorded under accounting guidance that we adopted on March 4, 2007. As we are not able to reasonably estimate the timing of the payments or the amount by which the liability will increase or decrease over time, the related balances have not been reflected in the "Payments Due by Period" section of the table.

(5)
Included in Long-term liabilities on our Consolidated Balance Sheet at February 2, 2013, was a $58 million obligation for deferred compensation. As the specific payment dates for the deferred compensation are unknown, the related balances have not been reflected in the "Payments Due by Period" section of the table.

Additionally, we have $2.7 billion in undrawn capacity on our credit facilities at February 2, 2013, which if drawn upon, would be included as short-term debt in our Consolidated Balance Sheets.

Critical Accounting Estimates

Our consolidated financial statements are prepared in accordance with GAAP. In connection with the preparation of our financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies are discussed in Note 1, Summary of Significant Accounting Policies, of the Notes to Consolidated Financial Statements, included in Item 8, Financial Statements and Supplementary Data, of this Transition Report on Form 10-K. We believe that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require our most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. We have reviewed these critical accounting estimates and related disclosures with the Audit Committee of our Board.

Except where noted, we have not made any material changes to the accounting methodologies for the areas described below.

Inventory

We value our inventory at the lower of cost or market through the establishment of markdown and inventory loss adjustments. Markdown adjustments reflect the excess of the cost over the amount we expect to realize from the ultimate sale or other disposal of the inventory, and establish a new cost basis. Subsequent changes in facts or circumstances do not result in the reversal of previously recorded markdowns or an increase in that newly established cost basis. Markdown adjustments involve uncertainty because the calculations require management to make assumptions and to apply judgment regarding inventory aging, forecast consumer demand, the promotional environment and technological obsolescence.

We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to calculate our markdowns. However, if estimates regarding consumer demand are inaccurate or changes in technology affect demand for certain products in an unforeseen manner, we may be exposed to losses or gains that could be material. A 10% change in our markdown reserve percentage at February 2, 2013, would have affected net earnings by approximately $9 million in fiscal 2013 (11-month).

Inventory loss adjustments reflect anticipated physical inventory losses (e.g., theft) that have occurred since the last physical inventory. Physical inventory counts are taken on a regular basis and results are used in estimating inventory loss rates.

Inventory loss adjustments involve uncertainty because the calculations require management to make assumptions and to apply judgment regarding a number of factors, including historical results and current inventory loss trends.

We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to calculate our inventory loss adjustment. However, if our estimates regarding physical inventory losses are inaccurate, we may be exposed to losses or gains that could be material. A 10% change in our physical inventory loss percentage at February 2, 2013, would have affected net earnings by approximately $7 million in fiscal 2013 (11-month).

Vendor Allowances

We receive funds from vendors for various programs, primarily as reimbursements for costs such as markdowns, margin protection, advertising and sales incentives. Vendor allowances provided as a reimbursement of specific, incremental and identifiable costs incurred to promote a vendor's products are included as an expense reduction when the cost is incurred. All other vendor allowances are recorded as a reduction of the cost of merchandise.

Based on the provisions of our vendor agreements, we develop vendor fund accrual rates by estimating the point at which we will have completed our performance under the agreement and the deferred amounts will be earned. We perform analyses and review historical trends to ensure the deferred amounts earned are appropriately recorded. Certain of our vendor agreements contain purchase volume incentives that provide for increased funding when graduated purchase volumes are met. Amounts accrued throughout the year are based on estimates of future activity levels, and could be impacted if actual purchase volumes differ.

We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to calculate our vendor receivables. However, if actual results are not consistent with the assumptions and estimates used, we may be exposed to additional adjustments that could materially, either positively or negatively, impact our gross profit rate and inventory. A 10% difference in our vendor receivables at February 2, 2013, would have affected net earnings by approximately $45 million in fiscal 2013 (11-month).

Long-Lived Assets

Long-lived assets other than goodwill and indefinite-lived intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

When evaluating long-lived assets for potential impairment, we first compare the carrying value of the asset to the asset's estimated future cash flows (undiscounted and without interest charges). If the sum of the estimated future cash flows is less than the carrying value of the asset, we calculate an impairment loss. The impairment loss calculation compares the carrying value of the asset to the asset's estimated fair value, which may be based on estimated discounted cash flows. We recognize an impairment loss if the amount of the asset's carrying value exceeds the asset's estimated fair value. If we recognize an impairment loss, the adjusted carrying amount of the asset becomes its new cost basis. For a depreciable long-lived asset, the new cost basis will be depreciated over the remaining useful life of that asset.

When reviewing long-lived assets for impairment, we group long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. For long-lived assets deployed at store locations, we review for impairment at the individual store level. These reviews involve comparing the carrying value of all land, buildings, leasehold improvements, fixtures and equipment located at each store to the net cash flow projections for each store. In addition, we conduct separate impairment reviews at other levels as appropriate. For example, a shared asset such as a distribution center would be evaluated by reference to the aggregate assets, liabilities and projected cash flows of all areas of the businesses utilizing those shared assets.

Our impairment loss calculations include uncertainty because they require management to make assumptions and to apply judgment to estimate future cash flows and asset fair values, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows. If actual results are not consistent with our estimates and assumptions used in estimating future cash flows and asset fair values, we may be exposed to losses that could be material. We do not believe there is a reasonable likelihood that there will be a material change in the estimates or assumptions we use to calculate long-lived asset impairment losses.

Goodwill

We evaluate goodwill for impairment annually in the fiscal fourth quarter and whenever events or changes in circumstances indicate their carrying value may not be recoverable.

We test for goodwill impairment at the reporting unit level, which is one level below the operating segment level. Before employing detailed impairment testing methodologies, we first evaluate likelihood of impairment by considering qualitative factors relevant to each reporting unit, such as macroeconomic, industry, market or any other factors that have a significant bearing on fair value. If we determine that it is more likely than not that goodwill is impaired, we apply detailed testing methodologies. Otherwise, we conclude that no impairment has occurred. Our detailed impairment testing involves comparing the fair value of each reporting unit to its carrying value, including goodwill. Fair value reflects the price a market participant would be willing to pay in a potential sale of the reporting unit. If the fair value exceeds carrying value, then it is concluded that no goodwill impairment has occurred. If the carrying value of the reporting unit exceeds its fair value, a second step is required to measure possible goodwill impairment loss. The second step includes hypothetically valuing the tangible and intangible assets and liabilities of the reporting unit as if the reporting unit had been acquired in a business combination. Then, the implied fair value of the reporting unit's goodwill is compared to the carrying value of that goodwill. If the carrying value of the reporting unit's goodwill exceeds the implied fair value of the goodwill, we recognize an impairment loss in an amount equal to the excess, not to exceed the carrying value.

Our detailed impairment analysis involves the use of discounted cash flow models. Significant management judgment is necessary to evaluate the impact of operating and macroeconomic changes on each reporting unit. Critical assumptions include projected comparable store sales growth, store count, gross profit rates, SG&A rates, working capital fluctuations, capital expenditures, discount rates and terminal growth rates. We determine discount rates separately for each reporting unit using the capital asset pricing model. We also use comparable market earnings multiple data and our company's market capitalization to corroborate our reporting unit valuations.

The carrying value of goodwill at February 2, 2013 was $528 million. In fiscal 2013 (11-month), we recorded a $822 million goodwill impairment primarily attributable to our Canada and Five Star reporting units. For the remainder of our goodwill outside these reporting units, we determined that the excess of fair value over carrying value for each of our reporting units was substantial. We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to test for impairment losses on goodwill. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to an impairment charge that could be material.

Tax Contingencies

Our income tax returns, like those of most companies, are periodically audited by domestic and foreign tax authorities. These audits include questions regarding our tax filing positions, including the timing and amount of deductions and the allocation of income among various tax jurisdictions. At any one time, multiple tax years are subject to audit by the various tax authorities. In evaluating the exposures associated with our various tax filing positions, we may record a liability for such exposures. A number of years may elapse before a particular matter, for which we have established a liability, is audited and fully resolved or clarified. We adjust our liability for unrecognized tax benefits and income tax provision in the period in which an uncertain tax position is effectively settled, the statute of limitations expires for the relevant taxing authority to examine the tax position or when more information becomes available.

Our liability for unrecognized tax benefits contains uncertainties because management is required to make assumptions and to apply judgment to estimate the exposures associated with our various filing positions.

Our effective income tax rate is also affected by changes in tax law, the tax jurisdiction of new stores or business ventures, the level of earnings and the results of tax audits.

Although we believe that the judgments and estimates discussed herein are reasonable, actual results could differ, and we may be exposed to losses or gains that could be material.

To the extent we prevail in matters for which a liability has been established, or are required to pay amounts in excess of our established liability, our effective income tax rate in a given financial statement period could be materially affected. An unfavorable tax settlement generally would require use of our cash and may result in an increase in our effective income tax rate in the period of resolution. A favorable tax settlement may reduce our effective income tax rate and would be recognized in the period of resolution.

Revenue Recognition

The following accounting estimates relating to revenue recognition contain uncertainty because they require management to make assumptions and to apply judgment regarding the effects of future events.

We sell gift cards to customers in our retail stores, through our websites and through selected third parties. A liability is initially established for the value of the gift card. We recognize revenue from gift cards when: (i) the card is redeemed by the customer; or (ii) the likelihood of the gift card being redeemed by the customer is remote (“gift card breakage”). We determine our gift card breakage rate based upon historical redemption patterns, which show that after 24 months, we can determine the portion of the liability for which redemption is remote.

We have customer loyalty programs which allow members to earn points for each purchase completed or when using our co-branded credit cards in the U.S. and Canada. Points earned enable members to receive a certificate that may be redeemed on future purchases. The value of points earned by our loyalty program members is included in accrued liabilities and recorded as a reduction in revenue at the time the points are earned, based on the value of points that are projected to be redeemed.

We sell service contracts for technical support, maintenance and other programs. Revenue on service contracts is deferred at the time of purchase and recognized either (i) ratably over the term of the contract or (ii) under a utilization model based on the percentage of services consumed during the contract term compared with the total estimated services to be provided over the entire contract.

Our estimate of the amount and timing of redemptions of gift cards and certificates is based primarily on historical transaction experience, and our estimate of the services consumed under service contracts is based on historical usage rates. We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to measure sales returns and doubtful accounts or to recognize revenue for our gift card and customer loyalty programs. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to losses or gains that could be material.

A 10% change in our gift card breakage rate at February 2, 2013, would have affected net earnings by approximately $22 million in fiscal 2013 (11-month).

A 10% change in our customer loyalty program liability at February 2, 2013, would have affected net earnings by approximately $13 million in fiscal 2013 (11-month).

A 10% change in our deferred revenue balance related to service contracts at February 2, 2013, would have affected net earnings by approximately $13 million in fiscal 2013 (11-month).

Costs Associated with Vacant Leased Property

From time-to-time we vacate stores and other locations prior to the expiration of the related lease. For vacated locations with remaining lease commitments, we record an expense for the difference between the present value of our future lease payments and related costs (e.g., real estate taxes and common area maintenance) from the date we cease to use the location through the end of the remaining lease term, net of expected future sublease rental income.

Our estimate of future cash flows is based on historical experience; our analysis of the specific real estate market, including input from independent real estate firms; and economic conditions. Cash flows are discounted using a risk-free interest rate that coincides with the remaining lease term.

The liability recorded for location closures involves uncertainty because management is required to make assumptions and to apply judgment to estimate the duration of future vacancy periods, the amount and timing of future settlement payments, and the amount and timing of potential sublease rental income. When making these assumptions, management considers a number of factors, including historical experience, the location and condition of the property, the terms of the underlying lease, the specific marketplace demand and general economic conditions.

We do not believe there is a reasonable likelihood that there will be a material change in the estimates or assumptions we use to calculate our location closing liability. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to losses or gains that could be material.

A 10% change in our location closing liability at February 2, 2013, would have affected net earnings by approximately $15 million in fiscal 2013 (11-month).

Stock-Based Compensation

We have a stock-based compensation plan, which includes non-qualified stock options, nonvested share awards, and an employee stock purchase plan. We determine the fair value of our non-qualified stock option awards using option-pricing models. We determine the fair value of nonvested awards with market conditions using Monte-Carlo simulation. We determine the fair value of nonvested awards that vest based upon performance or time conditions at the closing market price of our stock, reduced by the present value of expected dividends during the vesting period where the recipient has no dividend rights. Compensation expense is recognized over the requisite service period for awards expected to vest. Management's key assumptions are developed with input from independent third-party valuation advisors.

Valuation techniques used require management to make assumptions and to apply judgment to determine the fair value of our awards. These assumptions and judgments include estimating the future volatility of our stock price, expected dividend yield, future employee turnover rates and future employee stock option exercise behaviors and correlations between our returns and peer company returns. Changes in these assumptions can materially affect the fair value estimate.

Estimation of awards that will ultimately vest requires judgment for the amounts that will be forfeited due to failure to fulfill service conditions or to achieve company or personal performance goals. To the extent actual results or updated estimates differ from our current estimates such amounts are recorded as a cumulative adjustment in the period estimates are revised. Changes in estimates can materially affect compensation expense within individual periods.

Estimates and assumptions are based upon information currently available, including historical experience and current business and economic conditions. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to changes in stock-based compensation expense that could be material. A 10% change in our stock-based compensation expense for the year ended February 2, 2013, would have affected net earnings by approximately $7 million in fiscal 2013 (11-month).

Self-Insured Liabilities

We are self-insured for certain losses related to health, workers' compensation and general liability claims, as well as customer warranty and insurance programs, although we obtain third party insurance coverage to limit our exposure to these claims. When estimating our self-insured liabilities, we consider a number of factors, including historical claims experience, demographic factors, severity factors and valuations provided by independent third-party actuaries. Our self-insured liabilities involve uncertainty because management is required to make assumptions and to apply judgment to estimate the ultimate cost to settle reported claims and claims incurred but not reported at the balance sheet date.

We do not believe there is a reasonable likelihood that there will be a material change in the estimates or assumptions we use to calculate our self-insured liabilities. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to losses or gains that could be material. A 10% change in our self-insured liabilities at February 2, 2013, would have affected net earnings by approximately $8 million in fiscal 2013 (11-month).

New Accounting Standards

Comprehensive Income — In June 2011, the FASB issued new guidance on the presentation of comprehensive income. Specifically, the new guidance requires an entity to present components of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate but consecutive statements. The new guidance eliminated the previous option to report other comprehensive income and its components in the statement of changes in equity. While the new guidance changed the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. This new guidance is effective for fiscal years and interim periods beginning after December 15, 2011. Accordingly, we adopted the new guidance on March 4, 2012, and have presented total comprehensive income in our Consolidated Statements of Comprehensive Income.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

In addition to the risks inherent in our operations, we are exposed to certain market risks, including adverse changes in foreign currency exchange rates and interest rates.

Foreign Currency Exchange Rate Risk

We have market risk arising from changes in foreign currency exchange rates related to our International segment operations. On a limited basis, we use forward foreign exchange contracts to hedge the impact of fluctuations in foreign currency exchange rates. Our Canada, Europe and China businesses enter into the contracts primarily to hedge certain non-functional currency transaction exposures and not for speculative purposes.

The aggregate notional amount related to our foreign exchange forward contracts outstanding at February 2, 2013, and March 3, 2012, was $173 million and $238 million, respectively. The fair value recorded on our Consolidated Balance Sheet related to our foreign exchange forward contracts outstanding at February 2, 2013, and March 3, 2012, was $1 million and $(1) million, respectively. The amount recorded in our Consolidated Statement of Earnings related to all contracts settled and outstanding was a gain of $1 million in fiscal 2013 (11-month), and a gain of $11 million in fiscal 2012.

The overall weakness of the U.S. dollar compared to the Chinese Renminbi since the end of fiscal 2012 has had a positive overall impact on our revenue, which was partially offset by the strength of the U.S. dollar compared to the Canadian dollar and Mexican peso. It is not possible to determine the exact impact of foreign currency exchange rate fluctuations; however, the effect on reported revenue and net earnings can be estimated. We estimate that foreign currency exchange rate fluctuations had a net favorable impact on our revenue in fiscal 2013 (11-month) of approximately $28 million and a net unfavorable impact on earnings of $16 million. Similarly, we estimate that the overall weakness of the U.S. dollar had a favorable impact on our revenue and net earnings in fiscal 2012 of approximately $215 million and $3 million, respectively.

Interest Rate Risk

Short- and long-term debt

At February 2, 2013, our short- and long-term debt was comprised primarily of credit facilities, our 2013 Notes, our 2016 Notes and our 2021 Notes. We currently do not manage the interest rate risk on our debt through the use of derivative instruments.

Our credit facilities' interest rates may be reset due to fluctuations in a market-based index, such as the federal funds rate, LIBOR, or the base rate or prime rate of our lenders. A hypothetical 100-basis-point change in the interest rates on the outstanding balance of our credit facilities at February 2, 2013, and March 3, 2012, would change our annual pre-tax earnings by $6 million and $5 million, respectively.

There is no interest rate risk associated with our 2016 Notes or 2021 Notes, as the interest rates are fixed at 3.75% and 5.5%, respectively, per annum. The interest rate on our 2013 Notes is subject to change based on our credit ratings and had a fixed interest rate of 7.25% at February 2, 2013.
Long-term investments in debt securities

At February 2, 2013, our long-term investments in debt securities were comprised of ARS. These investments are not subject to material interest rate risk. A hypothetical 100-basis-point change in the interest rate on such investments at February 2, 2013, and March 3, 2012, would change our annual pre-tax earnings by less than $1 million and less than $1 million, respectively. We do not manage interest rate risk on our investments in debt securities through the use of derivative instruments.

Other Market Risks

Investments in auction rate securities

At February 2, 2013, we held $21 million in investments in ARS, which includes a $2 million pre-tax temporary impairment, compared to $82 million in investments in ARS and a $6 million pre-tax temporary impairment at March 3, 2012. Given current conditions in the ARS market as described above in the Liquidity and Capital Resources section, included in Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, of this Transition Report on Form 10-K, we may incur additional temporary unrealized losses or other-than-temporary realized losses in the future if market conditions were to persist and we were unable to recover the cost of our ARS investments. A hypothetical 100-basis-point loss from the par value of these investments at February 2, 2013, and March 3, 2012, would result in an impairment of $1 million and $1 million, respectively.

Item 8. Financial Statements and Supplementary Data.

Management's Report on the Consolidated Financial Statements

Our management is responsible for the preparation, integrity and objectivity of the accompanying consolidated financial statements and the related financial information. The consolidated financial statements have been prepared in conformity with GAAP and necessarily include certain amounts that are based on estimates and informed judgments. Our management also prepared the related financial information included in this Transition Report on Form 10-K and is responsible for its accuracy and consistency with the consolidated financial statements.

The accompanying consolidated financial statements have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, which conducted its audits in accordance with the standards of the Public Company Accounting Oversight Board (U.S.). The independent registered public accounting firm's responsibility is to express an opinion as to the fairness with which such financial statements present our financial position, results of operations and cash flows in accordance with GAAP.

Management's Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act). Our internal control over financial reporting is designed under the supervision of our principal executive officer and principal financial officer, and effected by our Board, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that:

(1)	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect our transactions and the dispositions of our assets;

(2)
Provide reasonable assurance that our transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that our receipts and expenditures are being made only in accordance with authorizations of our management and Board; and

(3)	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we assessed the effectiveness of our internal control over financial reporting as of February 2, 2013, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on our assessment, we have concluded that our internal control over financial reporting was effective as of February 2, 2013. During our assessment, we did not identify any material weaknesses in our internal control over financial reporting. Deloitte & Touche LLP, the independent registered public accounting firm that audited our consolidated financial statements for the year ended February 2, 2013, included in Item 8, Financial Statements and Supplementary Data, of this Transition Report on Form 10-K, has issued an unqualified attestation report on our internal control over financial reporting as of February 2, 2013.

Hubert Joly President and Chief Executive Officer (duly authorized and principal executive officer)	Sharon L. McCollam Executive Vice President, Chief Administrative and Chief Financial Officer (duly authorized and principal financial officer)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Best Buy Co., Inc.:
Richfield, Minnesota

We have audited the accompanying consolidated balance sheets of Best Buy Co., Inc. and subsidiaries (the “Company”) as of February 2, 2013 and March 3, 2012 and the related consolidated statements of earnings, comprehensive income, cash flows, and changes in shareholders' equity for the 11-month period ended February 2, 2013, and the fiscal years ended March 3, 2012, and February 26, 2011. Our audits also included the financial statement schedule listed in the Index at Item 15(a) appearing in the Transition report on Form 10-K for the 11-month period ended February 2, 2013. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Best Buy Co., Inc. and subsidiaries as of February 2, 2013 and March 3, 2012, and the results of their operations and their cash flows for the 11-month period ended February 2, 2013, and the fiscal years ended March 3, 2012, and February 26, 2011, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the Company changed its fiscal year end from the Saturday nearest the end of February to the Saturday nearest the end of January. Further as discussed in Note 1, the accompanying financial statements have been retrospectively adjusted to present the Best Buy Europe business as discontinued operations.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of February 2, 2013, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 27, 2013, expressed an unqualified opinion on the Company's internal control over financial reporting.

Minneapolis, Minnesota
March 27, 2013 (June 21, 2013, as to the effects of presenting Best Buy Europe as discontinued operations as described in Note 1)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Best Buy Co., Inc.:
Richfield, Minnesota

We have audited the internal control over financial reporting of Best Buy Co., Inc. and subsidiaries (the “Company”), as of February 2, 2013, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of February 2, 2013, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the 11-month period ended February 2, 2013, of the Company and our report dated March 27, 2013 (June 21, 2013, as to the effects of presenting Best Buy Europe as discontinued operations as described in Note 1), expressed an unqualified opinion on those financial statements and financial statement schedule and includes an explanatory paragraph concerning the Company changing its fiscal year end from the Saturday nearest the end of February to the Saturday nearest the end of January.

Minneapolis, Minnesota
March 27, 2013

Consolidated Balance Sheets
$ in millions, except per share and share amounts

	February 2, 2013	March 3, 2012
Assets
Current Assets
Cash and cash equivalents	$1,826	$1,199
Receivables	2,704	2,288
Merchandise inventories	6,571	5,731
Other current assets	946	1,079
Total current assets	12,047	10,297
Property and Equipment
Land and buildings	756	775
Leasehold improvements	2,386	2,367
Fixtures and equipment	5,120	4,981
Property under capital lease	113	129
	8,375	8,252
Less accumulated depreciation	5,105	4,781
Net property and equipment	3,270	3,471
Goodwill	528	1,335
Tradenames, Net	131	130
Customer Relationships, Net	203	229
Equity and Other Investments	86	140
Other Assets	522	403
Total Assets	$16,787	$16,005

Liabilities and Equity
Current Liabilities
Accounts payable	$6,951	$5,364
Unredeemed gift card liabilities	428	456
Accrued compensation and related expenses	520	539
Accrued liabilities	1,639	1,685
Accrued income taxes	129	288
Short-term debt	596	480
Current portion of long-term debt	547	43
Total current liabilities	10,810	8,855
Long-Term Liabilities	1,109	1,099
Long-Term Debt	1,153	1,685
Contingencies and Commitments (Note 15)
Equity
Best Buy Co., Inc. Shareholders' Equity
Preferred stock, $1.00 par value: Authorized — 400,000 shares; Issued and outstanding — none	—	—
Common stock, $0.10 par value: Authorized — 1.0 billion shares; Issued and outstanding — 338,276,000 and 341,400,000 shares, respectively	34	34
Additional paid-in capital	54	—
Retained earnings	2,861	3,621
Accumulated other comprehensive income	112	90
Total Best Buy Co., Inc. shareholders' equity	3,061	3,745
Noncontrolling interests	654	621
Total equity	3,715	4,366
Total Liabilities and Equity	$16,787	$16,005

See Notes to Consolidated Financial Statements.

Consolidated Statements of Earnings
$ in millions, except per share amounts

	11 Months Ended		12 Months Ended
Fiscal Years Ended	February 2, 2013	January 28, 2012	March 3, 2012	February 26, 2011
		(Unaudited recast)
Revenue	$39,948	$41,319	$45,476	$44,432
Cost of goods sold	30,601	31,388	34,466	33,491
Restructuring charges — cost of goods sold	1	19	19	9
Gross profit	9,346	9,912	10,991	10,932
Selling, general and administrative expenses	8,226	7,990	8,762	8,514
Restructuring charges	414	24	29	138
Goodwill impairments	822	—	—	—
Operating income (loss)	(116)	1,898	2,200	2,280
Other income (expense)
Gain on sale of investments	—	55	55	—
Investment income and other	20	23	22	28
Interest expense	(100)	(101)	(111)	(61)
Earnings (loss) from continuing operations before income tax expense and equity in income of affiliates	(196)	1,875	2,166	2,247
Income tax expense	270	658	742	784
Equity in income of affiliates	—	—	—	2
Net earnings (loss) from continuing operations	(466)	1,217	1,424	1,465
Gain (loss) from discontinued operations (Note 4), net of tax of $38, $119, $122 and $70	46	(1,394)	(1,402)	(99)
Net earnings (loss) including noncontrolling interests	(420)	(177)	22	1,366
Net earnings from continuing operations attributable to noncontrolling interests	(2)	(3)	(3)	(2)
Net earnings from discontinued operations attributable to noncontrolling interests	(19)	(1,245)	(1,250)	(87)
Net earnings (loss) attributable to Best Buy Co., Inc. shareholders	$(441)	$(1,425)	$(1,231)	$1,277

Basic earnings (loss) per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$(1.38)	$3.26	$3.88	$3.60
Discontinued operations	0.08	(7.09)	(7.24)	(0.46)
Basic earnings (loss) per share	$(1.30)	$(3.83)	$(3.36)	$3.14

Diluted earnings (loss) per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$(1.38)	$3.19	$3.81	$3.53
Discontinued operations	0.08	(6.91)	(7.08)	(0.45)
Diluted earnings (loss) per share	$(1.30)	$(3.72)	$(3.27)	$3.08

Weighted-average common shares outstanding (in millions)
Basic	338.6	372.5	366.3	406.1
Diluted	338.6	382.0	374.5	416.5

See Notes to Consolidated Financial Statements.

Consolidated Statements of Comprehensive Income
$ in millions

	11 Months Ended	12 Months Ended
Fiscal Years Ended	February 2, 2013	March 3, 2012	February 26, 2011
Net earnings (loss) including noncontrolling interests	$(420)	$22	$1,366
Foreign currency translation adjustments	15	(21)	34
Unrealized gain (loss) on available-for-sale investments	2	(26)	58
Unrealized loss on cash flow hedging instruments	—	—	(2)
Reclassification adjustment for gain on available-for-sale investments	—	(48)	—
Comprehensive income (loss) including noncontrolling interests	(403)	(73)	1,456
Comprehensive loss attributable to noncontrolling interests	(27)	(1,241)	(46)
Comprehensive income (loss) attributable to Best Buy Co., Inc. shareholders	$(430)	$(1,314)	$1,410

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows
$ in millions

	11 Months Ended		12 Months Ended
Fiscal Years Ended	February 2, 2013	January 28, 2012	March 3, 2012	February 26, 2011
		(Unaudited recast)
Operating Activities
Net earnings (loss) including noncontrolling interests	$(420)	$(177)	$22	$1,366
Adjustments to reconcile net earnings (loss) to total cash provided by operating activities:
Depreciation	794	811	897	896
Amortization of definite-lived intangible assets	38	42	48	82
Restructuring charges	449	280	287	222
Goodwill impairments	822	1,207	1,207	—
Stock-based compensation	107	110	120	121
Realized gain on sale of investment	—	(55)	(55)	—
Deferred income taxes	(19)	110	28	(134)
Excess tax benefits from stock-based compensation	—	—	—	(11)
Other, net	41	20	26	11
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	(551)	(342)	41	(371)
Merchandise inventories	(912)	(1,067)	120	(400)
Other assets	(65)	29	(24)	40
Accounts payable	1,735	2,095	574	(443)
Other liabilities	(339)	82	(23)	(156)
Income taxes	(226)	(48)	25	(33)
Total cash provided by operating activities	1,454	3,097	3,293	1,190
Investing Activities
Additions to property and equipment, net of $29, $13, $18 and $81 non-cash capital expenditures	(705)	(709)	(766)	(744)
Purchases of investments	(13)	(111)	(112)	(267)
Sales of investments	69	290	290	415
Acquisition of businesses, net of cash acquired	(31)	(174)	(174)	—
Proceeds from sale of business, net of cash transferred	25	1	—	21
Change in restricted assets	101	58	40	(2)
Settlement of net investment hedges	—	—	—	12
Other, net	16	(2)	(2)	(4)
Total cash used in investing activities	(538)	(647)	(724)	(569)
Financing Activities
Repurchase of common stock	(122)	(1,368)	(1,500)	(1,193)
Issuance of common stock under employee stock purchase plan and for the exercise of stock options	25	66	67	179
Dividends paid	(224)	(228)	(228)	(237)
Repayments of debt	(1,614)	(3,192)	(3,412)	(3,120)
Proceeds from issuance of debt	1,741	3,911	3,921	3,021
Payment to noncontrolling interest (Note 3)	—	(1,303)	(1,303)	—
Acquisition of noncontrolling interests	—	—	—	(21)
Excess tax benefits from stock-based compensation	—	—	—	11
Other, net	(17)	(27)	(23)	3
Total cash used in financing activities	(211)	(2,141)	(2,478)	(1,357)
Effect of Exchange Rate Changes on Cash	(4)	(6)	5	13
Increase (Decrease) in Cash and Cash Equivalents	701	303	96	(723)
Adjustment for Fiscal Year-End Change (Note 2)	(74)	(5)	—	—
Increase (Decrease) in Cash and Cash Equivalents After Adjustment	627	298	96	(723)
Cash and Cash Equivalents at Beginning of Year	1,199	1,103	1,103	1,826
Cash and Cash Equivalents at End of Year	$1,826	$1,401	$1,199	$1,103
Supplemental Disclosure of Cash Flow Information
Income taxes paid	$478	$476	$568	$882
Interest paid	106	86	89	68
See Notes to Consolidated Financial Statements.

Consolidated Statements of Changes in Shareholders' Equity
$ and shares in millions

	Common Shares	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Best Buy Co., Inc. Shareholders' Equity	Non controlling Interests	Total Equity
Balances at February 27, 2010	419	$42	$441	$5,797	$40	$6,320	$644	$6,964
Net earnings	—	—	—	1,277	—	1,277	89	1,366
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	—	—	—	76	76	(42)	34
Unrealized gains on available-for-sale investments	—	—	—	—	58	58	—	58
Cash flow hedging instruments — unrealized loss	—	—	—	—	(1)	(1)	(1)	(2)
Stock options exercised	4	—	134	—	—	134	—	134
Vesting of restricted stock	1	—	—	—	—	—	—	—
Tax benefits from stock options, restricted stock and employee stock purchase plan	—	—	3	—	—	3	—	3
Issuance of common stock under employee stock purchase plan	1	—	45	—	—	45	—	45
Stock-based compensation	—	—	121	—	—	121	—	121
Common stock dividends, $0.58 per share	—	—	—	(238)	—	(238)	—	(238)
Repurchase of common stock	(32)	(3)	(726)	(464)	—	(1,193)	—	(1,193)
Balances at February 26, 2011	393	39	18	6,372	173	6,602	690	7,292
Net earnings (loss)	—	—	—	(1,231)	—	(1,231)	1,253	22
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	—	—	—	—	(9)	(9)	(12)	(21)
Unrealized losses on available-for-sale investments	—	—	—	—	(26)	(26)	—	(26)
Reclassification adjustment for gain on available-for-sale securities included in net earnings	—	—	—	—	(48)	(48)	—	(48)
Payment to noncontrolling interest	—	—	—	—	—	—	(1,303)	(1,303)
Dividend distribution	—	—	—	—	—	—	(7)	(7)
Stock options exercised	1	—	27	—	—	27	—	27
Tax loss from stock options, restricted stock and employee stock purchase plan	—	—	(2)	—	—	(2)	—	(2)
Issuance of common stock under employee stock purchase plan	2	—	40	—	—	40	—	40
Stock-based compensation	—	—	120	—	—	120	—	120
Common stock dividends, $0.62 per share	—	—	—	(228)	—	(228)	—	(228)
Repurchase of common stock	(55)	(5)	(203)	(1,292)	—	(1,500)	—	(1,500)
Balances at March 3, 2012	341	34	—	3,621	90	3,745	621	4,366
Adjustment for fiscal year-end change (Note 2)	—	—	—	(14)	11	(3)	9	6
Net earnings (loss)	—	—	—	(441)	—	(441)	21	(420)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	—	—	—	—	9	9	6	15
Unrealized gains on available-for-sale investments	—	—	—	—	2	2	—	2
Dividend distribution	—	—	—	—	—	—	(3)	(3)
Stock options exercised	2	—	1	—	—	1	—	1
Tax loss from stock options, restricted stock and employee stock purchase plan	—	—	(44)	—	—	(44)	—	(44)
Issuance of common stock under employee stock purchase plan	1	—	24	—	—	24	—	24
Stock-based compensation	—	—	112	—	—	112	—	112
Common stock dividends, $0.66 per share	—	—	—	(222)	—	(222)	—	(222)
Repurchase of common stock	(6)	—	(39)	(83)	—	(122)	—	(122)
Balances at February 2, 2013	338	$34	$54	$2,861	$112	$3,061	$654	$3,715
See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies

Unless the context otherwise requires, the use of the terms "Best Buy", "we," "us" and "our" in these Notes to Consolidated Financial Statements refers to Best Buy Co., Inc. and, as applicable, its consolidated subsidiaries.

Sale of Best Buy Europe

During the first quarter of fiscal 2014, we entered into a definitive agreement with Carphone Warehouse Group plc ("CPW") to sell our 50% ownership interest in Best Buy Europe to CPW. The transaction is subject to the approval of CPW shareholders and certain European regulators. We expect the transaction to be completed in the second quarter of fiscal 2014. As a result, the assets and liabilities of Best Buy Europe were determined to be held for sale as of the end of our first quarter of fiscal 2014 and were reported as such in our Quarterly Report on Form 10-Q. We also adopted discontinued operations presentation for Best Buy Europe and included its results of operations in discontinued operations in the first quarter of fiscal 2014. See Note 4, Discontinued Operations, for further information. The Financial Statements and Notes to Financial Statements have been retrospectively adjusted accordingly.

Description of Business

We are a multi-national e-commerce and physical retailer of consumer electronics, including mobile phones, tablets and computers, large and small appliances, televisions, digital imaging and entertainment products and related accessories. We have two operating segments: Domestic and International. The Domestic segment is comprised of store, call center and online operations in all states, districts and territories of the U.S., operating under the brand names Best Buy, Best Buy Mobile, Geek Squad, Magnolia Audio Video and Pacific Sales. The International segment is comprised of: (i) all Canada store, call center and online operations, operating under the brand names Best Buy, Best Buy Mobile, Cell Shop, Connect Pro, Future Shop and Geek Squad, (ii) all Europe store, call center and online operations, operating under the brand names The Carphone Warehouse, The Phone House and Geek Squad, (iii) all China store and call center operations, operating under the brand names Five Star and Best Buy Mobile and (iv) all Mexico store operations operating under the brand names Best Buy, Best Buy Express and Geek Squad.

In addition to our retail store operations, we also operate websites including BestBuy.com, BestBuy.ca, BestBuyMobile.com, CarphoneWarehouse.com, FutureShop.ca and PhoneHouse.com.

Fiscal Year

On November 2, 2011, our Board of Directors approved a change in our fiscal year-end from the Saturday nearest the end of February to the Saturday nearest the end of January, effective beginning with our fiscal year 2013. As a result of this change, our fiscal year 2013 is an 11-month transition period beginning March 4, 2012 through February 2, 2013. Concurrent with the change, we began consolidating the results of our Europe, China and Mexico operations on a one-month lag, compared to a two-month lag in prior years, to continue aligning the fiscal reporting periods of our international operations with statutory filing requirements. In these consolidated statements, including the notes thereto, financial results for fiscal 2013 are for an 11-month period. Corresponding results for fiscal 2012 and fiscal 2011 are both for 12-month periods. In addition, our Consolidated Statements of Earnings and Consolidated Statements of Cash Flows also include an unaudited 11-month fiscal 2012 (recast). Fiscal 2013 (11-month) included 48 weeks, fiscal 2012 included 53 weeks, and fiscal 2011 included 52 weeks.

Basis of Presentation

The consolidated financial statements include the accounts of Best Buy Co., Inc. and its consolidated subsidiaries. Investments in unconsolidated entities over which we exercise significant influence but do not have control are accounted for using the equity method. All intercompany balances and transactions are eliminated upon consolidation.

In order to align our fiscal reporting periods and comply with statutory filing requirements, we consolidate the financial results of our Europe, China and Mexico operations on a lag. Due to our fiscal year-end change, this was a one-month lag in fiscal 2013 (11-month) and a two-month lag in fiscal 2012 and 2011. Our policy is to accelerate recording the effect of events occurring in the lag period that significantly affect our consolidated financial statements. In fiscal 2012, we recorded $82 million of restructuring charges recorded in January 2012 related to our large-format Best Buy branded store closures in the United Kingdom ("U.K") as well as a $1.2 billion goodwill impairment charge attributable to our Best Buy Europe reporting unit. Except for these restructuring activities and the goodwill impairment in fiscal 2012, no significant intervening event occurred in these operations that would have materially affected our financial condition, results of operations, liquidity or other factors had it been recorded during fiscal 2013 (11-month). For further information about our restructuring and the nature of the charges we recorded, refer to Note 7, Restructuring Charges. For further information about the goodwill impairment, refer to Goodwill and Intangible Assets below, as well as Note 3, Profit Share Buy-Out.

In preparing the accompanying consolidated financial statements, we evaluated the period from February 3, 2013 through the date the financial statements were issued for material subsequent events requiring recognition or disclosure. No such events were identified for this period.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. ("GAAP") requires us to make estimates and assumptions. These estimates and assumptions affect the reported amounts in the Consolidated Balance Sheets and Consolidated Statements of Earnings and Comprehensive Income, as well as the disclosure of contingent liabilities. Future results could be materially affected if actual results were to differ from these estimates and assumptions.

Cash and Cash Equivalents

Cash primarily consists of cash on hand and bank deposits. Cash equivalents consist of money market funds, U.S. Treasury bills, commercial paper and time deposits such as certificates of deposit with an original maturity of three months or less when purchased. The amounts of cash equivalents at February 2, 2013, and March 3, 2012, were $740 million and $343 million, respectively, and the weighted-average interest rates were 0.3% and 0.1%, respectively.

Outstanding checks in excess of funds on deposit (book overdrafts) totaled $97 million and $80 million at February 2, 2013, and March 3, 2012, respectively, and are reflected within Accounts payable in our Consolidated Balance Sheets.

Receivables

Receivables consist principally of amounts due from mobile phone network operators for commissions earned; banks for customer credit card, certain debit card and electronic benefits transfer (EBT) transactions; and vendors for various vendor funding programs.

We establish allowances for uncollectible receivables based on historical collection trends and write-off history. Our allowances for uncollectible receivables were $92 million and $72 million at February 2, 2013, and March 3, 2012, respectively.

Merchandise Inventories

Merchandise inventories are recorded at the lower of cost using either the average cost or first-in first-out method, or market. In-bound freight-related costs from our vendors are included as part of the net cost of merchandise inventories. Also included in the cost of inventory are certain vendor allowances that are not a reimbursement of specific, incremental and identifiable costs to promote a vendor's products. Other costs associated with acquiring, storing and transporting merchandise inventories to our retail stores are expensed as incurred and included in cost of goods sold.

Our inventory valuation reflects adjustments for anticipated physical inventory losses (e.g., theft) that have occurred since the last physical inventory. Physical inventory counts are taken on a regular basis to ensure that the inventory reported in our consolidated financial statements is properly stated.

Our inventory valuation also reflects markdowns for the excess of the cost over the amount we expect to realize from the ultimate sale or other disposal of the inventory. Markdowns establish a new cost basis for our inventory. Subsequent changes in facts or circumstances do not result in the reversal of previously recorded markdowns or an increase in the newly established cost basis.

Restricted Assets

Restricted cash and investments in debt securities totaled $366 million and $461 million, at February 2, 2013, and March 3, 2012, respectively, and are included in Other current assets or Equity and Other Investments in our Consolidated Balance

Sheets. Such balances are pledged as collateral or restricted to use for vendor payables, general liability insurance, workers' compensation insurance and insurance business regulatory reserve requirements.

Property and Equipment

Property and equipment are recorded at cost. We compute depreciation using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the period from the date the assets are placed in service to the end of the lease term, which includes optional renewal periods if they are reasonably assured. Accelerated depreciation methods are generally used for income tax purposes.

When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from our Consolidated Balance Sheets and any resulting gain or loss is reflected in our Consolidated Statements of Earnings.

Repairs and maintenance costs are charged directly to expense as incurred. Major renewals or replacements that substantially extend the useful life of an asset are capitalized and depreciated.

Costs associated with the acquisition or development of software for internal use are capitalized and amortized over the expected useful life of the software, from three to seven years. A subsequent addition, modification or upgrade to internal-use software is capitalized to the extent that it enhances the software's functionality or extends its useful life. Capitalized software is included in Fixtures and equipment. Software maintenance and training costs are expensed in the period incurred.

Property under capital lease is comprised of buildings and equipment used in our operations. The related depreciation for capital lease assets is included in depreciation expense. The carrying value of property under capital lease was $70 million and $69 million at February 2, 2013, and March 3, 2012, respectively, net of accumulated depreciation of $43 million and $60 million, respectively.

Estimated useful lives by major asset category are as follows:

Asset	Life (in years)
Buildings	25-50
Leasehold improvements	3-25
Fixtures and equipment	3-20
Property under capital lease	2-20

Impairment of Long-Lived Assets and Costs Associated With Exit Activities

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Factors considered important that could result in an impairment review include, but are not limited to, significant underperformance relative to historical or planned operating results, significant changes in the manner of use or expected life of the assets, or significant changes in our business strategies. An impairment loss is recognized when the estimated undiscounted cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset. When an impairment loss is recognized, the carrying amount of the asset is reduced to its estimated fair value based on quoted market prices or other valuation techniques (e.g., discounted cash flow analysis).

When reviewing long-lived assets for impairment, we group long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. For example, long-lived assets deployed at store locations are reviewed for impairment at the individual store level, which involves comparing the carrying value of all land, buildings, leasehold improvements, fixtures and equipment located at each store to the net cash flow projections for each store. In addition, we conduct separate impairment reviews at other levels as appropriate, for example to evaluate potential impairment of assets shared by several areas of operations, such as information technology systems.

The present value of costs associated with location closings, primarily future lease costs (net of expected sublease income), are charged to earnings when we have ceased using the specific location. We accelerate depreciation on property and equipment we expect to retire when a decision is made to abandon a location.

At February 2, 2013, and March 3, 2012, the obligation associated with location closings included in Accrued liabilities in our Consolidated Balance Sheets was $83 million and $91 million, respectively, and the obligation associated with location closings included in Long-term liabilities in our Consolidated Balance Sheets was $149 million and $48 million, respectively. The obligation associated with location closings at February 2, 2013, included amounts associated with our fiscal 2013, 2012, and 2011 restructuring activities and the obligation associated with location closings at March 3, 2012, included amounts associated with our fiscal 2012 and 2011 restructuring activities.

Leases

We conduct the majority of our retail and distribution operations from leased locations. The leases require payment of real estate taxes, insurance and common area maintenance, in addition to rent. The terms of our lease agreements generally range from 10 to 20 years. Most of the leases contain renewal options and escalation clauses, and certain store leases require contingent rents based on factors such as specified percentages of revenue or the consumer price index.

For leases that contain predetermined fixed escalations of the minimum rent, we recognize the related rent expense on a straight-line basis from the date we take possession of the property to the end of the initial lease term. We record any difference between the straight-line rent amounts and amounts payable under the leases as part of deferred rent, in Accrued liabilities or Long-term liabilities, as appropriate.

Cash or lease incentives received upon entering into certain store leases ("tenant allowances") are recognized on a straight-line basis as a reduction to rent from the date we take possession of the property through the end of the initial lease term. We record the unamortized portion of tenant allowances as a part of deferred rent, in Accrued liabilities or Long-term liabilities, as appropriate.

At February 2, 2013, and March 3, 2012, deferred rent included in Accrued liabilities in our Consolidated Balance Sheets was $50 million and $42 million, respectively, and deferred rent included in Long-term liabilities in our Consolidated Balance Sheets was $289 million and $317 million, respectively.

We also lease certain equipment under noncancelable operating and capital leases. In addition, we have financing leases for which the gross cost of constructing the asset is included in property and equipment, and amounts reimbursed from the landlord are recorded as financing obligations. Assets acquired under capital and financing leases are depreciated over the shorter of the useful life of the asset or the lease term, including renewal periods, if reasonably assured.

Goodwill and Intangible Assets

Goodwill

Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We test goodwill for impairment annually, as of the first day of the fiscal fourth quarter, or when indications of potential impairment exist. We monitor the existence of potential impairment indicators throughout the fiscal year. We test for goodwill impairment at the reporting unit level. Our reporting units are the components of operating segments which constitute businesses for which discrete financial information is available and is regularly reviewed by segment management. No components were aggregated in arriving at our reporting units. Our reporting units with goodwill balances at the beginning of fiscal 2013 (11-month) were Best Buy Domestic, Best Buy Canada, and Five Star.

As a result of the change in our fiscal year-end, we brought forward our annual goodwill impairment testing date by one fiscal month in order to continue our existing practice of assessing goodwill for impairment as of the first day of the fiscal fourth quarter. We believe this change is preferable because it aligns our annual goodwill impairment testing with our financial planning process, which was also adjusted in fiscal 2013 (11-month) to align with our new fiscal calendar. This will allow us to utilize management's updated forecasts in the discounted cash flow ("DCF") analysis used in the estimate of fair value of our reporting units. We have prospectively applied the change in the annual goodwill impairment testing date from November 4, 2012, as it is impracticable to determine objectively the estimates and assumptions necessary to perform the annual goodwill impairment test without the use of hindsight as of each annual impairment testing date for periods prior to November 4, 2012. The change in the annual goodwill impairment testing date did not affect the amount of goodwill impairment charge recorded in fiscal 2013 (11-month) and did not accelerate or delay the timing of recognition of the goodwill impairment charge.

We review goodwill for impairment by first assessing qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount, including goodwill, as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If it is determined that it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, we conclude that goodwill is not impaired. If it is determined that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, we conduct detailed impairment testing. The first step of the detailed testing involves estimating the fair value of the reporting unit and comparing this to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the second step of the two-step goodwill impairment test is required to measure the goodwill impairment loss. The second step includes hypothetically valuing all tangible and intangible assets and liabilities of the reporting unit as if the reporting unit had been acquired in a business combination. Then, the implied fair value of the reporting unit’s goodwill is compared to the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of the goodwill, we recognize an impairment loss in an amount equal to the excess, not to exceed the carrying amount.

Initial goodwill impairment assessments as of November 4, 2012, based on forecasts in place at that time, indicated that fair value exceeded carrying value for each reporting unit. However, operating performance in our Best Buy Canada and Five Star reporting units fell significantly below expectations in the later part of the fiscal fourth quarter. Therefore, we updated our forecasts for Best Buy Canada and Five Star and tested for goodwill impairment as of the end of fiscal 2013 (11-month). The updated forecasts, which were used as the basis for our DCF valuations for goodwill testing purposes, reflected significantly lower cash flows than previously forecast. Our analysis for step one of detailed impairment testing indicated that carrying values exceeded fair values for both Best Buy Canada and Five Star. Step two entailed allocating the fair values determined from step one to the fair value of all recognized and appropriate unrecognized assets and liabilities to determine the implied fair value of goodwill. In both cases, this analysis led to the conclusion that goodwill had no value, and therefore we recorded full impairment of the goodwill associated with Best Buy Canada ($611 million) and Five Star ($208 million). The combined goodwill impairment expense of $819 million is included in our International segment.

For the Best Buy Domestic reporting unit, we determined that the fair value of the reporting unit exceeded its carrying value by a substantial margin and there were no events during the fourth quarter of fiscal 2013 (11-month) that would be more likely than not to reduce the fair value of the Domestic reporting unit below its carrying amount.

Refer to Note 3, Profit Share Buy-Out, for further information on the $1.2 billion goodwill impairment attributable to the Best Buy Europe reporting unit recorded in the fourth quarter of fiscal 2012. No goodwill impairments were recorded in fiscal 2011.

Tradenames and Customer Relationships

We have an indefinite-lived tradename related to Pacific Sales included within our Domestic segment. We also have indefinite-lived tradenames related to Future Shop, Five Star, The Carphone Warehouse and The Phone House included within our International segment.

We have definite-lived intangible assets related to customer relationships acquired as part of our acquisition of mindSHIFT within our Domestic segment, and Best Buy Europe within our International segment.

Our valuation of identifiable intangible assets acquired is based on information and assumptions available to us at the time of acquisition, using income and market approaches to determine fair value. We amortize definite-lived intangible assets over their estimated useful lives. We do not amortize our indefinite-lived tradenames, but test for impairment annually, or when indications of potential impairment exist.

We utilize the relief from royalty method to determine the fair value of each of our indefinite-lived tradenames. If the carrying value exceeds the fair value, we recognize an impairment loss in an amount equal to the excess. No impairments were identified during fiscal 2013 (11-month).

The changes in the carrying amount of goodwill and indefinite-lived tradenames by segment were as follows in fiscal 2013 (11-month), 2012 and 2011 ($ in millions):

	Goodwill			Indefinite-Lived Tradenames
	Domestic	International	Total	Domestic	International	Total
Balances at February 27, 2010	$434	$2,018	$2,452	$32	$80	$112
Acquisitions	—	5	5	—	—	—
Impairments(1)	—	—	—	(10)	—	(10)
Sale of business(2)	(12)	—	(12)	(1)	—	(1)
Changes in foreign currency exchange rates	—	9	9	—	4	4
Balances at February 26, 2011	422	2,032	2,454	21	84	105
Acquisitions(3)	94	—	94	1	—	1
Impairments	—	(1,207)	(1,207)	—	—	—
Sale of business	—	(7)	(7)	(3)	(2)	(5)
Changes in foreign currency exchange rates	—	1	1	—	1	1
Other(4)	—	—	—	—	28	28
Balances at March 3, 2012	516	819	1,335	19	111	130
Acquisitions(5)	15	—	15	—	—	—
Impairments	(3)	(819)	(822)	—	—	—
Changes in foreign currency exchange rates	—	—	—	—	1	1
Balances at February 2, 2013	$528	$—	$528	$19	$112	$131

(1)
As part of our fiscal 2011 restructuring activities, we recorded an impairment charge related to certain indefinite-lived tradenames in our Domestic segment. See Note 7, Restructuring Charges, for further information.

(2)	As a result of the sale of our Speakeasy business in the second quarter of fiscal 2011, we eliminated the carrying value of the related goodwill and indefinite-lived tradenames as of the date of sale.

(3)	Represents goodwill acquired, primarily as a result of the mindSHIFT acquisition in fiscal 2012.

(4)
Represents the transfer of certain definite-lived tradenames (at their net book value) to indefinite-lived tradenames following our decision to no longer phase out certain tradenames. We believe these tradenames will continue to contribute to our future cash flows indefinitely.

(5)	Represents goodwill acquired, primarily as a result of an acquisition made by mindSHIFT in fiscal 2013 (11-month).

The following table provides the gross carrying amount of goodwill and cumulative goodwill impairment losses ($ in millions):

	February 2, 2013		March 3, 2012
	Gross Carrying Amount	Cumulative Impairment	Gross Carrying Amount	Cumulative Impairment
Goodwill	$2,608	$(2,080)	$2,596	$(1,261)

Our tradenames and customer relationships were as follows ($ in millions):

	February 2, 2013		March 3, 2012
	Tradenames	Customer Relationships	Tradenames	Customer Relationships
Indefinite-lived	$131	$—	$130	$—
Definite-lived	—	203	—	229
Total	$131	$203	$130	$229

The following table provides the gross carrying amount and related accumulated amortization of definite-lived intangible assets ($ in millions):

	February 2, 2013		March 3, 2012
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer relationships	$475	$(272)	$453	$(224)

Total amortization expense was $5 million, $1 million, and $0 million in fiscal 2013 (11-month), 2012, and 2011, respectively. At February 2, 2013, future continuing operations amortization expense for identifiable intangible assets for the next five fiscal years was expected to be ($ in millions):

Fiscal Year
2014	$6
2015	6
2016	6
2017	6
2018	6
Thereafter	47

Lease Rights

Lease rights represent costs incurred to acquire the lease of a specific commercial property. Lease rights are recorded at cost and are amortized to rent expense over the remaining lease term, including renewal periods, if reasonably assured. Amortization periods range up to 15 years, beginning with the date we take possession of the property.

The following table provides the gross carrying amount and related accumulated amortization of lease rights ($ in millions):

	February 2, 2013		March 3, 2012
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Lease rights	$132	$(73)	$130	$(73)

Lease rights amortization expense was $5 million, $5 million, and $6 million in fiscal 2013 (11-month), 2012 and 2011, respectively. We expect current lease rights amortization expense to be approximately $3 million for each of the next five fiscal years.

Investments

Debt Securities

Our long-term investments in debt securities are comprised of auction-rate securities ("ARS"). Based on our ability to market and sell these instruments, we classify ARS as available-for-sale and carry them at fair value. ARS were intended to behave like short-term debt instruments because their interest rates reset periodically through an auction process, typically at intervals of 7, 28 and 35 days. Investments in these securities can be sold for cash at par value on the auction date if the auction is successful. The majority of our ARS are AAA/Aaa or AA/Aa rated. The AAA/Aaa rated ARS are collateralized by student loans, which are guaranteed 95% to 100% by the U.S. government, while the AA/Aa rated ARS are municipal revenue bonds, insured by bond insurers. We also hold ARS that are in the form of municipal revenue bonds, which are AA/Aa-rated and insured by bond insurers. We do not have any investments in securities that are collateralized by assets that include mortgages or subprime debt. Our intent with these investments is to recover the full principal amount through a successful auction process, a sale outside of the auction process, a refinancing or settlement upon maturity. See Note 5, Investments, for further information.

In accordance with our investment policy, we place our investments in debt securities with issuers who have high-quality credit and limit the amount of investment exposure to any one issuer. The primary objective of our investment activities is to preserve principal and maintain a desired level of liquidity to meet working capital needs. We seek to preserve principal and minimize exposure to interest rate fluctuations by limiting default risk, market risk and reinvestment risk.

Other Investments

We also have investments that are accounted for on either the cost method or the equity method that we include in Equity and Other Investments in our Consolidated Balance Sheets.

We review the key characteristics of our debt and other investments portfolio and their classification in accordance with GAAP on a quarterly basis, or when indications of potential impairment exist. If a decline in the fair value of a security is deemed by management to be other-than-temporary, we write down the cost basis of the investment to fair value, and the amount of the write-down is included in net earnings. We incurred $27 million of investment impairments in fiscal 2013 (11-month) associated with Phase One of our Renew Blue restructuring plan. See Note 7, Restructuring Charges, for further information.

Insurance

We are self-insured for certain losses related to health, workers' compensation and general liability claims, although we obtain third-party insurance coverage to limit our exposure to these claims. A portion of these self-insured losses are managed through a wholly-owned insurance captive. We estimate our self-insured liabilities using a number of factors, including historical claims experience, an estimate of incurred but not reported claims, demographic and severity factors, and valuations provided by independent third-party actuaries. Our self-insured liabilities included in the Consolidated Balance Sheets were as follows ($ in millions):

	February 2, 2013	March 3, 2012
Accrued liabilities	$77	$77
Long-term liabilities	47	47
Total	$124	$124

Income Taxes

We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. We record a valuation allowance to reduce the carrying amounts of deferred tax assets if it is more likely than not that such assets will not be realized.

In determining our provision for income taxes, we use an annual effective income tax rate based on annual income, permanent differences between book and tax income, and statutory income tax rates. The effective income tax rate also reflects our assessment of the ultimate outcome of tax audits. We adjust our annual effective income tax rate as additional information on outcomes or events becomes available. Discrete events such as audit settlements or changes in tax laws are recognized in the period in which they occur.

Our income tax returns are periodically audited by U.S. federal, state and local and foreign tax authorities. At any one time, multiple tax years are subject to audit by the various tax authorities. In evaluating the tax benefits associated with our various tax filing positions, we record a tax benefit for uncertain tax positions using the highest cumulative tax benefit that is more likely than not to be realized. A number of years may elapse before a particular matter, for which we have established a liability, is audited and effectively settled. We adjust our liability for unrecognized tax benefits in the period in which we determine the issue is effectively settled with the tax authorities, the statute of limitations expires for the relevant taxing authority to examine the tax position or when more information becomes available. We include our liability for unrecognized tax benefits, including accrued penalties and interest, in Accrued income taxes and Long-term liabilities on our Consolidated Balance Sheets and in Income tax expense in our Consolidated Statements of Earnings.

Accrued Liabilities

The major components of accrued liabilities at February 2, 2013, and March 3, 2012, were deferred revenue, state and local tax liabilities, rent-related liabilities including accrued real estate taxes, loyalty program liabilities and self-insurance reserves.

Long-Term Liabilities

The major components of long-term liabilities at February 2, 2013, and March 3, 2012, were unrecognized tax benefits, rent-related liabilities, deferred revenue, deferred compensation plan liabilities and self-insurance reserves.

Foreign Currency

Foreign currency denominated assets and liabilities are translated into U.S. dollars using the exchange rates in effect at our consolidated balance sheet date. For operations reported on a one-month lag, we use the exchange rates in effect one month prior to our consolidated balance sheet date. Results of operations and cash flows are translated using the average exchange rates throughout the period. The effect of exchange rate fluctuations on translation of assets and liabilities is included as a component of Shareholders' equity in Accumulated other comprehensive income. Gains and losses from foreign currency transactions, which are included in SG&A, have not been significant in any of the periods presented.

Revenue Recognition

Our revenue arises primarily from sales of merchandise and services. We also record revenue from sales of service contracts, extended warranties, other commissions and credit card programs. Revenue excludes sales taxes collected.

We recognize revenue when the sales price is fixed or determinable, collection is reasonably assured and the customer takes possession of the merchandise, or in the case of services, the service has been provided. Revenue is recognized for store sales when the customer receives and pays for the merchandise. For online sales, we defer revenue and the related product costs for shipments that are in-transit to the customer, and recognize revenue at the time the customer receives the product. Online customers typically receive goods within a few days of shipment. Revenue from merchandise sales and services is reported net of sales returns, including an estimate of future returns based on historical return rates, with a corresponding reduction to cost of sales. Our sales returns reserve was $14 million and $18 million at February 2, 2013, and March 3, 2012, respectively.

We sell service contracts and extended warranties that typically have terms ranging from three months to four years. We also receive commissions for customer subscriptions with various third parties, notably from mobile phone network operators. In instances where we are deemed to be the obligor on the service contract or subscription, the service and commission revenue is deferred and recognized ratably over the term of the service contract or subscription period. In instances where we are not deemed to be the obligor on the service contract or subscription, commissions are recognized in revenue when such commission has been earned, primarily driven by customer activation. Service and commission revenues earned from the sale of extended warranties represented 2.4%, 2.4% and 2.3% of revenue in fiscal 2013 (11-month), 2012 and 2011, respectively.

For revenue transactions that involve multiple deliverables, we defer the revenue associated with any undelivered elements. The amount of revenue deferred in connection with the undelivered elements is determined using the relative fair value of each element, which is generally based on each element's relative retail price.

At February 2, 2013, and March 3, 2012, deferred revenue included within Accrued liabilities in our Consolidated Balance Sheets was $451 million and $469 million, respectively. At February 2, 2013, and March 3, 2012, deferred revenue included within Long-term liabilities in our Consolidated Balance Sheets was $62 million and $96 million, respectively.

For additional information related to our credit card arrangements and customer loyalty programs, see Credit Services and Financing and Sales Incentives, respectively, below.

Gift Cards

We sell gift cards to our customers in our retail stores, through our websites and through selected third parties. We do not charge administrative fees on unused gift cards, and our gift cards do not have an expiration date. We recognize revenue from gift cards when: (i) the gift card is redeemed by the customer, or (ii) the likelihood of the gift card being redeemed by the customer is remote ("gift card breakage"), and we determine that we do not have a legal obligation to remit the value of unredeemed gift cards to the relevant jurisdictions. We determine our gift card breakage rate based upon historical redemption patterns. Based on our historical information, the likelihood of a gift card remaining unredeemed can be determined 24 months after the gift card is issued. At that time, we recognize breakage income for those cards for which the likelihood of redemption is deemed remote and we do not have a legal obligation to remit the value of such unredeemed gift cards to the relevant jurisdictions. Gift card breakage income is included in revenue in our Consolidated Statements of Earnings.

Gift card breakage income was as follows in fiscal 2013 (11-month), 2012 and 2011 ($ in millions):

	11-Month	12-Month
	2013	2012	2011
Gift card breakage income	$46	$54	$51

Credit Services and Financing

In the U.S., we have private-label and co-branded credit card agreements with banks for the issuance of promotional financing and customer loyalty credit cards bearing the Best Buy brand. Under the agreements, the banks manage and directly extend credit to our customers. Cardholders who choose a private-label credit card can receive low- or zero-interest promotional financing on qualifying purchases.

The banks are the sole owner of the accounts receivable generated under the programs and absorb losses associated with non-payment by the cardholders and fraudulent usage of the accounts. Accordingly, we do not hold any consumer receivables related to these programs. We earn revenue from fees the banks pay to us based on the number of new account activations and the performance of the portfolio. In accordance with accounting guidance for revenue arrangements with multiple deliverables, we defer revenue received from account activations and recognize on a straight-line basis over the remaining term of the applicable agreement with the banks. The banks may also reimburse us for certain costs such as tender costs and Reward Zone points associated with our programs. We pay financing fees, which are recognized as a reduction of revenue, to the banks, and these fees are variable based on certain factors such as the London Interbank Offered Rate ("LIBOR"), charge volume and/or the types of promotional financing offers.

We also have similar agreements for the issuance of private-label and/or co-branded credit cards with banks for our businesses in Canada, China and Mexico, and we account for these programs in a manner consistent with the U.S. agreements.

In addition to our private-label and co-branded credit cards, we also accept Visa®, MasterCard®, Discover®, JCB® and American Express® credit cards, as well as debit cards from all major international networks.

Sales Incentives

We frequently offer sales incentives that entitle our customers to receive a reduction in the price of a product or service. Sales incentives include discounts, coupons and other offers that entitle a customer to receive a reduction in the price of a product or service either at the point of sale or by submitting a claim for a refund or rebate. For sales incentives issued to a customer in conjunction with a sale of merchandise or services, for which we are the obligor, the reduction in revenue is recognized at the time of sale, based on the retail value of the incentive expected to be redeemed.

Customer Loyalty Programs

We have customer loyalty programs which allow members to earn points for each qualifying purchase. Points earned enable members to receive a certificate that may be redeemed on future purchases at our Best Buy branded stores. There are two ways that members may participate and earn loyalty points.

First, we have customer loyalty programs where members earn points for each purchase. Depending on the customer's membership level within our loyalty program, certificates expire either three or six months from the date of issuance. The retail value of points earned by our loyalty program members is included in accrued liabilities and recorded as a reduction of revenue at the time the points are earned, based on the percentage of points that are projected to be redeemed.

Second, under our co-branded credit card agreements with banks, we have a customer loyalty credit card bearing the Best Buy brand. Cardholders earn points for purchases made at our stores and related websites in the U.S., as well as purchases at other merchants. Points earned entitle cardholders to receive certificates that may be redeemed on future purchases at our stores and related websites. Certificates expire either three or six months from the date of issuance. The retail value of points earned by our cardholders is included in accrued liabilities and recorded as a reduction of revenue at the time the points are earned, based on the percentage of points that are projected to be redeemed.

We recognize revenue when: (i) a certificate is redeemed by the customer, (ii) a certificate expires or (iii) the likelihood of a certificate being redeemed by a customer is remote ("certificate breakage"). We determine our certificate breakage rate based upon historical redemption patterns.

Cost of Goods Sold and Selling, General and Administrative Expenses

The following table illustrates the primary costs classified in each major expense category:

Cost of Goods Sold
•	Total cost of products sold including:
	—	Freight expenses associated with moving merchandise inventories from our vendors to our distribution centers;
	—	Vendor allowances that are not a reimbursement of specific, incremental and identifiable costs to promote a vendor's products; and
	—	Cash discounts on payments to merchandise vendors;
•	Cost of services provided including:
	—	Payroll and benefits costs for services employees; and
	—	Cost of replacement parts and related freight expenses;
•	Physical inventory losses;
•	Markdowns;
•	Customer shipping and handling expenses;
•	Costs associated with operating our distribution network, including payroll and benefit costs, occupancy costs, and depreciation; and
•	Freight expenses associated with moving merchandise inventories from our distribution centers to our retail stores.

SG&A
•	Payroll and benefit costs for retail and corporate employees;
•	Occupancy and maintenance costs of retail, services and corporate facilities;
•	Depreciation and amortization related to retail, services and corporate assets;
•	Advertising costs;
•	Vendor allowances that are a reimbursement of specific, incremental and identifiable costs to promote a vendor's products;
•	Tender costs, including bank charges and costs associated with credit and debit card interchange fees;
•	Charitable contributions;
•	Outside and outsourced service fees;
•	Long-lived asset impairment charges; and
•	Other administrative costs, such as supplies, and travel and lodging.

Vendor Allowances

We receive funds from vendors for various programs, primarily as reimbursements for costs such as markdowns, margin protection, advertising and sales incentives.

Vendor allowances provided as a reimbursement of specific, incremental and identifiable costs incurred to promote a vendor's products are included in SG&A as an expense reduction when the cost is incurred. All other vendor allowances are generally in the form of receipt-based funds or sell-through credits. Receipt-based funds are generally determined based on our level of inventory purchases and initially deferred and recorded as a reduction of merchandise inventories. The deferred amounts are then included as a reduction of cost of goods sold when the related product is sold. Sell-through credits are generally based on the number of units we sell over a specified period and are recognized when the related product is sold.

Advertising Costs

Advertising costs, which are included in SG&A, are expensed the first time the advertisement runs. Advertising costs consist primarily of print and television advertisements as well as promotional events. Net advertising expenses were $732 million, $828 million and $710 million in fiscal 2013 (11-month), 2012 and 2011, respectively.

Pre-Opening Costs

Non-capital expenditures associated with opening new stores are expensed as incurred.

Stock-Based Compensation

We apply the fair value recognition provisions of accounting guidance as they relate to our stock-based compensation, which require us to recognize expense for the fair value of our stock-based compensation awards. We recognize compensation expense on a straight-line basis over the requisite service period of the award (or to an employee's eligible retirement date, if earlier).

New Accounting Standards

Comprehensive Income — In June 2011, the FASB issued new guidance on the presentation of comprehensive income. Specifically, the new guidance requires an entity to present components of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive statements. The new guidance eliminated the previous option to report other comprehensive income and its components in the statement of changes in equity. While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. This new guidance was effective for fiscal years and interim periods beginning after December 15, 2011. Accordingly, we adopted the new guidance on March 4, 2012, and have presented total comprehensive income in the Consolidated Statements of Comprehensive Income.

2. Fiscal Year-end Change

On November 2, 2011, our Board of Directors approved a change to our fiscal year-end from the Saturday nearest the end of February to the Saturday nearest the end of January. As a result of this change, our fiscal year 2013 is an 11-month transition period beginning March 4, 2012 through February 2, 2013. In the first quarter of fiscal 2013 (11-month), we also began consolidating the results of our Europe, China and Mexico operations on a one-month lag, compared to a two-month lag in fiscal years 2012 and 2011, to continue to align our fiscal reporting periods with statutory filing requirements.

The following table shows the fiscal months included within our financial statements and footnotes for fiscal 2013 (11-month), as well as the fiscal months included within our financial statements and footnotes for fiscal 2012 and 2011:

New Fiscal Calendar(1)	Previous Fiscal Calendar(1)
2013 (11-Month)	2012	2011
March 2012 - January 2013	March 2011 - February 2012	March 2010 - February 2011

(1)	For entities reported on a lag, the fiscal months included in fiscal 2013 (11-month) were February through December, and in fiscal 2012 and 2011 were January through December.

January Results for Entities Reported on a Lag

As a result of the 11-month transition period in fiscal 2013, the month of January 2012 was not captured in our consolidated fiscal 2013 (11-month) results for those entities reported on a one-month lag. The following is selected financial data for the one month ended January 31, 2012, and the comparable prior year period, for entities reported on a lag ($ in millions):

	One Month Ended
	January 31, 2012	January 31, 2011
	(unaudited)	(unaudited)
Revenue	$189	$249
Gross profit	16	24
Operating loss	(14)	(1)
Net loss from continuing operations	(13)	—
Loss from discontinued operations, net of tax	(12)	(28)
Net loss including noncontrolling interests	(25)	(28)
Net loss attributable to Best Buy Co., Inc. shareholders(2)	(14)	(33)

(1)
The net loss attributable to Best Buy Co., Inc. shareholders for the one month ended January 31, 2012 represents the adjustment to Retained earnings within the Consolidated Statements of Changes in Shareholders' Equity as a result of the exclusion of January results for entities reported on a lag.

In addition, the Consolidated Statements of Cash Flows includes a net reconciling adjustment for the cash flows as a result of the exclusion of January 2012 in fiscal 2013 (11-month) described above. The total adjustment was $74 million, primarily due to $50 million of cash used in financing activities and $18 million of cash used in investing activities. The total adjustment for January 2011 in fiscal 2012 (11-month recast) results was $5 million. The adjustments for both periods included the effect of exchange rate changes on our cash balances.

3.   Profit Share Buy-Out

During fiscal 2008, we entered into a profit-sharing agreement with Carphone Warehouse Group plc ("Carphone Warehouse") (the "profit share agreement"). Under the terms of this agreement, Carphone Warehouse provided expertise and certain other resources to enhance our mobile telephone retail business ("Best Buy Mobile") in return for a share of incremental profits generated in excess of defined thresholds.

During fiscal 2009, we acquired a 50% controlling interest in the retail business of Carphone Warehouse, subsequently referred to as Best Buy Europe, which included the profit share agreement with Best Buy Mobile. Carphone Warehouse holds a 50% noncontrolling interest in Best Buy Europe.

In November 2011, we announced strategic changes in respect of Best Buy Europe, including an agreement to buy out Carphone Warehouse's interest in the profit share agreement for $1.3 billion (the "Mobile buy-out"), subject to the approval of Carphone Warehouse shareholders. The Mobile buy-out was completed during the fourth quarter of fiscal 2012.

Financial Reporting Impact of the Mobile Buy-out

We accounted for the Mobile buy-out transaction as a $1.3 billion payment to terminate the future payments due under the profit share agreement with Best Buy Europe, thereby eliminating Carphone Warehouse's interest in the profits. This payment is presented within Net earnings from discontinued operations attributable to noncontrolling interests in our Consolidated Statements of Earnings, consistent with the financial reporting of the previous recurring payments made pursuant to the profit share agreement. In the Consolidated Statements of Cash Flows, the buy-out payment to Carphone Warehouse is included within Payment to noncontrolling interest, as part of cash flows from Financing Activities.

Goodwill Impairment – Best Buy Europe

The Best Buy Europe reporting unit comprises our 50% controlling interest in Best Buy Europe, which included the profit share agreement with Best Buy Mobile. Based upon the preliminary purchase price allocation for the Best Buy Europe acquisition in the second quarter of fiscal 2009, we recorded $1.5 billion of goodwill.

At the time of the announcement of the Mobile buy-out in November 2011, we also announced the closure of our large-format Best Buy branded stores in the U.K. As of the end of the third quarter of fiscal 2012 and in light of these strategic decisions, we performed an interim evaluation of potential impairment of goodwill associated with the Best Buy Europe reporting unit. Following the elimination of the profit share agreement from Best Buy Europe and the closure of large-format Best Buy branded stores in the U.K., the remaining fair value of the Best Buy Europe reporting unit is entirely attributable to its small-format store retail operations. As a result of these events, we performed a goodwill impairment analysis and determined that the goodwill attributable to the Best Buy Europe reporting unit, representing $1.2 billion as of January 24, 2012, had been fully impaired. The impairment loss was recorded in the Gain (loss) from discontinued operations line within our Consolidated Statements of Earnings in the fourth quarter of fiscal 2012.

Acceleration of Intervening Event

The results of Best Buy Europe were recorded on a two-month lag in fiscal 2012. However, as described in Note 1, Summary of Significant Accounting Policies, the Mobile buy-out in January 2012 constituted a significant intervening event. Consequently, the recording of all accounting impacts arising from the Mobile buy-out, including the goodwill impairment, was accelerated and recorded in the fourth quarter of fiscal 2012 due to their significance to our consolidated financial statements.

4.   Discontinued Operations

During the fourth quarter of fiscal 2012, we commenced discontinued operations presentation. The presentation of discontinued operations has been retrospectively applied to all prior periods presented. Discontinued operations comprise the following:

Domestic Segment

Speakeasy

During the second quarter of fiscal 2011, we completed the sale of Speakeasy to Covad Communications. Speakeasy's operations primarily comprised internet-based telephony services. In consideration for the sale of Speakeasy, Best Buy received cash consideration and a minority equity interest in the combined operations. We do not exercise significant influence over the combined operations. Based upon the fair value of the consideration received and the carrying value of Speakeasy at closing, we recorded a pre-tax gain on sale of $7 million in the second quarter of fiscal 2011.

Napster

During the third quarter of fiscal 2012, we sold certain assets comprising the domestic operations of Napster, Inc. to Rhapsody International and ceased operations in the U.S. Napster's operations comprised digital media download and streaming services in the U.S. In consideration for the sale of these assets, Best Buy received a minority investment in Rhapsody International. We do not exercise significant influence over Rhapsody International.

International Segment

Best Buy China

During the fourth quarter of fiscal 2011, we announced the restructuring of our eight large-format Best Buy branded stores in China. The closure of Best Buy branded stores was completed in the first quarter of fiscal 2012. Our fiscal 2011 restructuring activities included plans to restructure the large-format Best Buy branded stores in China.

Best Buy Turkey

During the fourth quarter of fiscal 2011, we announced the closure of our two large-format Best Buy branded stores in Turkey. The exit activities were completed during the second quarter of fiscal 2012, at which time we recorded a $4 million pre-tax gain on the sale of certain assets related to the stores.

Best Buy Europe

During the third quarter of fiscal 2012, we announced the closure of our 11 large-format Best Buy branded stores in the U.K. We completed the exit activities associated with these stores during the fourth quarter of fiscal 2012.

During the fourth quarter of fiscal 2012, Best Buy Europe sold its retail business in Belgium, consisting of 82 small-format The Phone House stores, to Belgacom S.A. As a result of the sale, a pre-tax gain of $5 million was recorded in fiscal 2012.

On April 29, 2013, we entered into a definitive agreement with CPW to sell our 50% ownership interest in Best Buy Europe to CPW in return for net proceeds of £471 million ($733 million based on the exchange rates in effect at May 4, 2013). Net proceeds represent a sale price of £500 million less £29 million of costs we have agreed to pay CPW in satisfaction of obligations under existing agreements, and will be in the form of cash, deferred cash and CPW ordinary shares. The transaction is subject to approval of CPW shareholders and certain European regulators. We expect the transaction to be completed in the second quarter of fiscal 2014.

The financial results of discontinued operations for fiscal 2013 (11-month), 2012 and 2011 were as follows ($ in millions):

	11-Month	12-Month
	2013	2012	2011

Revenue	$5,138	$5,639	$5,840

Restructuring charges(1)	34	239	75

Gain (loss) from discontinued operations before income tax benefit	13	(1,521)	(169)
Income tax benefit	38	122	70
Equity in loss of affiliates	(5)	(3)	—
Net gain (loss) from discontinued operations including noncontrolling interests	46	(1,402)	(99)
Net earnings from discontinued operations attributable to noncontrolling interests	(19)	(1,250)	(87)
Net gain (loss) from discontinued operations attributable to Best Buy Co., Inc. shareholders	$27	$(2,652)	$(186)

(1)	See Note 7, Restructuring Charges, for further discussion of the restructuring charges associated with discontinued operations.

5.   Investments

Investments were comprised of the following ($ in millions):

	February 2, 2013	March 3, 2012
Equity and other investments
Debt securities (auction rate securities)	$21	$82
Marketable equity securities	27	3
Other investments	38	55
Total equity and other investments	$86	$140

Debt Securities

Our debt securities are comprised of ARS. ARS were intended to behave like short-term debt instruments because their interest rates reset periodically through an auction process, most commonly at intervals of 7, 28 and 35 days. The auction process had historically provided a means by which we could rollover the investment or sell these securities at par in order to provide us with liquidity as needed. As a result, we classify our investments in ARS as available-for-sale and carry them at fair value.

In February 2008, auctions began to fail due to insufficient buyers, as the amount of securities submitted for sale in auctions exceeded the aggregate amount of the bids. For each failed auction, the interest rate on the security moves to a maximum rate specified for each security, and generally resets at a level higher than specified short-term interest rate benchmarks. To date, we have collected all interest due on our ARS and expect to continue to do so in the future. Due to persistent failed auctions, and the uncertainty of when these investments could be liquidated at par, we have classified all of our investments in ARS as non-current assets within Equity and Other Investments in our Consolidated Balance Sheets at February 2, 2013.

We sold $65 million of ARS at par during fiscal 2013 (11-month). At February 2, 2013, our entire remaining ARS portfolio, consisting of six investments in ARS having an aggregate value at par of $23 million, was subject to failed auctions.

Our ARS portfolio consisted of the following, at fair value ($ in millions):

Description	Nature of collateral or guarantee	February 2, 2013	March 3, 2012
Student loan bonds	Student loans guaranteed 95% to 100% by the U.S. government	$19	$80
Municipal revenue bonds	100% insured by AAA/Aaa-rated bond insurers at February 2, 2013	2	2
Total fair value plus accrued interest(1)		$21	$82

(1)
The par value and weighted-average interest rates (taxable equivalent) of our ARS were $23 million and $88 million and 0.4% and 0.5%, respectively, at February 2, 2013, and March 3, 2012, respectively.

At February 2, 2013, our ARS portfolio was 35% AAA/Aaa-rated, 20% AA/Aa-rated and 45% A/A-rated.

The investment principal associated with failed auctions will not be accessible until successful auctions occur, a buyer is found outside of the auction process, the issuers establish a different form of financing to replace these securities, or final payments are due according to the contractual maturities of the debt issuances, which range from 10 to 29 years. We do not intend to sell our remaining ARS until we can recover the full principal amount through one of the means described above. In addition, we do not believe it is more likely than not that we would be required to sell our remaining ARS until we can recover the full principal amount based on our other sources of liquidity.

We evaluated our entire ARS portfolio of $23 million (par value) for impairment at February 2, 2013, based primarily on the methodology described in Note 6, Fair Value Measurements. As a result of this review, we determined that the fair value of our ARS portfolio at February 2, 2013, was $21 million. Accordingly, a $2 million pre-tax unrealized loss is recognized in accumulated other comprehensive income. This unrealized loss reflects a temporary impairment on all of our investments in ARS. The estimated fair value of our ARS portfolio could change significantly based on future market conditions. We will continue to assess the fair value of our ARS portfolio for substantive changes in relevant market conditions, changes in our financial condition or other changes that may alter our estimates described above.

We may be required to record an additional unrealized holding loss or an impairment charge to earnings if we determine that our ARS portfolio has incurred a further decline in fair value that is temporary or other-than-temporary, respectively. Factors that we consider when assessing our ARS portfolio for other-than-temporary impairment include the duration and severity of the impairment, the reason for the decline in value, the potential recovery period, the nature of the collateral or guarantees in place and our intent and ability to hold an investment.

We had $1 million and $3 million unrealized loss, net of tax, recorded in accumulated other comprehensive income at February 2, 2013, and March 3, 2012, respectively, related to our investments in debt securities.

Marketable Equity Securities

We invest in marketable equity securities and classify them as available-for-sale. Investments in marketable equity securities are classified as non-current assets within Equity and Other Investments in our Consolidated Balance Sheets, and are reported at fair value based on quoted market prices. Our investments in marketable equity securities were $27 million and $3 million at February 2, 2013, and March 3, 2012, respectively.

We review all investments for other-than-temporary impairment at least quarterly or as indicators of impairment exist. Indicators of impairment include the duration and severity of the decline in fair value as well as the intent and ability to hold the investment to allow for a recovery in the market value of the investment. In addition, we consider qualitative factors that include, but are not limited to: (i) the financial condition and business plans of the investee including its future earnings potential, (ii) the investee’s credit rating, and (iii) the current and expected market and industry conditions in which the investee operates. If a decline in the fair value of an investment is deemed by management to be other-than-temporary, the cost basis of the investment is written down to fair value, and the amount of the write-down is included in net earnings.

All unrealized holding gains or losses related to our investments in marketable equity securities are reflected net of tax in accumulated other comprehensive income in shareholders' equity. Net unrealized gain, net of tax, included in accumulated other comprehensive income was $3 million and $0 million at February 2, 2013, and March 3, 2012, respectively.

Other Investments

The aggregate carrying values of investments accounted for using either the cost method or the equity method at February 2, 2013, and March 3, 2012, were $38 million and $55 million, respectively.

6.   Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. To measure fair value, we use a three-tier valuation hierarchy based upon observable and non-observable inputs:

Level 1 — Unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date.

Level 2 — Significant other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:

•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets in non-active markets;

•	Inputs other than quoted prices that are observable for the asset or liability; and

•	Inputs that are derived principally from or corroborated by other observable market data.

Level 3 — Significant unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management's estimates of market participant assumptions.

Assets and Liabilities that are Measured at Fair Value on a Recurring Basis

The fair value hierarchy requires the use of observable market data when available. In instances in which the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset or liability. The following tables set forth by level within the fair value hierarchy, our financial assets and liabilities that were accounted for at fair value on a recurring basis at February 2, 2013, and March 3, 2012, according to the valuation techniques we used to determine their fair values ($ in millions).

		Fair Value Measurements Using Inputs Considered as
	Fair Value at February 2, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash and cash equivalents
Money market funds	$520	$520	$—	$—
Other current assets
Foreign currency derivative instruments	1	—	1	—
Equity and other investments
Auction rate securities	21	—	—	21
Marketable equity securities	27	27	—	—

		Fair Value Measurements Using Inputs Considered as
	Fair Value at March 3, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash and cash equivalents
Money market funds	$272	$272	$—	$—
Other current assets
Money market funds (restricted assets)	119	119	—	—
U.S. Treasury bills (restricted assets)	30	30	—	—
Foreign currency derivative instruments	1	—	1	—
Equity and other investments
Auction rate securities	82	—	—	82
Marketable equity securities	3	3	—	—
Liabilities
Accrued liabilities
Foreign currency derivative instruments	2	—	2	—

The following table provides a reconciliation between the beginning and ending balances of items measured at fair value on a recurring basis in the tables above that used significant unobservable inputs (Level 3) ($ in millions).

	Debt securities — Auction rate securities only
	Student loan bonds	Municipal revenue bonds	Total
Balances at February 26, 2011	$108	$2	$110
Changes in unrealized losses in other comprehensive income	(1)	—	(1)
Sales	(27)	—	(27)
Balances at March 3, 2012	$80	$2	$82
Changes in unrealized losses in other comprehensive income	4	—	4
Sales	(65)	—	(65)
Balances at February 2, 2013	$19	$2	$21

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Money Market Funds. Our money market fund investments that are traded in an active market were measured at fair value using quoted market prices and, therefore, were classified as Level 1. Our money market fund investments not traded on a regular basis or in an active market, and for which we have been unable to obtain pricing information on an ongoing basis, were measured using inputs other than quoted market prices that are observable for the investments and, therefore, were classified as Level 2.

U.S. Treasury Bills. Our U.S. Treasury notes were classified as Level 1 as they trade with sufficient frequency and volume to enable us to obtain pricing information on an ongoing basis.

Foreign Currency Derivative Instruments. Comprised primarily of foreign currency forward contracts and foreign currency swap contracts, our foreign currency derivative instruments were measured at fair value using readily observable market inputs, such as quotations on forward foreign exchange points and foreign interest rates. Our foreign currency derivative instruments were classified as Level 2 as these instruments are custom, over-the-counter contracts with various bank counterparties that are not traded in an active market.

Auction Rate Securities. Our investments in ARS were classified as Level 3 as quoted prices were unavailable due to events described in Note 5, Investments. Due to limited market information, we utilized a DCF model to derive an estimate of fair value. The assumptions we used in preparing the DCF model included estimates with respect to the amount and timing of future interest and principal payments, forward projections of the interest rate benchmarks, the probability of full repayment of the principal considering the credit quality and guarantees in place, and the rate of return required by investors to own such securities given the current liquidity risk associated with ARS.

Marketable Equity Securities. Our marketable equity securities were measured at fair value using quoted market prices. They were classified as Level 1 as they trade in an active market for which closing stock prices are readily available.

Assets and Liabilities that are Measured at Fair Value on a Nonrecurring Basis

Assets and liabilities that are measured at fair value on a nonrecurring basis relate primarily to our tangible fixed assets, goodwill and other intangible assets, which are remeasured when the derived fair value is below carrying value on our Consolidated Balance Sheets. For these assets, we do not periodically adjust carrying value to fair value except in the event of impairment. When we determine that impairment has occurred, the carrying value of the asset is reduced to fair value and the difference is recorded within Operating income in our Consolidated Statements of Earnings.

With the exception of the goodwill impairments described in Note 1, Summary of Significant Accounting Policies, as well as the property and equipment, investment and tradename impairments associated with our fiscal 2013 and fiscal 2012 restructuring activities described in Note 7, Restructuring Charges, we had no significant remeasurements of such assets or liabilities to fair value during fiscal 2013 (11-month), 2012 and 2011. The following table summarizes the fair value remeasurements for goodwill impairments and restructuring activities recorded for fiscal 2013 (11-month) and 2012 ($ in millions):

	11-Month 2013		12-Month 2012
	Impairments	Remaining Net Carrying Value	Impairments	Remaining Net Carrying Value
Continuing operations
Goodwill	$822	$—	$—	$—
Property and equipment	59	—	22	—
Investments	27	38	—	—
Total	$908	$38	$22	$—
Discontinued operations(1)
Goodwill	$—	$—	$1,207	$—
Property and equipment	11	—	121	—
Tradename	—	—	3	—
Total	$11	$—	$1,331	$—

(1)
Goodwill, property and equipment and tradename impairments associated with discontinued operations are recorded within Gain (loss) from discontinued operations in our Consolidated Statements of Earnings.

All of the fair value remeasurements included in the table above were based on significant unobservable inputs (Level 3). Refer to Note 1, Summary of Significant Accounting Policies, as well as Note 3, Profit Share Buy-Out, for further information associated with the goodwill impairments. Fixed asset fair values were derived using a DCF model to estimate the present value of net cash flows that the asset or asset group was expected to generate. The key inputs to the DCF model generally included our forecasts of net cash generated from revenue, expenses and other significant cash outflows, such as capital expenditures, as well as an appropriate discount rate. For the tradename, fair value was derived using the relief from royalty method, as described in Note 1, Summary of Significant Accounting Policies. In the case of these specific assets, for which their impairment was the result of restructuring activities, no future cash flows have been assumed as the assets will cease to be used and expected sale values are nominal.

Fair Value of Financial Instruments

Our financial instruments, other than those presented in the disclosures above, include cash, receivables, other investments, accounts payable, other payables and short- and long-term debt. The fair values of cash, receivables, accounts payable, other payables and short-term debt approximated carrying values because of the short-term nature of these instruments. If these instruments were measured at fair value in the financial statements, they would be classified as Level 1 in the fair value hierarchy. Fair values for other investments held at cost are not readily available, but we estimate that the carrying values for these investments approximate fair value. See Note 8, Debt, for information about the fair value of our long-term debt.

7.   Restructuring Charges

Summary

Restructuring charges incurred in fiscal 2013 (11-month), 2012, and 2011 were as follows ($ in millions):

	11-Month	12-Month
	2013	2012	2011
Continuing operations
Renew Blue	$171	$—	$—
Fiscal 2013 U.S. restructuring	257	—	—
Fiscal 2012 restructuring	(1)	28	—
Fiscal 2011 restructuring	(12)	20	147
Total	415	48	147
Discontinued operations
Fiscal 2013 Europe restructuring	36	—	—
Fiscal 2012 restructuring	(1)	215	—
Fiscal 2011 restructuring	(1)	24	75
Total (Note 4)	34	239	75
Total	$449	$287	$222

Renew Blue Plan

In the fourth quarter of fiscal 2013 (11-month), we initiated Phase One of our Renew Blue restructuring program. The Renew Blue program is intended to reduce costs and improve operating performance by focusing on core business activities, reducing headcount and optimizing our real estate portfolio. We preliminarily expect to incur up to an additional $30 million of pre-tax restructuring charges (primarily employee termination benefits, facility closure and other costs, investment impairments and property and equipment impairments) related to Phase One of this plan. We expect to continue to implement Renew Blue initiatives throughout fiscal 2014, as we further analyze our operations and strategies.

We incurred $171 million of charges related to Phase One of the plan during fiscal 2013 (11-month). Of the total charges, $84 million related to our Domestic segment, which consisted primarily of employee termination benefits, investment impairments and property and equipment impairments. The remaining $87 million of charges related to our International segment and consisted of facility closure and other costs, property and equipment impairments and employee termination benefits.

All restructuring charges related to this plan are from continuing operations. Inventory write-downs are presented in Restructuring charges - cost of goods sold in our Consolidated Statements of Earnings, and the remainder of restructuring charges are presented in Restructuring charges in our Consolidated Statements of Earnings.

The composition of the restructuring charges we incurred in fiscal 2013 (11-month) for Phase One of the Renew Blue plan was as follows ($ in millions):

	Domestic	International	Total
Continuing operations
Inventory write-downs	$1	$—	$1
Property and equipment impairments	7	23	30
Termination benefits	46	9	55
Investment impairments	27	—	27
Facility closure and other costs	3	55	58
Total	$84	$87	$171

The following table summarizes our restructuring accrual activity during fiscal 2013 (11-month) related to termination benefits and facility closure and other costs associated with Phase One of the Renew Blue plan ($ in millions):

	Termination Benefits	Facility Closure and Other Costs	Total
Balance at March 3, 2012	$—	$—	$—
Charges	55	54	109
Cash payments	(1)	—	(1)
Balance at February 2, 2013	$54	$54	$108

Fiscal 2013 Europe Restructuring

In the third quarter of fiscal 2013 (11-month), we also initiated a series of actions to restructure our Best Buy Europe operations in our International segment intended to improve operating performance. All restructuring charges related to this program are presented in discontinued operations as a result of our agreement to sell our 50% ownership interest in Best Buy Europe, as described in Note 4, Discontinued Operations. We preliminarily expect to incur pre-tax restructuring charges (primarily employee termination benefits, facility closure costs and property and equipment impairments) of between $40 million and $60 million related to this plan. We expect to substantially complete these restructuring activities in fiscal 2014. We incurred $36 million of charges during fiscal 2013 (11-month) related to employee termination benefits, property and equipment impairments and facility closure and other costs. The composition of the restructuring charges we incurred in fiscal 2013 (11-month) was as follows ($ in millions):

International
Discontinued operations
Property and equipment impairments	$12
Termination benefits	19
Facility closure and other costs	5
Total	$36

The following table summarizes our restructuring accrual activity during fiscal 2013 (11-month) related to termination benefits and facility closure and other costs associated with our fiscal 2013 Europe restructuring activities ($ in millions):

	Termination Benefits	Facility Closure and Other Costs	Total
Balance at March 3, 2012	$—	$—	$—
Charges	19	5	24
Cash payments	(19)	—	(19)
Balance at February 2, 2013	$—	$5	$5

Fiscal 2013 U.S. Restructuring

In the first quarter of fiscal 2013 (11-month), we initiated a series of actions to restructure operations in our Domestic segment intended to improve operating performance. The actions included closure of 49 large-format Best Buy branded stores in the U.S. and changes to the store and corporate operating models. The costs of implementing the changes primarily consisted of facility closure costs, employee termination benefits and property and equipment (primarily store fixtures) impairments. We do not expect to incur further material restructuring charges related to this program, with the exception of lease payments for vacated stores which will continue until the lease expires or we otherwise terminate the lease.

We incurred $257 million of charges during fiscal 2013 (11-month), primarily consisting of facility closure and other costs, termination benefits and property and equipment impairments.

All restructuring charges are from continuing operations and are presented in Restructuring charges in our Consolidated Statements of Earnings.

The composition of the restructuring charges we incurred in fiscal 2013 (11-month) was as follows ($ in millions):

Domestic
Continuing operations
Property and equipment impairments	$29
Termination benefits	77
Facility closure and other costs	151
Total	$257

The following table summarizes our restructuring accrual activity during fiscal 2013 (11-month) related to termination benefits and facility closure and other costs associated with our fiscal 2013 U.S. restructuring activities ($ in millions):

	Termination Benefits	Facility Closure and Other Costs	Total
Balance at March 3, 2012	$—	$—	$—
Charges	109	152	261
Cash payments	(65)	(33)	(98)
Adjustments	(40)	(6)	(46)
Balance at February 2, 2013	$4	$113	$117

Fiscal 2012 Restructuring Plan

In the third quarter of fiscal 2012, we implemented a series of actions to restructure operations in our Domestic and International segments. The actions within our Domestic segment included a decision to modify our strategy for certain mobile broadband offerings, and in our International segment we closed our large-format Best Buy branded stores in the U.K. to refocus our Best Buy Europe strategy on our small-format stores. In addition, we impaired certain information technology ("IT") assets supporting the restructured activities in our International segment. We view these restructuring activities as necessary to meet our long-term financial performance objectives by refocusing our investments on areas that provided profitable growth opportunities and meet our overall return expectations. All restructuring charges related to Best Buy Europe, including the charges related to the large-format Best Buy branded stores in the U.K., are reported within discontinued operations as a result of our agreement to sell our 50% ownership interest in Best Buy Europe, as described in Note 4, Discontinued Operations.

We incurred $243 million of charges related to the fiscal 2012 restructuring during fiscal 2012. Of the total charges, $23 million related to our Domestic segment and consisted primarily of IT asset impairments and other related costs. The remaining $220 million of charges related to our International segment and consisted primarily of property and equipment impairments, facility closure and other costs, employee termination benefits and inventory write-downs.

During fiscal 2013 (11-month), we recorded a gain of $2 million related to this plan, primarily related to our International segment from adjustments to estimated facility closures costs associated with the closure of our Best Buy branded stores in the U.K. We do not expect to incur further material restructuring charges related to our fiscal 2012 restructuring activities in either our Domestic or International segments, as we have substantially completed these restructuring activities.

All restructuring charges from continuing operations related to our fiscal 2012 restructuring activities are presented in Restructuring charges in our Consolidated Statements of Earnings, whereas all restructuring charges from discontinued operations related to our fiscal 2012 restructuring activities are presented in Gain (loss) from discontinued operations in our Consolidated Statements of Earnings.

The composition of the restructuring charges we incurred in fiscal 2013 (11-month) and 2012, as well as the cumulative amount incurred through the end of fiscal 2013 (11-month), for our fiscal 2012 restructuring activities, was as follows ($ in millions):

	Domestic			International			Total
	11-Month 2013	12-Month 2012	Cumulative Amount	11-Month 2013	12-Month 2012	Cumulative Amount	11-Month 2013	12-Month 2012	Cumulative Amount
Continuing operations
Property and equipment impairments	$—	$17	$17	$—	$5	$5	$—	$22	$22
Termination benefits	—	1	1	—	—	—	—	1	1
Facility closure and other costs	(1)	5	4	—	—	—	(1)	5	4
Total	(1)	23	22	—	5	5	(1)	28	27
Discontinued operations
Inventory write-downs	—	—	—	—	11	11	—	11	11
Property and equipment impairments	—	—	—	—	106	106	—	106	106
Termination benefits	—	—	—	1	16	17	1	16	17
Facility closure and other costs	—	—	—	(2)	82	80	(2)	82	80
Total	—	—	—	(1)	215	214	(1)	215	214
Total	$(1)	$23	$22	$(1)	$220	$219	$(2)	$243	$241

The following table summarizes our restructuring accrual activity during fiscal 2013 (11-month) and 2012 related to termination benefits and facility closure and other costs associated with our fiscal 2012 restructuring activities ($ in millions):

	Termination Benefits	Facility Closure and Other Costs(1)	Total
Balance at February 26, 2011	$—	$—	$—
Charges	17	87	104
Cash payments	—	—	—
Changes in foreign currency exchange rates	—	(2)	(2)
Balance at March 3, 2012	17	85	102
Charges	1	2	3
Cash payments	(18)	(83)	(101)
Adjustments	—	28	28
Changes in foreign currency exchange rates	—	4	4
Balance at February 2, 2013	$—	$36	$36

(1)
Included within the the adjustments to facility closure and other costs is $34 million from the first quarter of fiscal 2013 (11-month), representing an adjustment to exclude non-cash charges or benefits, which had no impact on our Consolidated Statements of Earnings in fiscal 2013 (11-month).

Fiscal 2011 Restructuring Plan

In the fourth quarter of fiscal 2011, we implemented a series of actions to restructure operations in our Domestic and International segments in order to improve performance and enhance customer service. The restructuring actions included plans to improve supply chain and operational efficiencies in our Domestic segment's operations, primarily focused on modifications to our distribution channels and exit from certain digital delivery services within our entertainment product category. The actions also included plans to exit the Turkey market and restructure the Best Buy branded stores in China. As part of the international restructuring, we also impaired certain IT assets supporting the restructured activities in our International segment. We view these restructuring activities as necessary to meet our long-term growth goals by investing in businesses that have the potential to meet our internal rate of return expectations. All restructuring charges directly related to Turkey and China, as well as the Domestic charges directly related to our exit from certain digital delivery services within our entertainment product category, are reported within discontinued operations in our Consolidated Statements of Earnings. Refer to Note 4, Discontinued Operations.

We incurred $222 million of charges related to this plan during the fourth quarter of fiscal 2011. Of the total charges, $50 million related to our Domestic segment, primarily for employee termination benefits, property and equipment impairments, intangible asset impairments and inventory write-downs. The remaining $172 million of the charges impacted our International segment and related primarily to property and equipment impairments (including the IT assets), inventory write-downs, facility closure and other costs and employee termination benefits.

In fiscal 2012, we incurred an additional $44 million of charges related to the fiscal 2011 restructuring activities. Of the total charge, $45 million related to our Domestic segment, consisting primarily of property and equipment impairments (notably IT assets), employee termination benefits, intangible asset impairments and other costs associated with the exit from certain digital delivery services within our entertainment product category. Within our Domestic segment, we also incurred additional inventory write-downs as we completed the exit from certain distribution facilities associated with our entertainment product category at the end of fiscal 2012. The $1 million of net benefit in our International segment in fiscal 2012 was the result of employee termination benefits, offset by adjustments to facility closure and other costs from the completion of our exit from the Turkey market and exiting of lease locations in China.

During fiscal 2013 (11-month), we recorded a net reduction to restructuring charges of $13 million, which related primarily to our Domestic segment. The net reduction was largely the result of a gain recorded on the sale of a previously impaired distribution facility and equipment during the first quarter of fiscal 2013 (11-month) (previously impaired through restructuring charges), partially offset by charges associated with the exit from certain digital delivery services within our entertainment product category. We do not expect to incur further material restructuring charges related to our fiscal 2011 restructuring activities in either our Domestic or International segments.

For continuing operations, the inventory write-downs related to our fiscal 2011 restructuring activities are presented in Restructuring charges — cost of goods sold in our Consolidated Statements of Earnings, and the remainder of the restructuring charges are presented in Restructuring charges in our Consolidated Statements of Earnings. However, all restructuring charges from discontinued operations related to our fiscal 2011 restructuring activities are presented in Gain (loss) from discontinued operations in our Consolidated Statements of Earnings. The composition of the restructuring charges we incurred in fiscal 2013 (11-month), 2012, and 2011 as well as the cumulative amount incurred through the end of fiscal 2013 (11-month), for our fiscal 2011 restructuring activities, was as follows ($ in millions):

	Domestic				International				Total
	11-Month 2013	12-Month 2012	12-Month 2011	Cumulative Amount	11-Month 2013	12-Month 2012	12-Month 2011	Cumulative Amount	11-Month 2013	12-Month 2012	12-Month 2011	Cumulative Amount
Continuing operations
Inventory write-downs	$—	$19	$9	$28	$—	$—	$—	$—	$—	$19	$9	$28
Property & equipment impairments(1)	(12)	—	15	3	—	—	107	107	(12)	—	122	110
Termination benefits	—	(3)	16	13	—	—	—	—	—	(3)	16	13
Facility closure and other costs	—	4	—	4	—	—	—	—	—	4	—	4
Total	(12)	20	40	48	—	—	107	107	(12)	20	147	155
Discontinued operations
Inventory write-downs	—	—	—	—	—	—	15	15	—	—	15	15
Property & equipment impairments	—	15	—	15	—	—	25	25	—	15	25	40
Termination benefits	—	4	—	4	—	7	12	19	—	11	12	23
Intangible asset impairments	—	3	10	13	—	—	—	—	—	3	10	13
Facility closure and other costs	—	3	—	3	(1)	(8)	13	4	(1)	(5)	13	7
Total	—	25	10	35	(1)	(1)	65	63	(1)	24	75	98
Total	$(12)	$45	$50	$83	$(1)	$(1)	$172	$170	$(13)	$44	$222	$253
(1)    Included within the property and equipment impairments is a gain on sale of previously impaired property and equipment.

The following table summarizes our restructuring accrual activity during fiscal 2013 (11-month) and 2012 related to termination benefits and facility closure and other costs associated with our fiscal 2011 restructuring activities ($ in millions):

	Termination Benefits	Facility Closure and Other Costs(1)	Total
Balance at February 26, 2011	$28	$13	$41
Charges	11	6	17
Cash payments	(33)	(14)	(47)
Adjustments	(3)	4	1
Balance at March 3, 2012	3	9	12
Charges	—	—	—
Cash payments	(2)	(8)	(10)
Adjustments	(1)	(1)	(2)
Changes in foreign currency exchange rates	—	—	—
Balance at February 2, 2013	$—	$—	$—

(1)
Included within the facility closure and other costs adjustments is $10 million from the first quarter of fiscal 2012, representing an adjustment to exclude non-cash charges or benefits, which had no impact on our Consolidated Statements of Earnings in fiscal 2012.

8.   Debt

Short-Term Debt

Short-term debt consisted of the following ($ in millions):

	February 2, 2013		March 3, 2012
	Principal Balance	Interest Rate	Principal Balance	Interest Rate
U.S. revolving credit facility – 364-day	$—	—%	$—	—%
U.S. revolving credit facility – 5-year	—	—%	—	—%
Europe revolving credit facility(1)	596	2.0%	480	2.4%
Canada revolving demand facility	—	—%	—	—%
China revolving demand facilities	—	—%	—	—%
Total short-term debt	$596		$480

(1)
Short-term debt associated with the Europe revolving credit facility is related to our Best Buy Europe operations. We have entered into an agreement to sell our 50% ownership interest in Best Buy Europe, as described in Note 4, Discontinued Operations.

	11-Month	12-Month
Fiscal Year	2013	2012
Maximum month-end amount outstanding during the year	$596	$480
Average amount outstanding during the year	$477	$337
Weighted-average interest rate at year-end	2.0%	2.4%

U.S. Revolving Credit Facilities

On August 31, 2012, Best Buy Co., Inc. entered into a $1.0 billion 364-day senior unsecured revolving credit facility agreement (the "364-Day Facility Agreement") with JPMorgan Chase Bank, N.A. ("JPMorgan"), as administrative agent, and a syndicate of banks. The 364-Day Facility Agreement replaced the previously existing $1.0 billion 364-day senior unsecured revolving credit facility with a syndicate of banks, including JPMorgan acting as administrative agent, which was originally scheduled to expire in October 2012. In October 2011, Best Buy Co., Inc. entered into a $1.5 billion five-year unsecured revolving credit facility agreement (the "Five-Year Facility Agreement and, collectively with the 364-Day Facility Agreement, the "Agreements") with JPMorgan, as administrative agent, and a syndicate of banks. At February 2, 2013, there were no borrowings outstanding and $2.5 billion was available under the Agreements.

The Agreements permit borrowings of up to $2.5 billion (which may be increased to up to $3.0 billion at our option under certain circumstances) and a $300 million letter of credit sublimit. The 364-Day Facility Agreement and the Five-Year Facility Agreement terminate in August 2013 (subject to a one-year term-out option) and October 2016, respectively.

The interest rates under the Agreements are variable and are determined at our option as: (i) the sum of (a) the greatest of JPMorgan's prime rate, the federal funds rate plus 0.5%, or the one-month London Interbank Offered Rate (“LIBOR”) plus 1%, and (b) a margin (the “ABR Margin”); or (ii) the LIBOR plus a margin (the “LIBOR Margin”). In addition, a facility fee is assessed on the commitment amount. The ABR Margin, LIBOR Margin and the facility fee are based upon our long-term credit ratings. Under the 364-Day Facility Agreement, the ABR Margin ranges from 0.0% to 0.525%, the LIBOR Margin ranges from 0.925% to 1.525%, and the facility fee ranges from 0.075% to 0.225%. Under the Five-Year Facility Agreement, the ABR Margin ranges from 0.0% to 0.475%, the LIBOR Margin ranges from 0.875% to 1.475%, and the facility fee ranges from 0.125% to 0.275%.

The Agreements are guaranteed by specified subsidiaries of Best Buy Co., Inc. and contain customary affirmative and negative covenants. Among other things, these covenants restrict Best Buy Co., Inc. or its subsidiaries' ability to incur certain types or amounts of indebtedness, incur liens on certain assets, make material changes in corporate structure or the nature of its business, dispose of material assets, engage in a change in control transaction, make certain foreign investments, enter into certain restrictive agreements, or engage in certain transactions with affiliates. The Agreements also contain covenants that require us to maintain a maximum quarterly cash flow leverage ratio and a minimum quarterly interest coverage ratio. The Agreements contain customary default provisions including, but not limited to, failure to pay interest or principal when due and failure to comply with covenants. We were in compliance with all such covenants at February 2, 2013.

Europe Revolving Credit Facility

The Europe revolving credit facility is related to our Best Buy Europe operations. We have entered into an agreement to sell our 50% ownership interest in Best Buy Europe, as described in Note 4, Discontinued Operations. In July 2011, Best Buy Europe entered into a £400 million [$646 million based on the exchange rate in effect as of the end of fiscal 2013 (11-month)] unsecured revolving credit facility agreement (the “RCF”) with ING Bank N.V., London Branch, as agent, and a syndicate of banks to finance its working capital needs. The RCF expires in July 2015. Best Buy Europe had £369 million ($596 million) of borrowings under the RCF at February 2, 2013.

Interest rates under the RCF are variable, based on LIBOR plus an applicable margin based on Best Buy Europe’s fixed charges coverage ratio. The RCF includes a commitment fee of 40% of the applicable margin on unused available capacity, as well as a utilization fee ranging from 0.0% to 0.5% of the aggregate amount outstanding based on the percentage of the aggregate amount outstanding to the total RCF. The RCF also required an initial arrangement fee of 0.75%.

The RCF is guaranteed by certain subsidiaries of Best Buy Europe and does not provide for any recourse to Best Buy Co., Inc. The RCF contains customary affirmative and negative covenants. Among other things, these covenants restrict or prohibit Best Buy Europe’s ability to incur certain types or amounts of indebtedness, make material changes in the nature of its business, dispose of material assets, make guarantees, or engage in a change in control transaction. The RCF also contains covenants that require Best Buy Europe to comply with a maximum annual leverage ratio and a maximum fixed charges coverage ratio.

The RCF replaced the previous £350 million Europe receivables financing facility (the “ERF”) between a subsidiary of Best Buy Europe and a syndicate of banks, including Barclays Bank PLC acting as administrative agent. The ERF was originally scheduled to expire in July 2012. The RCF also replaced Best Buy Europe’s previous £125 million revolving credit facility (the “Old RCF”) with one of Best Buy Co., Inc.’s subsidiaries and Carphone Warehouse as lenders. The Old RCF was originally scheduled to expire in March 2013.

Canada Revolving Demand Facility

We have a $50 million revolving demand facility available to our Canada operations including an additional seasonal facility of $50 million Canadian dollars that is available from September through December of each year. There were no borrowings outstanding under the facility at February 2, 2013. There is no set expiration date for the facility. All borrowings under the facility are made available at the sole discretion of the lender and are payable on demand. Borrowings under the facility bear interest at rates specified in the credit agreement for the facility. Borrowings are secured by a guarantee of Best Buy Co., Inc.

China Revolving Demand Facilities

We have $156 million in revolving demand facilities available to our China operations, of which no borrowings were outstanding at February 2, 2013. The facilities are renewed annually with the respective banks. All borrowings under these facilities bear interest at rates specified in the related credit agreements, are made available at the sole discretion of the respective lenders and are payable on demand. Certain of these facilities are secured by a guarantee of Best Buy Co., Inc.

Long-Term Debt

Long-term debt consisted of the following ($ in millions):

	February 2, 2013	March 3, 2012
2013 Notes	$500	$500
2016 Notes	349	349
2021 Notes	648	648
Financing lease obligations, due 2014 to 2019, interest rates ranging from 3.0% to 8.1%	122	149
Capital lease obligations, due 2014 to 2036, interest rates ranging from 2.1% to 8.3%	80	81
Other debt, due 2018 to 2022, interest rates ranging from 3.8% to 6.7%	1	1
Total long-term debt	$1,700	$1,728
Less: current portion(1)	(547)	(43)
Total long-term debt, less current portion	$1,153	$1,685

(1)	Our 2013 Notes due July 15, 2013, are classified in the current portion of long-term debt as of February 2, 2013.

2013 Notes

In June 2008, we sold $500 million principal amount of notes due July 15, 2013 (the "2013 Notes"). Prior to August 6, 2012, the 2013 Notes bore interest at a fixed rate of 6.75% per year. As a result of credit downgrades on August 6, 2012 and November 21, 2012, the 2013 Notes bore interest at a fixed rate of 7.25% from July 16, 2012 to January 15, 2013, and currently bear interest at a fixed rate of 7.25%. Interest on the 2013 Notes is payable semi-annually on January 15 and July 15 of each year, beginning January 15, 2009. The interest payable on the 2013 Notes is subject to adjustment if either Moody's Investors Service, Inc. or Standard & Poor's Ratings Services downgrades the rating assigned to the 2013 Notes to below investment grade. Net proceeds from the sale of the 2013 Notes were $496 million, after an initial issuance discount of $1 million and other transaction costs.

We may redeem some or all of the 2013 Notes at any time, at a price equal to 100% of the principal amount plus accrued and unpaid interest to the redemption date and an applicable make-whole amount as described in the indenture relating to the 2013 Notes. Furthermore, if a change of control triggering event occurs, we will be required to offer to purchase the remaining unredeemed Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the purchase date.

The 2013 Notes are unsecured and unsubordinated obligations and rank equally with all of our other unsecured and unsubordinated debt. The 2013 Notes contain covenants that, among other things, limit our ability and the ability of our North American subsidiaries to incur debt secured by liens, enter into sale and lease-back transactions and, in the case of such subsidiaries, incur unsecured debt.

2016 and 2021 Notes

In March 2011, we issued $350 million principal amount of notes due March 15, 2016 (the “2016 Notes”) and $650 million principal amount of notes due March 15, 2021 (the “2021 Notes” and, together with the 2016 Notes, the “Notes”). The 2016 Notes bear interest at a fixed rate of 3.75% per year, while the 2021 Notes bear interest at a fixed rate of 5.50% per year. Interest on the Notes is payable semi-annually on March 15 and September 15 of each year, beginning September 15, 2011. The Notes were issued at a slight discount to par, which when coupled with underwriting discounts of $6 million, resulted in net proceeds from the sale of the Notes of $990 million.

We may redeem some or all of the Notes at any time at a redemption price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of each remaining scheduled payment of principal and interest discounted to the redemption date on a semiannual basis, plus accrued and unpaid interest on the principal amount to the redemption date as described in the indenture (including the supplemental indenture) relating to the Notes. Furthermore, if a change of control triggering event occurs, we will be required to offer to purchase the remaining unredeemed Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the purchase date.

The Notes are unsecured and unsubordinated obligations and rank equally with all of our other unsecured and unsubordinated debt. The Notes contain covenants that, among other things, limit our ability to incur debt secured by liens or to enter into sale and lease-back transactions.

Other

The fair value of long-term debt approximated $1,652 million and $1,756 million at February 2, 2013, and March 3, 2012, respectively, based primarily on the ask prices quoted from external sources, compared to carrying values of $1,700 million and $1,728 million, respectively. If our long-term debt was recorded at fair value, it would be classified as Level 1.

At February 2, 2013, the future maturities of long-term debt, including capitalized leases, consisted of the following ($ in millions):

Fiscal Year
2014	$547
2015	45
2016	35
2017	370
2018	15
Thereafter	688
Total long-term debt	$1,700

9.   Derivative Instruments

We manage our economic and transaction exposure to certain market-based risks through the use of foreign currency derivative instruments. Our objective in holding derivatives is to reduce the volatility of net earnings and cash flows associated with changes in foreign currency exchange rates. We do not hold or issue derivative financial instruments for trading or speculative purposes.

We record all foreign currency derivative instruments on our Consolidated Balance Sheets at fair value and evaluate hedge effectiveness prospectively and retrospectively when electing to apply hedge accounting treatment. We formally document all hedging relationships at inception for all derivative hedges and the underlying hedged items, as well as the risk management objectives and strategies for undertaking the hedge transactions. In addition, we have derivatives which are not designated as hedging instruments. We have no derivatives that have credit risk-related contingent features, and we mitigate our credit risk by engaging with major financial institutions as our counterparties.

Cash Flow Hedges

We previously entered into foreign exchange forward contracts to hedge against the effect of exchange rate fluctuations on certain revenue streams denominated in non-functional currencies. We reported the effective portion of the gain or loss on a cash flow hedge as a component of other comprehensive income and subsequently reclassified the gain or loss into net earnings in the period in which the hedged transaction affected net earnings or the forecasted transaction was no longer probable of occurring. We reported the ineffective portion, if any, of the gain or loss in net earnings. As the revenue streams previously hedged no longer occurred beginning in fiscal 2013 (11-month), we did not have any cash flow hedges outstanding.

Derivatives Not Designated as Hedging Instruments

Derivatives not designated as hedging instruments include foreign exchange forward contracts used to manage the impact of fluctuations in foreign currency exchange rates relative to recognized receivable and payable balances denominated in non-functional currencies and on certain forecasted inventory purchases denominated in non-functional currencies. The contracts generally have terms of up to six months. These derivative instruments are not designated in hedging relationships and, therefore, we record gains and losses on these contracts directly in net earnings.

Summary of Derivative Balances

The following table presents the gross fair values for derivative instruments and the corresponding classification at February 2, 2013 and March 3, 2012 ($ in millions):

	February 2, 2013		March 3, 2012
Contract Type	Assets	Liabilities	Assets	Liabilities
No hedge designation (foreign exchange forward contracts)	$1	$—	$1	$(2)

The following tables present the effects of derivative instruments on other comprehensive income ("OCI") and on our Consolidated Statements of Earnings for fiscal 2013 (11-month) and 2012 ($ in millions):

	11-Month		12-Month
	2013		2012
Contract Type	Pre-tax Gain Recognized in OCI(1)	Loss Reclassified from Accumulated OCI to Earnings (Effective Portion)(2)	Pre-tax Gain Recognized in OCI(1)	Gain Reclassified from Accumulated OCI to Earnings (Effective Portion)(2)
Cash flow hedges (foreign exchange forward contracts)	$—	$(1)	$7	$5

(1)	Reflects the amount recognized in OCI prior to the reclassification of 50% to noncontrolling interests for the cash flow and net investment hedges, respectively.

(2)	Gain reclassified from accumulated OCI is included within Selling, general and administrative expenses in our Consolidated Statements of Earnings.

The following table presents the effects of derivatives not designated as hedging instruments on our Consolidated Statements of Earnings for fiscal 2013 (11-month) and 2012 ($ in millions):

	Gain Recognized within SG&A
	11-Month	12-Month
Contract Type	2013	2012
No hedge designation (foreign exchange forward contracts)	$2	$5

The following table presents the notional amounts of our foreign currency exchange contracts at February 2, 2013 and March 3, 2012 ($ in millions):

	Notional Amount
Contract Type	February 2, 2013	March 3, 2012
Derivatives not designated as hedging instruments	$173	$238

10.   Shareholders' Equity

Stock Compensation Plans

Our 2004 Omnibus Stock and Incentive Plan, as amended (the "Omnibus Plan"), authorizes us to grant or issue non-qualified stock options, incentive stock options, share awards and other equity awards up to a total of 64.5 million shares. We have not granted incentive stock options under the Omnibus Plan. Under the terms of the Omnibus Plan, awards may be granted to our employees, officers, advisors, consultants and directors. Awards issued under the Omnibus Plan vest as determined by the Compensation and Human Resources Committee of our Board of Directors at the time of grant. At February 2, 2013, a total of 19.4 million shares were available for future grants under the Omnibus Plan.

Upon adoption and approval of the Omnibus Plan, all of our previous equity incentive compensation plans were terminated. However, existing awards under those plans continued to vest in accordance with the original vesting schedule and will expire at the end of their original term.

Our outstanding stock options have a 10-year term. Outstanding stock options issued to employees generally vest over a three or four-year period, and outstanding stock options issued to directors vest immediately upon grant. Share awards vest based either upon attainment of specified goals or upon continued employment. Outstanding share awards that are not time-based typically vest at the end of a three-year incentive period based either upon our total shareholder return ("TSR") compared to the TSR of companies that comprise Standard & Poor's 500 Index or growth in our common stock price ("market-based"), or upon the achievement of company or personal performance goals ("performance-based"). We have time-based share awards that vest in their entirety at the end of three- and four-year periods and time-based share awards where 25% of the award vests on the date of grant and 25% vests on each of the three anniversary dates thereafter.

Our 2003 Employee Stock Purchase Plan permitted and our 2008 Employee Stock Purchase Plan permitted our employees to purchase our common stock at a 15% discount from the market price of the stock at the beginning or at the end of a semi-annual purchase period, whichever is less. Employees are required to hold the common stock purchased for 12 months.

Stock-based compensation expense was as follows in fiscal 2013 (11-month), 2012 and 2011 ($ in millions):

	11-Month	12-Month
	2013	2012	2011

Stock options	$43	$76	$90
Share awards
Market-based	2	—	4
Performance-based	—	—	(1)
Time-based	62	33	16
Employee stock purchase plans	5	11	12
Total	$112	$120	$121

Stock Options

Stock option activity was as follows in fiscal 2013 (11-month):

	Stock Options	Weighted- Average Exercise Price per Share	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at March 3, 2012	35,801,000	$38.08
Granted	2,864,000	17.30
Exercised	(82,000)	18.69
Forfeited/Canceled	(8,600,000)	35.36
Outstanding at February 2, 2013	29,983,000	$36.93	5.8	$2
Vested or expected to vest at February 2, 2013	29,247,000	$37.29	5.7	$2
Exercisable at February 2, 2013	22,629,000	$39.98	4.9	$—

The weighted-average grant-date fair value of stock options granted during fiscal 2013 (11-month), 2012 and 2011 was $5.11, $7.94 and $11.97, respectively, per share. The aggregate intrinsic value of our stock options (the amount by which the market price of the stock on the date of exercise exceeded the exercise price of the option) exercised during fiscal 2013 (11-month), 2012 and 2011, was $0 million, $6 million and $52 million, respectively. At February 2, 2013, there was $47 million of unrecognized compensation expense related to stock options that is expected to be recognized over a weighted-average period of 1.4 years.

Net cash proceeds from the exercise of stock options were $1 million, $27 million and $134 million in fiscal 2013 (11-month), 2012 and 2011, respectively.

There were no income tax benefits realized from stock option exercises in fiscal 2013 (11-month). The actual income tax benefit realized from stock option exercises was $2 million and $19 million, in fiscal 2012 and 2011, respectively.

In fiscal 2013 (11-month), 2012 and 2011, we estimated the fair value of each stock option on the date of grant using a lattice or Black Scholes (for certain individuals) valuation model with the following assumptions:

	11-Month	12-Month
Valuation Assumptions(1)	2013	2012	2011

Risk-free interest rate(2)	0.1% – 2.0%	0.1% – 3.6%	0.2% – 3.9%
Expected dividend yield	2.2%	2.3%	1.5%
Expected stock price volatility(3)	44%	37%	36%
Expected life of stock options (in years)(4)	5.9	6.2	6.1

(1)	Forfeitures are estimated using historical experience and projected employee turnover.

(2)	Based on the U.S. Treasury constant maturity interest rate whose term is consistent with the expected life of our stock options.

(3)
We use an outside valuation advisor to assist us in projecting expected stock price volatility. We consider both the historical volatility of our stock price as well as implied volatilities from exchange-traded options on our stock.

(4)	We estimate the expected life of stock options based upon historical experience.

Market-Based Share Awards

The fair value of market-based share awards is determined based on generally accepted valuation techniques and the closing market price of our stock on the date of grant. A summary of the status of our nonvested market-based share awards at February 2, 2013, and changes during fiscal 2013 (11-month), is as follows:

Market-Based Share Awards	Shares	Weighted-Average Fair Value per Share
Outstanding at March 3, 2012	—	$—
Granted	879,000	16.92
Vested	—	—
Forfeited/Canceled	(74,000)	18.63
Outstanding at February 2, 2013	805,000	$16.76

At February 2, 2013, there was $12 million of unrecognized compensation expense related to nonvested market-based share awards that we expect to recognize over a weighted-average period of 2.7 years.

Performance-Based Share Awards

The fair value of performance-based share awards is determined based on the closing market price of our stock on the date of grant. A summary of the status of our nonvested performance-based share awards at February 2, 2013, and changes during fiscal 2013 (11-month), is as follows:

Performance-Based Share Awards	Shares	Weighted-Average Fair Value per Share
Outstanding at March 3, 2012	912,000	$41.20
Granted	—	—
Vested	(2,000)	44.20
Canceled	(908,000)	41.19
Outstanding at February 2, 2013	2,000	$44.20

At February 2, 2013, there was no compensation expense related to nonvested performance-based share awards that we expect to recognize.

Time-Based Share Awards

The fair value of time-based share awards is determined based on the closing market price of our stock on the date of grant. This value is reduced by the present value of expected dividends during vesting when the employee is not entitled to dividends. A summary of the status of our nonvested time-based share awards at February 2, 2013, and changes during fiscal 2013 (11-month), is as follows:

Time-Based Share Awards	Shares	Weighted-Average Fair Value per Share
Outstanding at March 3, 2012	3,924,000	$29.62
Granted	6,759,000	17.67
Vested	(1,890,000)	24.97
Forfeited/Canceled	(1,042,000)	24.30
Outstanding at February 2, 2013	7,751,000	$21.05

At February 2, 2013, there was $108 million of unrecognized compensation expense related to nonvested time-based share awards that we expect to recognize over a weighted-average period of 2.3 years.

Employee Stock Purchase Plans

In fiscal 2013 (11-month), 2012 and 2011, we estimated the fair value of stock-based compensation expense associated with our employee stock purchase plans on the purchase date using the Black-Scholes option-pricing valuation model, with the following assumptions:

	11-Month	12-Month
Valuation Assumptions	2013	2012	2011

Risk-free interest rate(1)	0.1%	0.1%	0.2%
Expected dividend yield	2.9%	2.4%	1.4%
Expected stock price volatility(2)	41%	38%	29%
Expected life of employee stock purchase plan options (in months)(3)	6	6	6

(1)	Based on the U.S. Treasury constant maturity interest rate whose term is consistent with the expected life of employee stock purchase plan shares.

(2)	We consider both the historical volatility of our stock price as well as implied volatilities from exchange-traded options on our stock.

(3)	Based on semi-annual purchase period.

In fiscal 2013 (11-month), 2012 and 2011, 1.0 million, 1.4 million and 1.3 million shares, respectively, were purchased through our employee stock purchase plans. The weighted-average fair values of shares purchased pursuant to the plans during fiscal 2013 (11-month), 2012 and 2011, were $5.44, $6.76 and $9.54, respectively. At February 2, 2013, and March 3, 2012, plan participants had accumulated $4 million and $11 million, respectively, to purchase our common stock pursuant to these plans.

Earnings per Share

We compute our basic earnings per share based on the weighted-average number of common shares outstanding, and our diluted earnings per share based on the weighted-average number of common shares outstanding adjusted by the number of additional shares that would have been outstanding had the potentially dilutive common shares been issued. Potentially dilutive securities include stock options, nonvested share awards and shares issuable under our employee stock purchase plan, as well as common shares that would have resulted from the assumed conversion of our convertible debentures. During the fourth quarter of fiscal 2012, we repurchased and redeemed all of the remaining outstanding convertible debentures (see Note 8, Debt). Since the potentially dilutive shares related to the convertible debentures are included in the computation, the related interest expense, net of tax, is added back to net earnings, as the interest would not have been paid if the convertible debentures had been converted to common stock. Nonvested market-based share awards and nonvested performance-based share awards are included in the average diluted shares outstanding each period if established market or performance criteria have been met at the end of the respective periods.

At February 2, 2013, options to purchase 30.0 million shares of common stock were outstanding as follows (shares in millions):

	Exercisable			Unexercisable			Total
	Shares	%	Weighted- Average Price per Share	Shares	%	Weighted- Average Price per Share	Shares	%	Weighted- Average Price per Share
In-the-money	0.1	—%	$18.02	2.0	27%	$15.78	2.1	7%	$15.97
Out-of-the-money	22.5	100%	$40.15	5.4	73%	$31.55	27.9	93%	$38.46
Total	22.6	100%	$39.98	7.4	100%	$27.55	30.0	100%	$36.93

The computation of dilutive shares outstanding excludes the out-of-the-money stock options because such outstanding options' exercise prices were greater than the average market price of our common shares and, therefore, the effect would be anti-dilutive (i.e., including such options would result in higher earnings per share).

The following table presents a reconciliation of the numerators and denominators of basic and diluted earnings per share in fiscal 2013 (11-month), 2012 and 2011:

	11-Month	12-Month
	2013(1)	2012(1)	2011
Numerator (in millions):
Net earnings (loss) from continuing operations	$(466)	$1,424	$1,465
Net earnings from continuing operations attributable to noncontrolling interests	(2)	(3)	(2)
Net earnings (loss) from continuing operations attributable to Best Buy Co., Inc. shareholders, basic	(468)	1,421	1,463
Adjustment for assumed dilution:
Interest on convertible debentures due in 2022, net of tax	—	5	6
Net earnings (loss) from continuing operations attributable to Best Buy Co., Inc. shareholders, diluted	$(468)	$1,426	$1,469
Denominator (in millions):
Weighted-average common shares outstanding	338.6	366.3	406.1
Effect of potentially dilutive securities:
Shares from assumed conversion of convertible debentures	—	7.6	8.8
Stock options and other	—	0.6	1.6
Weighted-average common shares outstanding, assuming dilution	338.6	374.5	416.5
Net earnings (loss) per share from continuing operations attributable to Best Buy Co., Inc. shareholders
Basic	$(1.38)	$3.88	$3.60
Diluted	$(1.38)	$3.81	$3.53

(1)
The calculation of diluted loss per share for fiscal 2013 (11-month) does not include potentially dilutive securities because their inclusion would be anti-dilutive (i.e., reduce the net loss per share).

Repurchase of Common Stock

In June 2011, our Board of Directors authorized a $5.0 billion share repurchase program. The June 2011 program replaced our prior $5.5 billion share repurchase program authorized in June 2007. There is no expiration date governing the period over which we can repurchase shares under the June 2011 share repurchase program.

The following table presents the amount and cost of shares we repurchased and retired in fiscal 2013 (11-month), 2012 and 2011 under the June 2011 program and the June 2007 program ($ and shares in millions):

	11-Month	12-Month
	2013	2012	2011
June 2011 Program
Total number of shares repurchased	6.3	34.5	—
Total cost of shares repurchased	$122	$889	$—

June 2007 Program
Total number of shares repurchased	—	20.1	32.6
Total cost of shares repurchased	$—	$611	$1,193

At February 2, 2013, $4.0 billion remained available for additional purchases under the June 2011 share repurchase program. Repurchased shares have been retired and constitute authorized but unissued shares.

Comprehensive Income (Loss)

Comprehensive income (loss) is computed as net earnings (loss) plus certain other items that are recorded directly to shareholders' equity. In addition to net earnings (loss), the significant components of comprehensive income (loss) include foreign currency translation adjustments and unrealized gains and losses, net of tax, on available-for-sale marketable equity securities and on derivative instruments. Foreign currency translation adjustments do not include a provision for income tax expense when earnings from foreign operations are considered to be indefinitely reinvested outside the U.S.

The components of accumulated other comprehensive income, net of tax, were as follows ($ in millions):

	February 2, 2013	March 3, 2012
Foreign currency translation	$113	$93
Unrealized losses on available-for-sale investments	(1)	(3)
Total	$112	$90

11.   Leases

The composition of net rent expense for all operating leases, including leases of property and equipment, was as follows in fiscal 2013 (11-month), 2012 and 2011 ($ in millions):

	11-Month	12-Month
	2013	2012	2011
Minimum rentals	$892	$980	$933
Contingent rentals	1	2	2
Total rent expense	893	982	935
Less: sublease income	(15)	(18)	(19)
Net rent expense	$878	$964	$916

The future minimum lease payments under our capital, financing and operating leases by fiscal year (not including contingent rentals) at February 2, 2013, were as follows ($ in millions):

Fiscal Year	Capital Leases	Financing Leases	Operating Leases(1)
2014	$27	$30	$1,050
2015	25	28	988
2016	17	25	885
2017	5	19	758
2018	3	15	598
Thereafter	20	28	1,632
Subtotal	97	145	$5,911
Less: imputed interest	(17)	(23)
Present value	$80	$122

(1)
Operating lease obligations do not include payments to landlords covering real estate taxes and common area maintenance. These charges, if included, would increase total operating lease obligations by $1.6 billion at February 2, 2013.

Total minimum lease payments have not been reduced by minimum sublease rent income of approximately $125 million due under future noncancelable subleases.

12.    Benefit Plans

We sponsor retirement savings plans for employees meeting certain eligibility requirements. Participants may choose from various investment options including a fund comprised of our company stock. Participants can contribute up to 50% of their eligible compensation annually as defined by the plan document, subject to Internal Revenue Service ("IRS") limitations. We match 100% of the first 3% of participating employees' contributions and 50% of the next 2%. Employer contributions vest immediately. The total employer contributions were $62 million, $69 million and $69 million in fiscal 2013 (11-month), 2012 and 2011, respectively.

We have a non-qualified, unfunded deferred compensation plan for highly compensated employees and members of our Board of Directors. Amounts contributed and deferred under our deferred compensation plan are credited or charged with the performance of investment options offered under the plan and elected by the participants. In the event of bankruptcy, the assets of the plan are available to satisfy the claims of general creditors. The liability for compensation deferred under the plan was $58 million and $62 million at February 2, 2013, and March 3, 2012, respectively, and is included in Long-term liabilities. We manage the risk of changes in the fair value of the liability for deferred compensation by electing to match our liability under the plan with investment vehicles that offset a substantial portion of our exposure. The cash value of the investment vehicles, which includes funding for future deferrals, was $88 million and $83 million at February 2, 2013, and March 3, 2012, respectively, and is included in Other assets. Both the asset and the liability are carried at fair value.

13.   Income Taxes

The following is a reconciliation of the federal statutory income tax rate to income tax expense in fiscal 2013 (11-month), 2012 and 2011 ($ in millions):

	11-Month	12-Month
	2013	2012	2011
Federal income tax at the statutory rate	$(69)	$758	$787
State income taxes, net of federal benefit	(2)	47	49
(Benefit) expense from foreign operations	49	(63)	(55)
Other	5	—	3
Goodwill impairment (non-deductible)	287	—	—
Income tax expense	$270	$742	$784
Effective income tax rate	(138.3)%	34.3%	34.9%

Earnings (loss) from continuing operations before income tax expense and equity in income of affiliates by jurisdiction was as follows in fiscal 2013 (11-month), 2012 and 2011 ($ in millions):

	11-Month	12-Month
	2013	2012	2011
United States	$281	$1,644	$1,893
Outside the United States	(477)	522	354
Earnings (loss) from continuing operations before income tax expense and equity in income of affiliates	$(196)	$2,166	$2,247

Income tax expense was comprised of the following in fiscal 2013 (11-month), 2012 and 2011 ($ in millions):

	11-Month	12-Month
	2013	2012	2011
Current:
Federal	$204	$515	$775
State	(2)	61	77
Foreign	66	72	50
	268	648	902
Deferred:
Federal	27	91	(113)
State	(2)	11	(2)
Foreign	(23)	(8)	(3)
	2	94	(118)
Income tax expense	$270	$742	$784

Deferred taxes are the result of differences between the bases of assets and liabilities for financial reporting and income tax purposes. Deferred tax assets and liabilities were comprised of the following ($ in millions):

	February 2, 2013	March 3, 2012
Accrued property expenses	$194	$146
Other accrued expenses	119	108
Deferred revenue	153	128
Compensation and benefits	95	103
Stock-based compensation	137	157
Loss and credit carryforwards	266	310
Other	125	121
Total deferred tax assets	1,089	1,073
Valuation allowance	(228)	(204)
Total deferred tax assets after valuation allowance	861	869
Property and equipment	(343)	(376)
Goodwill and intangibles	(127)	(118)
Inventory	(90)	(85)
Other	(22)	(27)
Total deferred tax liabilities	(582)	(606)
Net deferred tax assets	$279	$263

Deferred tax assets and liabilities included in our Consolidated Balance Sheets were as follows ($ in millions):

	February 2, 2013	March 3, 2012
Other current assets	$228	$226
Other assets	66	53
Other current liabilities	(5)	—
Other long-term liabilities	(10)	(16)
Net deferred tax assets	$279	$263

At February 2, 2013, we had total net operating loss carryforwards from international operations of $160 million, of which $117 million will expire in various years through 2028 and the remaining amounts have no expiration. Additionally, we had acquired U.S. federal net operating loss carryforwards of $25 million which expire between 2023 and 2030, and U.S. federal foreign tax credits of $81 million which expire between 2015 and 2023.

At February 2, 2013, a valuation allowance of $228 million had been established, of which $75 million is against U.S. federal foreign tax credit carryforwards, $4 million is against capital loss carryforwards, and $149 million is against certain international net operating loss carryforwards and other international deferred tax assets. The $24 million increase from March 3, 2012, is primarily due to a valuation allowance on the U.S. federal foreign tax credit carryforward, partially offset by the decrease in valuation allowances against international net operating loss carryforwards.

We have not provided deferred taxes on unremitted earnings attributable to foreign operations that have been considered to be reinvested indefinitely. These earnings relate to ongoing operations and were $2.5 billion at February 2, 2013. It is not practicable to determine the income tax liability that would be payable if such earnings were not indefinitely reinvested.

The following table provides a reconciliation of changes in unrecognized tax benefits for fiscal 2013 (11-month), 2012 and 2011 ($ in millions):

	11-Month	12-Month
	2013	2012	2011
Balance at beginning of period	$387	$359	$393
Gross increases related to prior period tax positions	10	69	36
Gross decreases related to prior period tax positions	(22)	(35)	(90)
Gross increases related to current period tax positions	37	43	40
Settlements with taxing authorities	(10)	(20)	—
Lapse of statute of limitations	(19)	(29)	(20)
Balance at end of period	$383	$387	$359

Unrecognized tax benefits of $231 million and $239 million at February 2, 2013, and March 3, 2012, respectively, would favorably impact our effective income tax rate if recognized.

We recognize interest and penalties (not included in the "unrecognized tax benefits" above), as well as interest received from favorable tax settlements, as components of income tax expense. Interest expense of $8 million was recognized in fiscal 2013 (11-month). At February 2, 2013, and March 3, 2012, we had accrued interest of $85 million and $79 million, respectively. No penalties were recognized in fiscal 2013 (11-month) or accrued for at February 2, 2013, and March 3, 2012, respectively.

We file a consolidated U.S. federal income tax return, as well as income tax returns in various states and foreign jurisdictions. With few exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before fiscal 2004.

Because existing tax positions will continue to generate increased liabilities for us for unrecognized tax benefits over the next 12 months, and since we are routinely under audit by various taxing authorities, it is reasonably possible that the amount of unrecognized tax benefits will change during the next 12 months. An estimate of the amount or range of such change cannot be made at this time. However, we do not expect the change, if any, to have a material effect on our consolidated financial condition, results of operations or cash flows within the next 12 months.

14.   Segment and Geographic Information

Segment Information

Our chief operating decision maker ("CODM") is our Chief Executive Officer. Our business is organized into two segments: Domestic (which is comprised of all operations within the U.S. and its territories) and International (which is comprised of all operations outside the U.S. and its territories). Our CODM has ultimate responsibility for enterprise decisions. Our CODM determines, in particular, resource allocation for, and monitors performance of, the consolidated enterprise, the Domestic segment and the International segment. Segment managers for the Domestic segment and the International segment have responsibility for operating decisions, allocating resources and assessing performance within their respective segments. Our CODM relies on internal management reporting that analyzes enterprise and segment results to the operating income level.

We do not aggregate our operating segments, so our operating segments also represent our reportable segments. The accounting policies of the segments are the same as those described in Note 1, Summary of Significant Accounting Policies.

The following tables present our business segment information in fiscal 2013 (11-month), 2012 and 2011 ($ in millions):

	11-Month	12-Month
	2013	2012	2011
Revenue
Domestic	$33,343	$37,615	$37,070
International	6,605	7,861	7,362
Total revenue	$39,948	$45,476	$44,432
Percentage of revenue, by revenue category
Domestic:
Consumer Electronics	33%	36%	37%
Computing and Mobile Phones	44%	40%	37%
Entertainment	10%	12%	14%
Appliances	6%	5%	5%
Services	6%	6%	6%
Other	1%	1%	1%
Total	100%	100%	100%
International:
Consumer Electronics	31%	34%	35%
Computing and Mobile Phones	39%	36%	34%
Entertainment	8%	8%	10%
Appliances	17%	17%	16%
Services	5%	5%	5%
Other	< 1%	< 1%	< 1%
Total	100%	100%	100%

	11-Month	12-Month
	2013	2012	2011
Operating income (loss)
Domestic	$734	$1,964	$2,210
International(1)	(850)	236	70
Total operating income (loss)	(116)	2,200	2,280
Other income (expense)
Gain on sale of investments	—	55	—
Investment income and other	20	22	28
Interest expense	(100)	(111)	(61)
Earnings (loss) from continuing operations before income tax expense and equity in income of affiliates	$(196)	$2,166	$2,247
Assets
Domestic	$10,874	$9,592	$9,610
International	5,913	6,413	8,239
Total assets	$16,787	$16,005	$17,849
Capital expenditures
Domestic	$488	$488	$481
International	217	278	263
Total capital expenditures	$705	$766	$744
Depreciation
Domestic	$561	$612	$615
International	233	267	261
Total depreciation	$794	$879	$876

(1)	Included within our International segment's operating loss for fiscal 2013 (11-month) is a $819 million goodwill impairment charge.

Geographic Information

The following tables present our geographic information in fiscal 2013 (11-month), 2012 and 2011 ($ in millions):

	11-Month	12-Month
	2013	2012	2011

Net sales to customers
United States	$33,343	$37,615	$37,070
Europe	—	—	—
Canada	4,818	5,635	5,469
China	1,574	2,069	1,779
Other	213	157	114
Total revenue	$39,948	$45,476	$44,432
Long-lived assets
United States	$2,404	$2,507	$2,741
Europe	352	352	438
Canada	341	432	474
China	142	161	147
Other	31	19	23
Total long-lived assets	$3,270	$3,471	$3,823

15.   Contingencies and Commitments

Contingencies

We are involved in a number of legal proceedings. Where appropriate, we have made accruals with respect to these matters, which are reflected in our consolidated financial statements. However, there are cases where liability is not probable or the amount cannot be reasonably estimated and therefore accruals have not been made. We provide disclosure of matters where we believe liability is reasonably possible and which may be material to our consolidated financial statements.

Securities Actions

In February 2011, a purported class action lawsuit captioned, IBEW Local 98 Pension Fund, individually and on behalf of all others similarly situated v. Best Buy Co., Inc., et al., was filed against us and certain of our executive officers in the U.S. District Court for the District of Minnesota. This federal court action alleges, among other things, that we and the officers named in the complaint violated Sections 10(b) and 20A of the Exchange Act and Rule 10b-5 under the Exchange Act in connection with press releases and other statements relating to our fiscal 2011 earnings guidance that had been made available to the public. Additionally, in March 2011, a similar purported class action was filed by a single shareholder, Rene LeBlanc, against us and certain of our executive officers in the same court. In July 2011, after consolidation of the IBEW Local 98 Pension Fund and Rene LeBlanc actions, a consolidated complaint captioned, IBEW Local 98 Pension Fund v. Best Buy Co., Inc., et al., was filed and served. We filed a motion to dismiss the consolidated complaint in September 2011, and in March 2012, subsequent to the end of fiscal 2012, the court issued a decision dismissing the action with prejudice. In April 2012, the plaintiffs filed a motion to alter or amend the court's decision on our motion to dismiss. In October 2012, the court granted plaintiff's motion to alter or amend the court's decision on our motion to dismiss in part by vacating such decision and giving plaintiff leave to file an amended complaint, which plaintiff did in October 2012. We filed a motion to dismiss the amended complaint in November 2012 and all responsive pleadings were filed in December 2012. A hearing is scheduled for April 26, 2013. The court's decision will be rendered thereafter.

In June 2011, a purported shareholder derivative action captioned, Salvatore M. Talluto, Derivatively and on Behalf of Best Buy Co., Inc. v. Richard M. Schulze, et al., as Defendants and Best Buy Co., Inc. as Nominal Defendant, was filed against both present and former members of our Board of Directors serving during the relevant periods in fiscal 2011 and us as a nominal defendant in the U.S. District Court for the State of Minnesota. The lawsuit alleges that the director defendants breached their fiduciary duty, among other claims, including violation of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, in failing to correct public misrepresentations and material misstatements and/or omissions regarding our fiscal 2011 earnings projections and, for certain directors, selling stock while in possession of material adverse non-public information. Additionally, in July 2011, a similar purported class action was filed by a single shareholder, Daniel Himmel, against us and certain of our executive officers in the same court. In November 2011, the respective lawsuits of Salvatore M. Talluto and Daniel Himmel were consolidated into a new action captioned, In Re: Best Buy Co., Inc. Shareholder Derivative Litigation, and a stay ordered until after a final resolution of the motion to dismiss in the consolidated IBEW Local 98 Pension Fund v. Best Buy Co., Inc., et al. case.

The plaintiffs in the above securities actions seek damages, including interest, equitable relief and reimbursement of the costs and expenses they incurred in the lawsuits. We believe the allegations in the above securities actions are without merit, and we intend to defend these actions vigorously. Based on our assessment of the facts underlying the claims in the above securities actions, their respective procedural litigation history, and the degree to which we intend to defend our company in these matters, the amount or range of reasonably possible losses, if any, cannot be estimated.

Trade Secrets Action

In February 2011, a lawsuit captioned Techforward, Inc. v. Best Buy Co., Inc., et. al. was filed against us in the U.S. District Court, Central District of California. The case alleges that we implemented our “Buy Back Plan” in February 2011 using trade secrets misappropriated from plaintiff's buyback plan that were disclosed to us during business relationship discussions and also breached both an agreement for a limited marketing test of plaintiff's buyback plan and a non-disclosure agreement related to the business discussions. In November 2012, a jury found we were unjustly enriched through misappropriation of trade secrets and awarded plaintiff $22 million. The jury also found that although we breached the subject contracts, plaintiff suffered no resulting damage. In December 2012, the court further awarded the plaintiff $5 million in exemplary damages and granted plaintiff's motion for $6 million in attorney fees and costs. We believe that the jury verdict and court awards are inconsistent with the law and the evidence offered at trial or otherwise in error. Accordingly, we appealed the resulting judgment and awards in February 2013 and intend to vigorously contest these decisions.

Other Legal Proceedings

We are involved in various other legal proceedings arising in the normal course of conducting business. For such legal proceedings, we have accrued an amount that reflects the aggregate liability deemed probable and estimable, but this amount is not material to our consolidated financial position, results of operations or cash flows. Because of the preliminary nature of many of these proceedings, the difficulty in ascertaining the applicable facts relating to many of these proceedings, the variable treatment of claims made in many of these proceedings and the difficulty of predicting the settlement value of many of these proceedings, we are not able to estimate an amount or range of any reasonably possible additional losses. However, based upon our historical experience, the resolution of these proceedings is not expected to have a material effect on our consolidated financial position, results of operations or cash flows.

Commitments

We engage Accenture LLP ("Accenture") to assist us with improving our operational capabilities and reducing our costs in the information systems and human resources areas. We expect our future contractual obligations to Accenture to range from $19 million to $114 million per year through 2018, the end of the periods under contract.

We had outstanding letters of credit and bankers' acceptances for purchase obligations with an aggregate fair value of $456 million at February 2, 2013.

At February 2, 2013, we had commitments for the purchase and construction of facilities valued at approximately $31 million. Also, at February 2, 2013, we had entered into lease commitments for land and buildings for 11 future locations. These lease commitments with real estate developers provide for minimum rentals ranging from 5 to 10 years, which if consummated based on current cost estimates, will approximate $2 million annually over the initial lease terms. These minimum rentals are reported in the future minimum lease payments included in Note 11, Leases.

16.   Related Party Transactions

Best Buy Europe had the following related party transactions and balances with CPW and Carphone Warehouse in fiscal 2013 (11-month), 2012 and 2011 ($ in millions):

	11-Month	12-Month
	2013	2012	2011
Payment made to Carphone Warehouse for its share of the profit share agreement buy-out (see Note 3, Profit Share Buy-Out)	$—	$1,303	$—
Revenue earned (primarily commission revenue and fees for information technology services provided to CPW and Carphone Warehouse)(1)	—	—	6
SG&A incurred (primarily payroll-related costs and rent paid to CPW and Carphone Warehouse)(1)	1	20	8
Interest expense incurred on credit facility with CPW and Carphone Warehouse as lender(1)	—	1	1
Accounts payable to CPW and Carphone Warehouse at the end of the fiscal year	1	—	—
Accounts receivable from CPW and Carphone Warehouse at the end of the fiscal year	—	1	2
Balance outstanding on credit facility from CPW and Carphone Warehouse at the end of the fiscal year	—	—	98

(1)	Included in Gain (loss) from discontinued operations on our Consolidated Statements of Earnings.

As part of the strategic changes in respect of Best Buy Europe, we entered into an Option Agreement with Carphone Warehouse. The agreement grants each party a call option to acquire the other party's interest in Best Buy Europe, and both options will become exercisable in March 2015. We have the first opportunity to exercise our call option to purchase Carphone Warehouse's interest at fair value. If we choose not to exercise our call option, Carphone Warehouse will have the right to purchase our interest at a 10% discount to fair value. If neither party exercises their call option, further options will be exercisable every three years thereafter until one party decides to exercise their option, although Carphone Warehouse will no longer be entitled to the 10% discount. The fair value of the call options is nominal as of February 2, 2013.

17.   Supplementary Financial Information (Unaudited)

The following tables show selected operating results for each 3-month quarter and full year of fiscal 2013 (11-month) and 2012 (unaudited) ($ in millions):

	Quarter				11-Month
	1st	2nd	3rd	4th	2013(1)
Revenue	$10,373	$9,339	$9,381	$14,952	$39,948
Comparable store sales % change(2)	(5.2)%	(3.3)%	(5.1)%	(1.4)%	(1.7)%
Gross profit	$2,584	$2,261	$2,228	$3,344	$9,346
Operating income (loss)(3)	264	88	2	(182)	(116)
Net earnings (loss) from continuing operations	169	31	(9)	(460)	(466)
Gain (loss) from discontinued operations, net of tax	(17)	(38)	10	81	46
Net earnings (loss) including noncontrolling interests	152	(7)	1	(379)	(420)
Net earnings (loss) attributable to Best Buy Co., Inc. shareholders	$158	$12	$(10)	$(409)	$(441)
Diluted earnings (loss) per share(4)
Continuing operations	$0.49	$0.09	$(0.03)	$(1.36)	$(1.38)
Discontinued operations	(0.03)	(0.05)	—	0.15	0.08
Diluted earnings (loss) per share	$0.46	$0.04	$(0.03)	$(1.21)	$(1.30)

	Quarter				12-Month
	1st	2nd	3rd	4th	2012
Revenue	$9,471	$10,095	$10,749	$15,161	$45,476
Comparable store sales % change(2)	(1.8)%	(2.8)%	0.8%	(2.2)%	(1.5)%
Gross profit	$2,334	$2,514	$2,528	$3,615	$10,991
Operating income(5)	276	384	309	1,231	2,200
Net earnings from continuing operations	160	228	230	806	1,424
Gain (loss) from discontinued operations, net of tax	3	(68)	(99)	(1,238)	(1,402)
Net earnings (loss) including noncontrolling interests	163	160	131	(432)	22
Net earnings (loss) attributable to Best Buy Co., Inc. shareholders(6)	$136	$177	$154	$(1,698)	$(1,231)
Diluted earnings (loss) per share(4)
Continuing operations	$0.40	$0.60	$0.63	$2.29	$3.81
Discontinued operations	(0.05)	(0.13)	(0.21)	(7.10)	(7.08)
Diluted earnings (loss) per share	$0.35	$0.47	$0.42	$(4.81)	$(3.27)
Note: Certain fiscal year totals may not add due to rounding.

(1)
On November 2, 2011, our Board of Directors approved a change to our fiscal year-end from the Saturday nearest the end of February to the Saturday nearest the end of January. In the first quarter of fiscal 2013 (11-month), we began reporting our quarterly results on the basis of our new fiscal year-end. As such, the results for the month of February 2012, which are included in the audited results for fiscal 2012, were also included in the reported first quarter of fiscal 2013 (11-month). However, the results for the month of February 2012 are not included in the results for the full year of fiscal 2013 (11-month). Thus, the four quarters of fiscal year 2013 (11-month) are not additive.

(2)
Comprised of revenue from stores operating for at least 14 full months as well as revenue related to call centers, websites and our other comparable sales channels. Revenue we earn from sales of merchandise to wholesalers or dealers is not included within our comparable store sales calculation. Relocated, remodeled and expanded stores are excluded from our comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in our comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of our calculation of the comparable store sales percentage change attributable to our International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, our method of calculating comparable store sales may not be the same as other retailers' methods. The calculation of comparable store sales excludes the impact of the extra week of revenue in the fourth quarter of fiscal 2012, as well as revenue from discontinued operations for all periods presented.

(3)
Includes $127 million, $91 million, $34 million and $169 million of restructuring charges recorded in the fiscal first, second, third and fourth quarters, respectively, and $415 million for the 11 months ended February 2, 2013, related to measures we took to restructure our businesses. Also included in the fourth quarter and 11 months ended February 2, 2013, is a $822 million goodwill impairment charge related to our Canada, Five Star, and U.S. reporting units.

(4)
The sum of our quarterly diluted earnings per share does not equal our annual diluted earnings per share due to the impact of the timing of the repurchases of common stock and stock option exercises on quarterly and annual weighted-average shares outstanding.

(5)
Includes $1 million, $22 million and $25 million of restructuring charges recorded in the fiscal second, third and fourth quarters, respectively, related to measures we took to restructure our businesses.

(6)	Includes a $1.3 billion payment related to the Mobile buy-out recorded in the fourth quarter of fiscal 2012.